Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

dated as of

September 14, 2026

among

THE BALDWIN INSURANCE GROUP, INC.

THE BALDWIN INSURANCE GROUP HOLDINGS, LLC,

SQUARE ACQUISITION PARENT, INC.,

SQUARE ACQUISITION MERGER SUB I, INC.

and

SQUARE ACQUISITION MERGER SUB II, LLC

TABLE OF CONTENTS

i

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of September 14, 2026 by and among The Baldwin Insurance Group, Inc., a Delaware corporation (the “Company”), The Baldwin Insurance Group Holdings, LLC, a Delaware limited liability company (“OpCo LLC”), Square Acquisition Parent, Inc., a Delaware corporation (“Parent”), Square Acquisition Merger Sub I, Inc., a Delaware corporation and a wholly owned, direct subsidiary of Parent (“Merger Sub”), and Square Acquisition Merger Sub II, LLC, a Delaware limited liability company and a wholly owned, direct subsidiary of Parent (“LLC Merger Sub” and, together with Merger Sub, “Merger Subs”), and the parties who execute the Joinder (as defined below).

W I T N E S S E T H:

WHEREAS, the parties intend that, on the terms and subject to the conditions set forth in this Agreement, (a) OpCo LLC shall form a new, wholly owned Delaware limited liability company (“Seller LLC”), Seller LLC shall form a new, wholly owned Delaware limited liability company (“Seller Intermediate”) and Seller Intermediate shall form a new, wholly owned Delaware limited liability company (“Seller Merger Sub”), (b) Parent shall cause LLC Merger Sub to merge with and into OpCo LLC (the “LLC Merger”), with OpCo LLC surviving the LLC Merger, pursuant to and in accordance with the provisions of this Agreement and the Delaware Limited Liability Company Act (the “DLLCA”), as may be amended from time to time, (c) simultaneously with the LLC Merger, Merger Sub shall merge with and into the Company (the “Merger” and together with the LLC Merger, the “Initial Mergers”), with the Company surviving the Merger, pursuant to and in accordance with the provisions of this Agreement and the General Corporation Law of the State of Delaware, as may be amended from time to time (the “DGCL”) and (d) immediately following the Initial Mergers, the Surviving Corporation and Seller Intermediate shall cause Seller Merger Sub to merge with and into OpCo LLC (the “Second LLC Merger”, and together with the Initial Mergers, the “Mergers”), with OpCo LLC surviving the Second LLC Merger, pursuant to and in accordance with the provisions of this Agreement and the DLLCA, as may be amended from time to time;

WHEREAS, the Board of Directors of the Company (the “Board of Directors”) established a special committee consisting only of directors the Board of Directors determined to be “disinterested directors” (as defined in Section 144 of the DGCL) to, among other things, (i) review, evaluate and oversee the negotiations by the Company with each interested party of any element of a potential transaction involving the Company, including a potential take-private transaction and (ii) determine and recommend to the Board of Directors whether a potential transaction is advisable and fair to and in the best interests of the stockholders of the Company (the “Special Committee”);

WHEREAS, the Special Committee has unanimously (a) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, on the terms and subject to the conditions set forth herein, are advisable, fair to and in the best interests of the Company and its stockholders other than holders of Rollover Stock and stockholders who are a party to the Tax Receivable Agreement (the “Unaffiliated Stockholders”), and (b) recommended that the Board of Directors (i) determine that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to and in the best interests of the Company and the Unaffiliated Stockholders, (ii) approve and declare advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, and (iii) subject to approval by the Board of Directors, submit this Agreement to the stockholders of the Company for their adoption and recommend that the stockholders of the Company vote in favor of the adoption of this Agreement (such recommendation, the “Special Committee Recommendation”);

WHEREAS, the Board of Directors (acting upon the Special Committee Recommendation) has (a) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, on the terms and subject to the conditions set forth herein, are advisable, fair to and in the best interests of the Company and its stockholders, including the Unaffiliated Stockholders, (b) approved and declared advisable this Agreement, the execution and delivery by the Company of this Agreement, the performance by the Company of the covenants and agreements contained herein and the consummation of the transactions contemplated by this Agreement, including the Merger, on the terms and subject to the conditions contained herein, (c) directed that this Agreement be submitted to the stockholders of the Company for their adoption and (d) resolved to recommend that the stockholders of the Company vote in favor of the adoption of this Agreement (such recommendation, the “Company Board Recommendation”);

WHEREAS, the Board of Directors, on behalf of the Company in its capacity as the managing member of OpCo LLC, has (i) determined that this Agreement and the transactions contemplated hereby, including the LLC Merger, are advisable, fair to, and in the best interests of, OpCo LLC and its members, (ii) determined that this Agreement and the transactions contemplated hereby do not (a) disadvantage the members of OpCo LLC or their interests relative to the stockholders of the Company, (b) advantage the stockholders of the Company relative to the members of OpCo LLC or (c) treat the members of OpCo LLC and the stockholders of the Company differently, in each case, in accordance with Section 7.04 of the OpCo LLC Agreement, and (iii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including the LLC Merger;

WHEREAS, the managing member or the board of directors, as applicable, of each of Parent, LLC Merger Sub and Merger Sub has (a) determined that this Agreement and the transactions contemplated by this Agreement, including the LLC Merger and the Merger, on the terms and subject to the conditions set forth herein, are advisable, fair to and in the best interests of Parent, LLC Merger Sub and Merger Sub, as applicable, and (b) approved and declared advisable this Agreement, the execution and delivery of this Agreement, the performance of their respective covenants and agreements contained herein and the consummation of the transactions contemplated by this Agreement, including the LLC Merger and the Merger, on the terms and subject to the conditions contained herein;

WHEREAS, prior to or concurrently with the execution of this Agreement, and as a condition to the willingness of, and material inducement to, the Company to enter into this Agreement, Parent has delivered to the Company (i) the Equity Commitment Letter between Parent and DFO Private Investments, L.P., a Delaware limited partnership (the “DFO Sponsor”), and (ii) the limited guarantee in favor of the Company with respect to the performance by Parent of certain of its obligations hereunder, duly executed by the DFO Sponsor (together with Sequence, each, a “Sponsor” and, collectively, the “Sponsors”) and dated as of the date hereof (the “Guarantee”);

WHEREAS, concurrently with the execution and delivery of this Agreement and as an inducement for Parent and Merger Subs to enter into this Agreement, certain stockholders of the Company or holders of OpCo LLC Units are entering into voting, rollover and support agreements with Parent (the “Voting, Support and Rollover Agreements”), pursuant to which, among other things, (i) each such stockholder of the Company will, subject to the terms and conditions set forth in each applicable Voting, Support and Rollover Agreement, vote or cause to be voted any shares of Class A common stock, par value $0.01 per share, of the Company (the “Class A Common Stock”) and Class B common stock, par value $0.0001 per share, of the Company (the “Class B Common Stock” and, together with the Class A Common Stock, the “Company Common Stock”) owned or controlled by them in favor of adopting this Agreement and any other actions contemplated hereby in respect to which approval of the holders of Shares is sought and (ii) each such Person will, immediately prior to the consummation of the Initial Mergers and following the consummation of the Closing Exchanges, contribute to Ultimate Parent a number of Class A Shares (together with any Class A Shares so contributed pursuant to any other Rollover Agreements, the “Rollover Stock”) set forth therein in exchange for equity interests of Ultimate Parent (such contributions (including pursuant to any Rollover Agreements), collectively, the “Stockholder Rollover”), and agree not to effect an Exchange (as defined in the OpCo LLC Agreement) of, and to retain, certain OpCo LLC Units immediately prior to the Effective Time (collectively with any OpCo LLC Units so retained pursuant to any other Rollover Agreements, the “Retained Units”, such retention (including pursuant to any Rollover Agreements), the “Unitholder Retention” and the Unitholder Retention together with the Stockholder Rollover, collectively, the “Rollover”);

WHEREAS, concurrently with the execution of this Agreement, the Company, OpCo LLC and certain members of OpCo LLC entitled to benefits under the Tax Receivable Agreement are entering into that certain Amendment No. 1 to the Tax Receivable Agreement (the “TRA Amendment”), which provides for, among other things, the payment of a termination payment as set forth in the TRA Amendment and the termination of the Tax Receivable Agreement upon the consummation of the Initial Mergers; and

WHEREAS, Holders (as defined in the Stockholders Agreement) of a majority of the Class B Shares held by the Holders have executed a written consent approving and consenting to the transactions contemplated by this Agreement, including the Merger, for purposes of Section 1.01 of the Stockholders Agreement (the “Class B Consent”).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

Article 1
DEFINITIONS

Section 1.01    Definitions. As used herein, the following terms have the following meanings:

“1933 Act” means the Securities Act of 1933.

“1934 Act” means the Securities Exchange Act of 1934.

“Acceptable Confidentiality Agreement” means an agreement with the Company that is either (a) in effect as of the date hereof; or (b) executed, delivered and effective after the date hereof, in either case (i) containing provisions that require any counterparty thereto (and any of its Affiliates and Representatives named therein) that receive non-public information of or with respect to the Company to keep such information confidential (subject to customary exceptions), (ii) containing provisions not less favorable to the Company in the aggregate than the terms of the Confidentiality Agreement (it being understood that such agreement need not contain a standstill or similar provision) and (iii) that does not prohibit the Company from providing any information to Parent in accordance with, or otherwise complying with its obligations hereunder, including Section 6.03.

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal or indication of interest from any Third Party, relating to, in a single transaction or a series of related transactions, (i) any acquisition or purchase, directly or indirectly, of 20% or more of the consolidated assets of the Company and its Subsidiaries or 20% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company, or to which 20% or more of the revenues or earnings of the Company and its Subsidiaries on a consolidated basis are attributable, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Third Party beneficially owning 20% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company, or to which 20% or more of the revenues or earnings of the Company and its Subsidiaries on a consolidated basis are attributable, (iii) a merger, consolidation, joint venture, amalgamation, share exchange, business combination, sale of substantially all of the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company and its Subsidiaries, or to which 20% or more of the revenues or earnings of the Company and its Subsidiaries on a consolidated basis are attributable or (iv) any combination of the foregoing.

“Action” means any action, suit, claim, charge, complaint, audit, investigation, arbitration, mediation, enforcement action or other proceeding.

“Advisory Agreement” means an investment advisory agreement entered into by an RIA Subsidiary with an Advisory Client for the purpose of providing Investment Advisory Services to such Advisory Client.

“Advisory Client” means any client or customer of any RIA Subsidiary for Investment Advisory Services.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly controls, is controlled by or is under common control with such Person; provided that, for purposes of this Agreement, (i) Parent, the Merger Subs and the Sponsors shall be deemed not to be Affiliates of the Company and vice versa and (ii) no Sponsor or Sponsor Related Person shall be deemed to be an Affiliate of Parent or any Merger Sub.  For purposes of this Agreement, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and, “controlled” and “under common control with” have correlative meanings.

“Anti-Corruption Laws” means all U.S. and non-U.S. laws, rules and regulations relating to the prevention of corruption, money laundering, and bribery, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the UK Bribery Act of 2010, and legislation enacted by member states and signatories implementing the OECD Convention Combating Bribery of Foreign Officials.

“Anti-Money Laundering Laws” means all Applicable Laws relating to money laundering, terrorism financing, the proceeds of criminal activity, including any financial record keeping and reporting requirements related thereto, including without limitation the U.S. Bank Secrecy Act, USA PATRIOT Act, and their implementing regulations, and applicable FINRA rules related to money laundering and recordkeeping.

“Antitrust Laws” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act and all other applicable foreign competition laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“APO” means a Service Provider identified in the records of the Company as an Advisor Partnership Opportunity.

“APO Award” means an award of Company Restricted Shares held by an APO.

“Applicable Law” means, with respect to any Person, any federal, state, foreign or local law (statutory, common or otherwise), act, statute, constitution, treaty, convention, ordinance, code, rule, regulation, Order, injunction, judgment, writ, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding on or applicable to such Person.

“Applicable SAP” means, with respect each Reciprocal, the applicable statutory accounting principles (or local equivalents in the applicable jurisdiction) prescribed or permitted by the applicable Insurance Regulator under the Insurance Law of such Reciprocal’s domiciliary jurisdiction.

“Burdensome Condition” means any Regulatory Concession that (i) is not conditioned on the Closing; or (ii) except as set forth on Section 1.01(a) of the Company Disclosure Schedule, relates to any Sponsor or Sponsor Related Person or its businesses or assets (but excluding, for the avoidance of doubt, any Regulatory Concession applicable solely to Parent, the Company or its Subsidiaries).

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Class A Share” means a share of Class A Common Stock.

“Class B Share” means a share of Class B Common Stock.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

“Code” means the Internal Revenue Code of 1986.

“Collective Bargaining Agreement” means any written or oral agreement, memorandum of understanding or other contractual obligation with a labor union, works council, labor organization, group of employees or other employee representative representing Company Employees.

“Company 10-K” means the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2025.

“Company 10-Q” means the Company’s quarterly report on Form 10-Q for the quarterly period ended June 30, 2026.

“Company Balance Sheet” means the unaudited consolidated balance sheet of the Company as of the Company Balance Sheet Date and the footnotes thereto set forth in the Company 10-Q.

“Company Balance Sheet Date” means June 30, 2026.

“Company Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of May 24, 2024, among The Baldwin Insurance Group Holdings, LLC (f/k/a Baldwin Risk Partners, LLC), as borrower, JPMorgan Chase Bank, N.A., as administrative agent, the guarantors party thereto, the lenders party thereto and the issuing lenders party thereto, as amended by Amendment No. 1 to Credit Agreement dated as of December 4, 2024, Amendment No. 2 to Credit Agreement dated as of January 10, 2025, Amendment No. 3 to Credit Agreement dated as of September 18, 2025 and Amendment No. 4 to Credit Agreement dated as of January 2, 2026.

“Company Credit Facility” means the Company’s revolving credit facility under the Company Credit Agreement with commitments in an aggregate principal amount of $600.0 million, maturing May 24, 2029.

“Company Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by the Company to Parent and Merger Subs.

“Company Employee” means, as of any time, any employee of the Company or any of its Subsidiaries.

“Company Indenture” means that certain Indenture, dated as of May 24, 2024, by and among The Baldwin Insurance Group Holdings, LLC, The Baldwin Insurance Group Holdings Finance, Inc., the guarantors named on the signature pages thereto and U.S. Bank Trust Company, National Association, as trustee and notes collateral agent.

“Company Material Adverse Effect” means any event, change, circumstance, effect, occurrence, condition, state of facts or development that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on the financial condition, business, assets or results of operations of the Company, its Subsidiaries and the Reciprocals, taken as a whole, excluding any event, change, circumstance, effect, occurrence, condition, state of facts or development to the extent arising or resulting from (A) changes in GAAP, statutory accounting principles or other regulatory accounting requirements applicable to any industry in which the Company, its Subsidiaries and the Reciprocals operate after the date hereof or the authoritative interpretation of any of the foregoing, (B) changes, developments or conditions after the date hereof generally in financial or securities markets or in the general economic or political conditions globally or in any jurisdiction in which the Company, its Subsidiaries and the Reciprocals operate, including the imposition or adjustment of tariffs, (C) changes in conditions affecting generally the industries in which the Company, its Subsidiaries and the Reciprocals operate, (D) changes in geopolitical conditions (and any evolutions thereof and any Sanctions or other Applicable Laws, directives or policies promulgated by any Governmental Authority in connection therewith), the outbreak or escalation of hostilities, any actual or threatened acts of war, sabotage, cyberattack or terrorism, global health conditions (including any epidemic, pandemic or disease outbreak), or natural disaster (including any hurricane, tornado, flood, earthquake and weather-related event), (E) changes in Applicable Law after the date hereof, (F) the execution, delivery, and performance or public announcement of this Agreement or pendency or consummation of the transactions contemplated hereby, or any facts or circumstances relating to the identity of Parent, including the impact of any of the foregoing on the relationships, contractual or otherwise, of the Company, its Subsidiaries and the Reciprocals with third parties (provided, that this clause (F) shall be disregarded for purposes of the representation and warranties contained in Section 4.02, Section 4.04 and Section 4.27 and determining the satisfaction of the conditions in Section 9.02(a) and Section 9.02(b) with respect to the representations and warranties contained in Section 4.02, Section 4.04 and Section 4.27), (G) any failure of any of the Company, its Subsidiaries or the Reciprocals to meet, with respect to any period after the date hereof, any internal or published budgets or business plans, projections, forecasts or estimates of earnings or revenues (it being understood that any underlying facts giving rise or contributing to such failure that are not otherwise excluded from the definition of “Company Material Adverse Effect” may be taken into account in determining whether there has been a Company Material Adverse Effect), (H) any action taken (or omitted to be taken) by the Company, its Subsidiaries or the Reciprocals at the written request of Parent or its Affiliates or (I) any action taken (or omitted to be taken) by the Company, its Subsidiaries or the Reciprocals that is expressly required to be taken or omitted to be taken, as applicable, pursuant to this Agreement (other than any actions or omissions taken in accordance with Section 6.01), except, in the case of clauses (A), (B), (C), (D) and (E), to the extent the business of the Company, its Subsidiaries and the Reciprocals, taken as a whole, is disproportionately affected thereby relative to other participants in the industry or industries in which the Company, its Subsidiaries and the Reciprocals operate, in which case solely the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred or would reasonably be expected to occur a Company Material Adverse Effect.

“Company-Owned Intellectual Property” means any and all Intellectual Property owned by the Company or any of its Subsidiaries.

“Company Party” means the Company and OpCo LLC.

“Company PSUs” means the restricted stock units granted pursuant to the Equity Plans that are subject to performance-based vesting conditions and that are outstanding immediately prior to the Effective Time.

“Company Software” means the proprietary Software owned by the Company or any of its Subsidiaries, which is material to the conduct of their businesses.

“Conditions Exhibit” shall mean Exhibit C to the Debt Commitment Letter.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of June 21, 2026, between the Company and Sequence.

“Continuing Employee” means each Company Employee employed by the Company or any of its Subsidiaries immediately prior to the Effective Time whose employment with the Surviving Corporation (or Parent or any of its Affiliates) continues after the Effective Time.

“Contract” means any written contract, binding letter of intent, lease, sublease, occupancy agreement, license, sublicense, indenture, note, bond, loan, mortgage, agreement, deed of trust, concession, franchise or other binding instrument, commitment or undertaking, including any exhibits, annexes, appendices or attachments thereto, and any amendments, modifications, supplements, extensions or renewals thereto, excluding sale and purchase orders; provided, that the foregoing shall not include Orders.

“Employee Plan” means (i) each “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), (ii) each employment, consulting, severance, termination protection, change in control, transaction bonus, retention or similar plan, agreement, program, policy or arrangement or (iii) each other plan, agreement, program, policy or arrangement providing for bonuses, profit-sharing, equity or equity-based compensation or other forms of incentive or deferred compensation, vacation benefits, medical, dental, vision, flexible spending, prescription or fringe benefits, life insurance, relocation or expatriate benefits, perquisites, disability or sick leave benefits, employee assistance program, or post-employment or retirement benefits (including compensation, pension, health, medical or insurance benefits), in each case, that is sponsored, maintained, administered, contributed to or required to be contributed to, or entered into, by the Company or any of its Subsidiaries, including for the current or future benefit of any current or former Service Provider or any dependent or beneficiary thereof, or under or with respect to which the Company or any of its Subsidiaries has any current or contingent liability or obligation, other than any plan, agreement, program or policy that is statutorily mandated and exclusively maintained by a Governmental Authority.

“Environmental Laws” means any Applicable Laws that have as their principal purpose the protection of the environment.

“Equity Plans” means the Company’s Omnibus Incentive Plan and Partnership Inducement Award Plan, each as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any entity that is or was, at a relevant time a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the Company or included the Company or any of its Subsidiaries.

“Ex-Im Laws” means all U.S. and non-U.S. laws relating to export, reexport, transfer, and import controls, including the Export Administration Regulations, the International Traffic in Arms Regulations, the customs and import laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.

“Excluded Information” shall mean (1) pro forma financial statements; (2) description of all or any portion of the Financing, including any other information customarily provided by financing sources or their counsel; (3) risk factors relating to all or any component of the Financing; (4) “segment” financial information that is not readily available, prepared or able to be generated in the ordinary course of business of the Company at the time requested by Parent or (5) other information required by Rules 3-05, 3-09, 3-10 or 3-16 of Regulation S-X under the 1933 Act, any Compensation Discussion and Analysis or other information required by Item 402 of Regulation S-K under the 1933 Act or any other information customarily excluded from an offering memorandum for private placements of nonconvertible high-yield debt securities under Rule 144A promulgated under the 1933 Act.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any transnational, domestic or foreign federal, state, provincial, local or other governmental, regulatory or administrative authority, department, court, agency, commission or official, including any insurance department or division thereof, and any political subdivision thereof, or any other governmental or quasi-governmental (including self-regulatory) authority or instrumentality.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Insurance Contract” shall mean any insurance policy or Contract, in each case, together with all policies, binders, slips, certificates, applications, endorsements, riders and ancillary agreements in connection therewith that are issued by or produced by an Insurance Subsidiary.

“Insurance Laws” means all Applicable Laws administered, enforced or interpreted by any Governmental Authority having jurisdiction over the business of insurance or any Insurance Subsidiary or the Reciprocals, including any state insurance department or other insurance regulatory authority, and all other Applicable Laws relating to the licensing, regulation, supervision, ownership, operation or conduct of the business of insurance or reinsurance, including those governing insurance holding company systems, insurer solvency, capital and surplus, investments, producer licensing, market conduct, policy forms and rates, claims handling, reinsurance, financial reporting, examinations, corporate governance, privacy and data security, unfair trade practices, anti-fraud, anti-money laundering, and any other insurance-related regulatory requirements.

“Insurance Regulator” shall mean the applicable Governmental Authority with primary responsibility for regulating the business of insurance or reinsurance, or regulating insurance or reinsurance companies or insurance or reinsurance intermediaries, under Insurance Laws in a jurisdiction.

“Insurance Subsidiary” means any direct or indirect Subsidiary of the Company that is licensed, authorized, registered, certified, approved or otherwise regulated by any Governmental Authority having jurisdiction over the business of insurance, including any Insurance Regulators. Insurance Subsidiary shall include any insurance company, attorney-in-fact for a reciprocal insurance exchange, reinsurer, producer, agency, broker, managing general agent, claims adjuster, reinsurance broker, captive manager, captive insurance company, risk purchasing group, third-party administrator or other Person engaged in the business of insurance or otherwise subject to regulation under applicable Insurance Laws. For clarity, Insurance Subsidiary shall not include any of the Reciprocals.

“Intellectual Property” means intellectual property rights throughout the world, including all of the following and all rights therein and thereto: (i) trademarks, service marks, trade names, slogans, logos, brand names, certification marks, trade dress, domain names, social media accounts and handles, and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application, (ii) patents, applications for patents (including divisions, continuations, continuations in part, extensions, and renewal applications), mask works, inventions and any renewals, reexaminations, substitutions, extensions or reissues thereof, in any jurisdiction, (iii) trade secrets, know-how, methods, processes, techniques, data and databases, and other confidential or proprietary information, (iv) rights in Software, and (v) copyright rights, whether registered or not, and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof.

“Investment Advisers Act” means the Investment Advisers Act of 1940.

“Investment Advisory Services” means investment management or investment advisory services, including any subadvisory services, that involve acting as an “investment adviser” within the meaning of the Investment Advisers Act.

“IT Assets” means information technology devices, computers, Software, computer systems, firmware, middleware, servers, networks, workstations, routers, hubs, circuits, switches, data communications lines and all other information technology equipment, and all associated documentation, in each case, owned by, or leased or licensed to the Company or its Subsidiaries.

“Knowledge” means (a) with respect to the Company, the actual knowledge of the individuals listed on Section 1.01(b) of the Company Disclosure Schedule and (b) with respect to Parent or Merger Sub, the actual knowledge of the individuals listed on Section 1.01(c) of the Company Disclosure Schedule.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or any Subsidiary pursuant to a Lease.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral) pursuant to which the Company or any Subsidiary holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or any Subsidiary thereunder.

“Legacy Unitholders” means the holders of OpCo LLC Units immediately prior to the consummation of the Closing Exchanges.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, right of first refusal, right of first offer, encumbrance, license, sublicense, or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own, subject to a Lien, any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Material Reinsurance Contract” means any quota share Reinsurance Contract to which a Reciprocal is a party.

“NASDAQ” means Nasdaq Stock Market, LLC.

“New Client” means a Person who becomes an Advisory Client during the period from the date of this Agreement through the Closing.

“OpCo LLC Agreement” means the Third Amended and Restated Limited Liability Company Agreement of OpCo LLC, dated as of October 7, 2019, as amended by the Amendment No. 1 dated as of November 3, 2020 and Amendment No. 2 dated as of May 2, 2024.

“OpCo LLC Units” means the common limited liability interests in OpCo LLC.

“Order” means any order, writ, injunction, judgement or decree of any Governmental Authority.

“ordinary course of business” means any action taken by the Company or any of its Subsidiaries or the Reciprocals in the ordinary course of the Company’s and its Subsidiaries’ and the Reciprocals’ business substantially consistent with past practice.

“Organizational Documents” means the articles of association, articles of incorporation, certificate of incorporation, memorandum of association, charter, bylaws, articles of formation, certificate of formation, operating agreement, certificate of limited partnership, partnership agreement, exempted limited partnership agreement, limited liability company agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a Person, including any amendments thereto.

“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Company or any Subsidiary.

“Parent Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by Parent to the Company.

“Parent Material Adverse Effect” means any event, change, circumstance, effect, occurrence, condition, state of facts or development that, individually or in the aggregate, would be reasonably expected to prevent or materially impair or materially delay the ability of Parent or Merger Sub to consummate, the Merger or the other transactions contemplated by this Agreement prior to the End Date.

“Permits” means each grant, license, franchise, permit, easement, variance, exception, exemption, waiver, consent, certificate, certification, registration, accreditation, approval, order, qualification or other similar authorization of any Governmental Authority.

“Permitted Liens” means (a) carriers’, warehousemen’s, mechanics’, materialmen’s, landlords’, laborers’, suppliers’ and vendors’ liens and other similar Liens, if any, arising or incurred in the ordinary course of business that do not, individually or in the aggregate, materially impair or materially interfere with the present use of the assets or otherwise materially impair present business operations; (b) Liens for Taxes not yet due and payable or, if due and payable, that are being contested in good faith by appropriate actions and that are adequately reserved for as of the date hereof in the applicable financial statements of the Company in accordance with GAAP; (c) applicable zoning, planning, entitlement, conservation restrictions, land use restrictions, building codes and other governmental rules and regulations imposed by a Governmental Authority having jurisdiction over the real property, none of which are violated by the Company’s conduct of its business; (d) with respect to real property, the terms and conditions of the leases, subleases, licenses, sublicenses or other occupancy agreements pursuant to which the Company or any of its Subsidiaries is a tenant, subtenant or occupant (other than in connection with any breach thereof) that do not, and would not be reasonably expected to, materially detract from the use or operation of the property subject thereto as currently used or operated by the Company or any of its Subsidiaries (or the value thereof); (e) with respect to real property, Liens (including defects, irregularities or imperfections of title, encroachments, easements or claims of easements, servitudes, permits, covenants, rights of way, flowage rights, restrictions, and similar restrictions of record, in each case, that do not materially interfere with the business as presently conducted and would not be reasonably expected to materially detract from the use or operation of the property subject thereto as currently used or operated by the Company or any of its Subsidiaries (or the value thereof)); and (f) non-exclusive licenses or sublicenses to Intellectual Property granted by the Company or any of its Subsidiaries in the ordinary course of business.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority or any “group” within the meaning of Section 13(d) of the 1934 Act.

“Personal Information” means any data or information that (i) whether alone or in combination with any other data or information, identifies or is reasonably capable of identifying a natural Person, or (ii) is considered “personally identifiable information”, “personal information”, or “personal data” under, is protected by, or subject to, Applicable Law.

“Pre-Closing Flow-Through Tax Return” means any Tax Return relating to Pre-Closing Flow-Through Taxes.

“Pre-Closing Flow-Through Taxes” means U.S. federal income, state, and local taxes and any other Taxes determined on a flow-through basis (i.e., reported at the entity level but with respect to which items of income, gain, loss or deduction or other Tax attributes or Taxes are allocated to the direct or indirect beneficial owners of the entity) with respect to OpCo LLC or any of its Subsidiaries relating to any Pre-Closing Tax Period.

“Pre-Closing Tax Period” means any Tax period (or portion of any Tax period) ending on or prior to the Closing Date.

“Privacy/Data Security Laws” means, to the extent relating to Processing of Personal Information or otherwise relating to data privacy, data security, or security breach notification requirements and to the extent applicable to the Company or its Subsidiaries, all laws, codes, regulations, and the like to the extent governing the receipt, collection, use, storage, handling, sharing, security, use, disclosure, transfer, or other Processing of Personal Information or the security (or breaches of security) of Company’s IT Assets.

“Privacy Requirement” means any of the following to the extent relating to Processing of Personal Information: (i) the Company’s or any of its Subsidiaries’ own published or public rules, policies and procedures (whether physical or technical in nature, or otherwise) (ii) binding industry standards applicable to the Company or any of its Subsidiaries, including the Payment Card Industry Data Security Standard (PCI-DSS), and (iii) Contracts into which the Company or any of its Subsidiaries has entered or by which it is otherwise bound.

“Process”, “Processed” or “Processing” means the collection, use, storage, processing, recording, transmission, modification, destruction, retrieval, disposal, sharing, or disclosure or other activity regarding Personal Information (whether electronically or in any other form or medium).

“Producers” means the agents, general agents, sub-agents, brokers, wholesale brokers, independent contractors, consultants, affinity groups, insurance solicitors, producers or other Persons who sell the Insurance Contracts.

“Reinsurance Contracts” means any reinsurance or retrocession treaty or agreement, slip, binder, cover note or other similar arrangement to which any Reciprocal is a party and with respect to which there is any liability thereunder (whether as cedant, reinsurer, or retrocessionaire thereunder).

“Reciprocals” means the Builder Reciprocal Insurance Exchange, a Texas domestic reciprocal insurer, and Invictus Insurance Exchange, an Arizona domestic reciprocal insurer.

“Required Information” shall mean:

(a)	to the extent the Closing Date occurs on a date that is 120 days or more after December 31, 2026, the audited consolidated financial statements (including any related notes and schedules) of the Company, as of the end of the fiscal year ending December 31, 2026; and

(b)	the unaudited consolidated interim financial statements (including any related notes and schedules) of the Company, as of the end of each fiscal quarter (other than the fourth fiscal quarter of any fiscal year) ended after the date of this Agreement and at least 60 days prior to the Closing Date (in the case of this clause (b), which shall be subject to a SAS 100 review and include a comparative period for the previous fiscal year);

provided that the parties hereto agree that the filing by the Company with the SEC of an Annual Report on Form 10-K or a Quarterly Report on Form 10-Q that includes any financial statements or other information of the Company contemplated by the preceding clauses (a) and (b) or contemplated to be provided pursuant to Section 8.11 will be deemed to satisfy any requirement to deliver such financial statements or such other information to Parent (to the extent such financial statements or other information are included in such filing).

“Reserves” shall mean the reserves, funds or provisions of a Reciprocal for losses, claims, premiums, policy benefits and expenses, including unearned premium reserves, reserves for incurred losses, technical reserves, allocated and unallocated loss adjustment expenses, incurred but not reported losses and loss adjustment expenses, in respect of an Insurance Contract issued by a Reciprocal.

“RIA Business” means the business of investment management and investment advisory services, outsourced chief investment officer services, and financial planning, and related consulting services, as conducted by each RIA Subsidiary, including the management of any RIA Subsidiary Accounts.

“RIA Subsidiary” means any Subsidiary of OpCo LLC that is registered with the SEC as an investment adviser under the Investment Advisers Act.

“RIA Subsidiary Account” means any investment account, separately managed account or similar account (a) controlled by each RIA Subsidiary; (b) for which any RIA Subsidiary acts or acted as investment adviser, investment sub-adviser, general partner, managing member, manager or administrator; or (c) from which any RIA Subsidiary receives, directly or indirectly, management fees or other revenues of any kind in connection with its provision of investment management or investment advisory services, including sub-advisory services.

“Rollover Agreements” means, collectively, (a) the Voting, Support and Rollover Agreements and (b) any other agreements entered into prior to, on or after the date hereof by the Company, OpCo LLC and certain stockholders of the Company or holders of OpCo LLC Units with respect to the contribution or retention of shares of Class A Common Stock and/or OpCo LLC Units in connection with the Mergers, in each case in a form and substance acceptable to Parent and entered into in accordance with Section 6.01 (it being acknowledged and agreed by Parent that each Rollover Agreement that has been executed on or prior to the date hereof and provided to Parent prior to the execution of this Agreement is acceptable to Parent for purposes hereof).

“Sanctioned Country” means any country or region or government thereof that is, or has been since April 24, 2019, the subject or target of comprehensive Sanctions (at present, Cuba, Iran, North Korea, and the Crimea region and the so-called Donetsk People’s Republic and Luhansk People’s Republic in Ukraine).

“Sanctioned Person” means any Person that is (i) listed on any Sanctions-related list of designated or blocked persons, including the U.S. Department of the Treasury Office of Foreign Assets Control’s (“OFAC”) List of Specially Designated Nationals and Blocked Persons, or the government of Venezuela; (ii) located, organized, or ordinarily resident in a Sanctioned Country; (iii) in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clauses (i) through (ii); or (iv) any national of a Sanctioned Country with whom U.S. persons are prohibited from dealing.

“Sanctions” means all U.S. and non-U.S. laws relating to economic or trade sanctions, including the Applicable Laws administered or enforced by the United States (including by OFAC), the European Union and enforced by its member states, the United Nations, and His Majesty’s Treasury.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the U.S. Securities and Exchange Commission.

“Security Incident” means any actual (i) breach of security, successful phishing incident, ransomware or malware attack, or other cyber or security incident affecting or with respect to any of the IT Assets or (ii) incident in which any data or information (including trade secrets and Personal Information) owned or held by the Company or any of its Subsidiaries was accessed, collected, disclosed, shared, transferred, destroyed, lost, stolen or exfiltrated in an unauthorized manner.

“Securityholder Representative” means a holder of OpCo LLC Units who is a Member (as defined in the Tax Receivable Agreement) and designated by OpCo LLC to be the Securityholder Representative, in its capacity as representative of the holders of OpCo LLC Units.

“Sequence” means Sequence AI Holdings, Inc., a Delaware corporation.

“Service Provider” means any director, officer, employee or individual independent contractor of the Company or any of its Subsidiaries, including any Company Employee.

“Share” means each share of Company Common Stock.

“Software” means software and computer programs, including any and all software implementations of algorithms, models, and methodologies (whether in source code, object code, executable or binary code).

“Sponsor Related Person” means Affiliates of any Sponsor (other than Parent and its Subsidiaries or, effective following the Effective Time, the Company, and any of their respective Subsidiaries), including any affiliated management company of any Sponsor or investment funds or investment vehicles affiliated with, or managed or advised by, such Sponsor or any such affiliated management company thereof, or any portfolio company (as such term is commonly understood in the private equity industry) or operating company or direct or indirect investment of any Sponsor, any affiliated management company thereof or any of their respective investment funds or investment vehicles, or any interest therein.

“Stockholders Agreement” means that certain Stockholders Agreement, dated as of October 30, 2024, by and among the Company and the other parties thereto.

“Subsidiary” means, with respect to any Person, any Person of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at any time directly or indirectly owned or controlled by such Person. For the avoidance of doubt, OpCo LLC shall be deemed a Subsidiary of the Company and the Subsidiaries of OpCo LLC shall be deemed Subsidiaries of the Company for purposes of this Agreement.

“Tax” means all taxes, assessments, duties, levies, imposts or other similar charges imposed by a Governmental Authority, including income, gross receipts, license, payroll, employment, excise, escheat, abandoned property, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise profits, withholding (including backup withholding), social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or any other tax of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount.

“Tax Receivable Agreement” means the Tax Receivable Agreement, dated as of October 28, 2019, by and among the Company, OpCo LLC and the other parties thereto.

“Tax Return” means any report, return, document, claim for refund, information return, declaration or statement or filing with respect to Taxes (and any amendments thereof), including any schedules or documents with respect thereto or accompanying payments of estimated Taxes.

“Third Party” means any Person other than Parent or any of its Subsidiaries.

“Transaction Documents” means, collectively, this Agreement, the Equity Commitment Letter, the Debt Commitment Letter, the Guarantee, the Confidentiality Agreement, the TRA Amendment and the Rollover Agreements.

“Transfer Taxes” means all transfer, documentary, sales, use, stamp, registration, real property transfer, value-added, goods and services and other such similar Taxes incurred by the Company, OpCo LLC or its Subsidiaries in connection with the consummation of the transactions contemplated by this Agreement.

“Ultimate Parent” means Square Acquisition Topco, LLC, a Delaware limited liability company.

“WARN” means the Worker Adjustment and Retraining Notification Act and any comparable foreign, state or local Applicable Law.

(a)    Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Adverse Recommendation Change	6.03(a)
Agreement	Preamble
Alternative Financing	8.10(c)
Alternative Financing Commitment Letter	8.10(c)
Annual Bonus Plan	7.04(e)
Applicable Date	4.07
Board of Directors	Recitals
OpCo LLC	Preamble
Capitalization Date	4.05
Class A Common Stock	Recitals
Class B Common Stock	Recitals
Client Consent	6.04(a)
Closing	2.03(b)
Closing Date	2.03(b)
Closing Exchanges	2.01
Closing Exchanges Notice	2.01
Closing Year	7.04(e)
Company	Preamble
Company Board Recommendation	Recitals
Company Common Stock	Recitals
Company Disclosure Documents	4.09
Company Meeting	4.03
Company Related Parties	11.04(d)(i)
Company Restricted Share	2.07(b)
Company RSA	2.07(b)
Company SEC Documents	4.07
Company Securities	4.05(c)
Company Subsidiary Securities	4.06(b)
Company Termination Fee	11.04(b)(i)
Confidentiality Agreement	6.02
Contingent PSU Cash Award	2.07(a)
Contingent RSA Cash Award	2.07(b)
Continuation Period	7.04(b)
D&O Insurance	7.03(c)
Debt Commitment Letters	5.07(a)(i)

Term	Section
Debt Financing	5.07(a)(i)
Debt Financing Source	5.07(a)(i)
Debt Financing Sources Related Party	11.14
LLC Merger	Recitals
LLC Merger Sub	Preamble
DGCL	Recitals
DLLCA	Recitals
Effective Time	2.03(c)
Electronic Delivery	11.10
Email	11.01
End Date	10.01(b)(i)
Enforcement Costs	11.04(c)
Equity Commitment Letter	5.07(a)(ii)
Equity Financing	5.07(a)(ii)
Equity Financing Source(s)	5.07(a)(ii)
Exchange Agent	2.05(a)
Excluded Benefits	7.04(b)
Financing	5.07(a)(ii)
Financing Commitment Letters	5.07(a)(ii)
Financing Costs	8.11(c)
Guarantee	Recitals
Indemnified Person	7.03(a)
Insurance Permits	4.06
Intervening Event	6.03(b)(ii)
Material Contract	4.21(a)
Merger	Recitals
Merger Consideration	2.04(a)
Merger Sub	Preamble
Merger Subs	Preamble
Note Redemption Documents	Section 8.14
Notice Period	6.03(d)
Notice of Recommendation Change	6.03(d)
OpCo LLC	Preamble
Parent	Preamble
Parent-Filed Tax Returns	8.18(b)
Parent Related Parties	11.04(d)(ii)
Parent Termination Fee	11.04(b)(iii)
Payment Fund	2.05(a)
Payoff Amount	8.12
Payoff Letter	8.12
Pre-Closing Flow-Through Contest	8.18(c)
Preferred Shares	4.05
Preserved Claims	11.04(d)(ii)
Proxy Statement	4.03
Registered Company-Owned Intellectual Property	4.16(a)

Term	Section
Regulatory Concession	8.01
Regulatory Filings	4.22(j)
Reimbursement Cap	8.11(c)
Representatives	6.02
Requisite Company Vote	4.02
Schedule 13E-3	8.03(b)
Section 409A	2.05(e)
Solvent	5.08(a)(ii)
Special Committee	Recitals
Special Committee Recommendation	Recitals
Sponsor	Recitals
Superior Proposal	6.03(e)
Surviving Corporation	2.03
Surviving LLC	2.02(a)
Transaction Litigation	8.09
Uncertificated Share	2.05(e)
Voting, Support and Rollover Agreement	Recitals
Willful Breach	10.02

Section 1.02    Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules (excluding the Company Disclosure Schedule and Parent Disclosure Schedule) annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and, if applicable, to any rules, regulations or interpretations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified, supplemented, extended or renewed from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References to a “party” or the “parties” means a party or the parties to this Agreement unless the context otherwise requires; provided, that following the delivery of the Joinder, each of Seller LLC, Seller Intermediate and Seller Merger Sub shall be deemed a party to this Agreement. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and each has been represented by counsel of its choosing and, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by such parties and no presumption or burden of proof will arise favoring or disfavoring any party due to the authorship of any provision of this Agreement. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America. “Made available” means that the Company has posted such materials to the virtual dataroom entitled Project Spark and hosted on Datasite and made accessible to Parent and Merger Subs prior to the entry into this Agreement.

Article 2
THE MERGERS

Section 2.01    Exchange of OpCo LLC Units. Prior to the Merger, each holder of OpCo LLC Units (excluding the Company) shall have the right to effect an Exchange (as defined in the OpCo LLC Agreement) of all outstanding OpCo LLC Units held by such holder to receive, with respect to such holder, the number of Class A Shares equal to the number of OpCo LLC Units to be exchanged by such holder, which will result in the automatic transfer for no consideration to the Company of a number of shares of Class B Common Stock held by such exchanging holder equal to the number of OpCo LLC Units so exchanged (the “Closing Exchanges”), pursuant to the OpCo LLC Agreement and the terms and conditions set forth in the notice provided by OpCo LLC to all holders of OpCo LLC Units at least five (5) Business Days prior to the Closing (the “Closing Exchanges Notice”). The Closing Exchanges shall be consummated immediately prior to and conditioned upon immediate subsequent occurrence of the Effective Time, in accordance with the provisions of the OpCo LLC Agreement. A holder of OpCo LLC Units desiring to exercise such right shall exercise such right by giving written notice to OpCo LLC with a copy to the Company, in accordance with the Closing Exchanges Notice and the OpCo LLC Agreement, including Section 10.05 thereof.  The Company shall provide Parent copies of any Closing Exchanges Notice promptly following the receipt thereof.

Section 2.02    The LLC Merger.

(a)    Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined below), Parent shall cause LLC Merger Sub to merge with and into OpCo LLC in accordance with the DLLCA and the separate existence of LLC Merger Sub shall cease and OpCo LLC shall be the surviving limited liability company (the “Surviving LLC”).

(b)    At the Closing (as defined below), OpCo LLC shall file a certificate of merger, executed by OpCo LLC in accordance with the DLLCA, with the Secretary of the State of the State of Delaware (the “Delaware Secretary of State”) and make all other filings or recordings required by the DLLCA in connection with the LLC Merger. The LLC Merger shall become effective at the Effective Time, as specified in the certificate of merger with respect to the LLC Merger, simultaneous with the effectiveness of the Merger.

(c)    From and after the Effective Time (as defined below), the Surviving LLC shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of OpCo LLC and LLC Merger Sub, all as provided under the DLLCA.

(d)    At the Effective Time, (i) the certificate of formation of OpCo LLC as in effect immediately prior to the Effective Time shall remain unchanged and shall continue to be the certificate of formation of the Surviving LLC until amended in accordance with Applicable Law and (ii) the limited liability company agreement of OpCo LLC as in effect immediately prior to the Effective Time shall be the limited liability company agreement of the Surviving LLC until amended in accordance with Applicable Law and the Rollover Agreements.

(e)    From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, the officers of OpCo LLC as of immediately prior to the Effective Time shall be the officers of the Surviving LLC.

(f)    At the Effective Time, by virtue of the LLC Merger and without any action on the part of Parent, the Company, LLC Merger Sub or any holder of OpCo LLC Units,

(i)    except as otherwise provided in Section 2.02(f)(ii), Section 2.02(f)(iii), Section 2.02(f)(iv)or Section 2.02(f)(v), each OpCo LLC Unit issued and outstanding immediately prior to the Effective Time (but following the Closing Exchanges) shall be converted into the right to receive the Merger Consideration and, as of the Effective Time, all such OpCo LLC Units shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and shall thereafter represent only the right to receive the Merger Consideration on the terms and conditions set forth herein;

(ii)    each OpCo LLC Unit held by OpCo LLC immediately prior to the Effective Time (but following the Closing Exchanges) shall be cancelled and shall cease to exist without any conversion thereof and no consideration shall be delivered therefor;

(iii)    (A) each OpCo LLC Unit held by Ultimate Parent or any of its Subsidiaries (including Parent), (B) each OpCo LLC Unit held by the Company and (C) each Retained Unit outstanding immediately prior to the Effective Time (but following the Closing Exchanges) shall remain outstanding following the LLC Merger and shall not be entitled to receive the Merger Consideration;

(iv)    each unit of LLC Merger Sub outstanding immediately prior to the Effective Time shall be cancelled and shall cease to exist without any conversion thereof and no consideration shall be delivered therefor; and

(v)    each OpCo LLC Unit held by any Subsidiary of OpCo LLC immediately prior to the Effective Time (but following the Closing Exchanges) shall be cancelled and shall cease to exist without any conversion thereof and no consideration shall be delivered therefor.

Section 2.03    The Merger.

(a)    Upon the terms and subject to the conditions set forth in this Agreement, simultaneously with the LLC Merger, at the Effective Time, Merger Sub shall merge with and into the Company in accordance with the DGCL, whereupon, the separate existence of Merger Sub shall cease and the Company shall be the surviving corporation as a wholly owned, direct Subsidiary of Parent (the “Surviving Corporation”).

(b)    Subject to the provisions of Article 9, the closing of the Merger and the LLC Merger (the “Closing”) shall take place via the electronic exchange of documents and signature pages at 10:00 a.m., New York City time, as soon as possible, but in any event no later than four (4) Business Days after the date the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of such conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, or at such other time or on such other date as Parent and the Company may mutually agree. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.” None of the transactions described in Sections 2.01, 2.02 or 2.03(a) or (c) shall be completed unless all of them are completed substantially concurrently in accordance with the terms of this Agreement.

(c)    At the Closing, the Company shall file a certificate of merger, executed by the Company, with the Delaware Secretary of State and make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as specified in the certificate of merger duly filed with the Delaware Secretary of State, simultaneous with the effectiveness of the LLC Merger.

(d)    From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Sub, all as provided under the DGCL.

Section 2.04    Conversion of Class A Shares and Class B Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company, Merger Sub or any stockholder of the Company:

(a)    Except as otherwise provided in Section 2.04(b), Section 2.04(c), Section 2.04(d), Section 2.04(e), Section 2.06 or Section 2.07, each Class A Share issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive $32.50 in cash, without interest (the “Merger Consideration”). As of the Effective Time, all such Class A Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and shall thereafter represent only the right to receive the Merger Consideration on the terms and conditions set forth herein.

(b)    Each Class A Share held by the Company as treasury stock (other than Class A Shares in an Employee Plan of the Company) immediately prior to the Effective Time shall be cancelled and shall cease to exist without any conversion thereof and no consideration shall be delivered therefor.

(c)    Each Class A Share held by Ultimate Parent or any of its Subsidiaries, including the Rollover Stock, immediately prior to the Effective Time shall remain outstanding following the Merger and shall not be entitled to receive the Merger Consideration.

(d)    Each share of common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into the right to receive an equivalent number of Class A Shares.

(e)    Each Class A Share held by any Subsidiary of the Company immediately prior to the Effective Time shall be cancelled and shall cease to exist without any conversion thereof and no consideration shall be delivered therefore.

(f)    Each Class B Share issued and outstanding immediately prior to the Effective Time (but following the Closing Exchanges) shall be cancelled and shall cease to exist without any conversion thereof and no consideration shall be delivered therefore.

Section 2.05    Payment.

(a)    Prior to the Effective Time, Parent shall appoint an agent reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of exchanging Class A Shares and/or OpCo LLC Units for the Merger Consideration. At or prior to the Effective Time, Parent shall deposit, or cause to be deposited (i) with the Exchange Agent cash in U.S. dollars sufficient to pay the aggregate Merger Consideration payable in respect of the Class A Shares (including Class A Shares received in connection with the exchange of OpCo LLC Units at or prior to the Closing) and the OpCo LLC Units (other than for the avoidance of doubt, in respect of Class A Shares or OpCo LLC Units held by the Company, Ultimate Parent or any of its Subsidiaries, including the Rollover Stock, or the Retained Units) (such cash being hereinafter referred to as the “Payment Fund”) and (ii) with the Company, cash in U.S. dollars in an amount sufficient to pay the aggregate amount in accordance with Section 2.07 for all Earned Company PSU Awards, Contingent PSU Cash Awards, Contingent RSA Cash Awards and Company Restricted Shares. The Payment Fund shall not be used for any purpose other than a purpose expressly provided for in this Agreement. The Exchange Agent shall invest any cash included in the Payment Fund as directed by Parent or, after the Effective Time, the Surviving Corporation; provided that (A) no such investment shall relieve Parent or the Exchange Agent from making the payments required by this Article 2, and following any losses Parent shall promptly provide additional funds to the Exchange Agent for the benefit of the holders of Class A Shares and OpCo LLC Units in the amount of such losses, (B) no such investment shall have maturities that could prevent or delay payments to be made pursuant to this Agreement and (C) such investments shall be direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available). Any interest, gain or other income produced by such investments will be payable to Parent or its designee as directed by Parent.

(b)    Promptly after the Effective Time (but not later than two Business Days thereafter), Parent shall send, or shall cause the Exchange Agent to send, to each holder of OpCo LLC Units and, to the extent agreed by Parent and the Company, each holder of Class A Shares, in each case at the Effective Time (other than for the avoidance of doubt, OpCo LLC Units held by the Company, Ultimate Parent or any of its Subsidiaries (including the Rollover Stock) and holders of solely Retained Units) instructions and transmittal materials in customary form, reasonably acceptable to Parent, for use in such exchange.

(c)    Each holder of Class A Shares or OpCo LLC Units that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request), the Merger Consideration payable for each such Class A Share or OpCo LLC Units. Until so transferred, each such Class A Share or OpCo LLC Unit shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration.

(d)    No interest shall be paid or shall accrue on the cash payable upon transfer of any such Class A Shares or OpCo LLC Units. Payment of the Merger Consideration with respect to Class A Shares or OpCo LLC Units shall only be made to the Persons in whose name such Class A Shares or OpCo LLC Units are registered in the stock transfer records of the Company or the transfer records of OpCo, as applicable.

(e)    If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the transferred uncertificated Class A Share or OpCo LLC Units (the “Uncertificated Share”) is registered, it shall be a condition to such payment that (i) such Uncertificated Share shall be properly transferred, (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Uncertificated Share or establish to the satisfaction of the Exchange Agent and Parent that such Tax has been paid or is not payable and (iii) Section 2.05(c) shall have been complied with.

(f)    Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.05(a) (and any interest or other income earned thereon) that remains unclaimed by the holders of Class A Shares or OpCo LLC Units that have been converted into the right to receive the Merger Consideration twelve months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged such Class A Shares or OpCo LLC Units for the Merger Consideration in accordance with this Section 2.05 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration in respect of such Class A Shares or OpCo LLC Units, as applicable, without any interest thereon and subject to any withholding of Taxes required by Applicable Law in accordance with this Section 2.05(f). Notwithstanding the foregoing, Parent shall not be liable to any holder of Class A Shares or OpCo LLC Units for any amount paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of Class A Shares or OpCo LLC Units that have been converted into the right to receive the Merger Consideration two years after the Closing Date (or such earlier date immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by Applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto. Upon surrender to the Exchange Agent of the Class A Shares or OpCo LLC Units in accordance with the transmittal materials or other applicable procedures (including, if applicable, an affidavit of loss and, if required by Parent, an indemnity bond) contemplated hereby, the holder of record of such Class A Share or OpCo LLC Units shall be entitled to receive in exchange therefor the applicable Merger Consideration that such holder is entitled to receive pursuant to Section 2.02(f)(i) or Section 2.04(a), as applicable, and in each case, after giving effect to any required Tax withholdings as provided in Section 2.09.

Section 2.06    Dissenting Shares. Notwithstanding Section 2.04, all Shares issued and outstanding immediately prior to the Effective Time and held by a record holder or beneficially owned by a “beneficial owner” (as defined in Section 262(a) of the DGCL) who has not voted in favor of the adoption of this Agreement or consented thereto in writing and who has properly and validly demanded appraisal for such Shares in accordance with Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, but instead shall be entitled only to such rights as are granted by Section 262 of the DGCL, unless and until such Person fails to perfect or otherwise fails to comply with the provisions of Section 262 of the DGCL, withdraws or otherwise loses the right to appraisal of such Dissenting Shares under Section 262 of the DGCL, or a court of competent jurisdiction determines that such holder is not entitled to the relief provided by Section 262 of the DGCL. If, after the Effective Time, such holder fails to perfect or otherwise fails to comply with the provisions of Section 262 of the DGCL, withdraws or loses the right to appraisal of such Dissenting Shares under Section 262 of the DGCL, or a court of competent jurisdiction determines that such holder is not entitled to the relief provided by Section 262 of the DGCL, each such Dissenting Share of such Person shall be treated as if they had been converted pursuant to Section 2.04(a) as of the Effective Time into, and shall thereafter represent only, the right to receive the Merger Consideration in accordance with Section 2.05, without interest, and shall not thereafter be deemed to be Dissenting Shares. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares, any withdrawals of any such demands, and any other instruments served pursuant to the DGCL and received by the Company in respect of such demands. Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, settle or offer to settle any such demands, or waive any failure to timely deliver a written demand for appraisal.

Section 2.07    Company Equity Awards.

(a)    Treatment of Company PSUs.  With respect to each award of Company PSUs outstanding immediately prior to the Effective Time, achievement of performance goals applicable thereto shall be determined by the Company’s Compensation Committee prior to the Effective Time but shall not exceed the midpoint between “target” performance and “superior” performance with respect to such award.  Except as set forth in Section 2.07(a) of the Company Disclosure Schedule or as otherwise agreed to by Parent and the holder thereof, each such award, to the extent outstanding after such determination (each, an “Earned Company PSU Award”), and without any action on the part of the holder thereof, the Company, Parent or any other Person, effective as of the Effective Time, shall be cancelled and converted into a right to receive an amount in cash, without interest, equal to the product of (i) the number of Shares corresponding to such award of Company PSUs immediately prior to the Effective Time, multiplied by (ii) the Merger Consideration.  Such cash payment shall be paid to the applicable holder within 10 days following the Closing Date.  With respect to the portion of each Earned Company PSU Award that is not cashed out pursuant to the foregoing provisions of this Section 2.07(a) due to the application of an exception therein (the “Remaining PSU Portion”), such portion shall be cancelled and converted into a contingent right to receive an amount in cash, without interest (a “Contingent PSU Cash Award”) equal to the product of (I) the number of Shares corresponding to such Remaining PSU Portion immediately prior to the Effective Time, multiplied by (II) the Merger Consideration.  Each such Contingent PSU Cash Award shall vest and become payable pursuant to the same service vesting schedule applicable to the Company PSU award from which it was converted immediately prior to the Effective Time, subject to the holder’s continued employment with or service to the Company or its Affiliates through the applicable vesting dates; provided that, to the extent that the corresponding award of Company PSUs provides for such a right prior to the Effective Time, if the employment or other service of a holder of a Contingent PSU Cash Award is, following the Effective Time but prior to the applicable vesting date, terminated by the Company and its Affiliates without Cause or by the holder with Good Reason (each, as defined for purposes of the corresponding award of Company PSUs prior to the Effective Time) within twelve months following the Effective Time, then the vesting and payment of such Contingent PSU Cash Award, shall be accelerated, in each case, subject to the holder’s execution and non-revocation of a general release of all claims against the Company and its Affiliates in form and substance satisfactory to the Company, with such acceleration effective no later than the earlier of the second regularly scheduled payroll date after such release becomes effective and irrevocable and the sixtieth (60th) day after such termination of employment

(b)    Treatment of Company Restricted Shares.

(i)    Each Share (or restricted stock unit) subject to forfeiture, vesting or other lapse conditions (each, a “Company Restricted Share” and each award of Company Restricted Shares, including any APO Awards, a “Company RSA”), that is scheduled to vest on or before January 1, 2028 and is outstanding as of the date of this Agreement and remains outstanding as of immediately prior to the Effective Time, shall, at the Effective Time, automatically and without any action on the part of the holder thereof, the Company, Parent or any other Person, become fully vested and cancelled and converted into the right to receive the Merger Consideration in accordance with Section 2.04(a).

(ii)    With respect to each Company RSA outstanding as of the date of this Agreement that remains outstanding as of immediately prior to the Effective Time and that is subject to a vesting schedule that has any vesting dates after January 1, 2028 (a “Post-1/1/28 Vesting RSA”), at the Effective Time, the Accelerated Portion of Company Restricted Shares subject thereto shall, automatically and without any action on the part of the holder thereof, the Company, Parent or any other Person, become fully vested and converted in the right to receive the Merger Consideration in accordance with Section 2.04(a). For the purposes of this Section 2.07(b)(ii), the “Accelerated Portion” shall mean a number of Company Restricted Shares that would have vested on or prior to January 1, 2028 had the Post-1/1/28 Vesting RSA been subject to vesting in equal annual installments from the vesting commencement date of such Post-1/1/28 Vesting RSA to (and inclusive of) the last regularly scheduled vesting date of such Post-1/1/28 Vesting RSA.

(iii)    With respect to each Company Restricted Share subject to each Post-1/1/28 Vesting RSA outstanding as of immediately prior to the Effective Time that does not vest at the Effective Time pursuant to the foregoing clause (ii) and with respect to each Company Restricted Share subject to a Company RSA granted after the date hereof that is outstanding as of immediately prior to the Effective Time, such Company Restricted Share shall, at the Effective Time, automatically and without any action on the part of the Company, Parent or any other Person, be converted into a contingent right to receive an amount in cash, without interest, equal to the Merger Consideration (each, a “Contingent RSA Cash Award”). Each Contingent RSA Cash Award shall vest and become payable pursuant to the same service vesting schedule applicable to the Company Restricted Share from which it was converted immediately prior to the Effective Time, subject to the holder’s continued employment with or service to the Company or its Affiliates through the applicable vesting date; provided that, to the extent that the applicable Company RSA relating to the corresponding Company Restricted Share provides for a right to accelerated vesting prior to the Effective Time, if the employment or other service of a holder of a Contingent RSA Cash Award is, following the Effective Time but prior to the applicable vesting date, terminated by the Company and its Affiliates without Cause or by the holder with Good Reason (each as defined for purposes of the corresponding Company RSA) within twelve months following the Effective Time, then the vesting and payment of such Contingent RSA Cash Award shall be accelerated, subject to the holder’s execution and non-revocation of a general release of all claims against the Company and its Affiliates in form and substance satisfactory to the Company, with such acceleration effective no later than the earlier of the second regularly scheduled payroll date after such release becomes effective and irrevocable and the sixtieth (60th) day after such termination of employment.

(c)    Company Actions. Prior to the Effective Time, the Company shall take any and all such actions as are necessary to effect the foregoing provisions of this Section 2.07 and shall cooperate in good faith with Parent to provide Parent with the information necessary for Parent to satisfy its obligations under this Section 2.07. Promptly after the applicable vesting date (but in no event later than the second regularly scheduled payroll date commencing following the applicable vesting date), the Surviving Corporation shall pay through its payroll systems the amount due pursuant to Sections 2.07(a) or (b) to the holders of Contingent PSU Cash Awards and Contingent RSA Cash Awards; provided, however, that in the case of any such amounts that constitute non-qualified deferred compensation under Section 409A of the Code (“Section 409A”), the Surviving Corporation shall pay such amounts at the earliest time permitted under the terms of the applicable agreement or plan that will not trigger adverse tax consequences under Section 409A. The Company shall cooperate with Parent to provide information necessary to implement the Contingent PSU Cash Awards and the Contingent RSA Cash Awards in accordance with this Agreement.

Section 2.08    Adjustments. If, during the period between the date of this Agreement and the Effective Time, the outstanding Class A Shares shall have been changed into a different number of shares or a different class, including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of Class A Shares, or stock dividend or distribution thereon with a record date during such period, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately and equitably adjusted.

Section 2.09    Withholding Rights. Notwithstanding any provision contained herein to the contrary, each of the Exchange Agent, Parent, the Company, OpCo LLC, Merger Sub, the Surviving Corporation and any other applicable withholding agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, under any Tax law or pursuant to any other Applicable Law. If the Exchange Agent, Parent, the Company, Merger Sub, the Surviving Corporation or any other applicable withholding agent, as the case may be, so deducts or withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which the Exchange Agent, Parent, the Company, Merger Sub or the Surviving Corporation, as the case may be, made such deduction and withholding. Other than with respect to any amounts required to be withheld in respect of Company equity awards under Section 2.07, Parent, the Company, Merger Sub, the Surviving Corporation or the applicable withholding agent, as the case may be, shall use commercially reasonable efforts to notify Securityholder Representative at least five Business Days prior to the Closing Date of any amounts it determines are required to be withheld from any consideration otherwise payable to any Person pursuant to this Agreement, and shall use commercially reasonable efforts to reduce or limit any such withholding.

Section 2.10    The Second LLC Merger.

(a)    Upon the terms and subject to the conditions set forth in this Agreement, at the Second Effective Time (as defined below), the Surviving Corporation and Seller Intermediate shall cause Seller Merger Sub to merge with and into OpCo LLC in accordance with the DLLCA and the separate existence of Seller Merger Sub shall cease and OpCo LLC shall be the surviving limited liability company (the “Second Surviving LLC”).

(b)    Substantially concurrently with the Closing, OpCo LLC shall file a certificate of merger, executed by OpCo LLC in accordance with the DLLCA, with the Delaware Secretary of State and make all other filings or recordings required by the DLLCA in connection with the Second LLC Merger. The Second LLC Merger shall become effective immediately after the Initial Mergers at such time (the “Second Effective Time”) as specified in the certificate of merger with respect to the Second LLC Merger.

(c)    From and after the Second Effective Time, the Second Surviving LLC shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of OpCo LLC and Seller Merger Sub, all as provided under the DLLCA.

(d)    At the Second Effective Time, (i) the certificate of formation of OpCo LLC as in effect immediately prior to the Second Effective Time shall remain unchanged and shall continue to be the certificate of formation of the Second Surviving LLC until amended in accordance with Applicable Law and (ii) the limited liability company agreement of OpCo LLC as in effect immediately prior to the Second Effective Time shall be the limited liability company agreement of the Second Surviving LLC until amended in accordance with Applicable Law and the Rollover Agreements.

(e)    From and after the Second Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, the officers of OpCo LLC as of immediately prior to the Second Effective Time shall be the officers of the Second Surviving LLC.

(f)    At the Second Effective Time, by virtue of the Second LLC Merger and without any action on the part of Parent, the Company, Seller LLC, Seller Intermediate, OpCo LLC, Seller Merger Sub or any holder of OpCo LLC Units or units of Seller Merger Sub,

(i)    each OpCo LLC Unit issued and outstanding immediately prior to the Second Effective Time shall be converted into the right to receive one common limited liability interest in Seller LLC (“Seller LLC Units”) and, as of the Second Effective Time, all such OpCo LLC Units shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and shall thereafter represent only the right to receive the Seller LLC Units on the terms and conditions set forth herein; and

(ii)    each unit of Seller Merger Sub outstanding immediately prior to the Second Effective Time shall be cancelled and converted into one OpCo LLC Unit.

(g)    Section 2.05 and Section 2.09 shall apply to this Section 2.10, mutatis mutandis.

Article 3
THE SURVIVING CORPORATION

Section 3.01    Certificate of Incorporation. The certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall continue to be the certificate of incorporation of the Surviving Corporation from and after the Effective Time until amended in accordance with Applicable Law.

Section 3.02    Bylaws. The bylaws of the Company as in effect immediately prior to the Effective Time shall continue to be the bylaws of the Surviving Corporation from and after the Effective Time until amended in accordance with Applicable Law.

Section 3.03    Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the parties shall take all necessary action so that the directors of Merger Sub as of immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company at the Effective Time shall continue to be the officers of the Surviving Corporation.

Article 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Section 11.05, except (a) as disclosed in any Company SEC Document filed before the date of this Agreement (but excluding any forward-looking disclosures set forth in any “risk factors” section or “forward-looking statements” section under the heading “Quantitative and Qualitative Disclosures About Market Risk” or any other statements that are similarly predictive, cautionary or forward-looking in nature) or (b) as set forth in the Company Disclosure Schedule (subject to Section 11.05), the Company represents and warrants to Parent and Merger Subs that:

Section 4.01    Corporate Existence and Power.

(a) Each Company Party (i) is a corporation or limited liability company duly incorporated or organized, validly existing and in good standing under the laws of the State of Delaware and (ii) has all corporate or limited liability company powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted and to own, lease or operate its properties and assets, except in the case of this clause (ii) as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(b) Each Company Party is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification or license is necessary, except for those jurisdictions where failure to be so qualified or licensed or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Company Party has made available to Parent true, complete and correct copies of the Organizational Documents of such Company Party, in each case as in effect as of the date hereof. No Company Party is in material violation of any provision of its Organizational Documents.

Section 4.02    Corporate Authorization.

(a)    Each Company Party has all requisite corporate or limited liability company power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party, to perform its obligations hereunder and to consummate the Merger and the LLC Merger, as applicable, except for the required approval of the holders of at least a majority of the outstanding Shares entitled to vote thereon, voting together as a single class, in connection with the adoption of this Agreement and the transactions contemplated hereby, including the Mergers, the Stockholder Rollover and the Unitholder Retention, in accordance with Applicable Law and the Company’s certificate of incorporation (the “Requisite Company Vote”), assuming the accuracy of the representations and warranties of Parent set forth in Section 5.14. The Requisite Company Vote is the only vote of the holders of any of the capital stock of the Company or the capital stock of any of its Subsidiaries (including any Company Securities or Company Subsidiary Securities) required by Applicable Law or under the Organizational Documents of the Company or any of its Subsidiaries necessary in connection with consummation of the transactions contemplated hereby, including the Merger, assuming the accuracy of the representations and warranties of Parent set forth in Section 5.14. No vote or approval of the holders of OpCo LLC Units is required in connection with the adoption and approval of this Agreement and the transactions contemplated hereby, including the LLC Merger. The execution, delivery and performance by the Company Parties of this Agreement and each other Transaction Document to which such Company Party is a party, and the consummation by the Company Parties of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate and limited liability company action on the part of each Company Party. Each Company Party has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by each of Parent and Merger Subs, this Agreement constitutes a valid and binding agreement of each Company Party enforceable against each Company Party in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).  The Class B Consent has been duly executed and delivered and is legal, valid and in full force and effect.

(b)    The Special Committee has unanimously (i) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, on the terms and subject to the conditions set forth herein, are advisable, fair to and in the best interests of the Company and the Unaffiliated Stockholders and (ii) resolved to make the Special Committee Recommendation, and, as of the date of this Agreement, such Special Committee Recommendation has not been subsequently rescinded, modified or withdrawn in any way.

(c)    The Board of Directors, acting upon the Special Committee Recommendation, has unanimously (i) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, on the terms and subject to the conditions set forth herein, are advisable, fair to and in the best interests of the Company and its stockholders, including the Unaffiliated Stockholders, (ii) approved and declared advisable this Agreement, the execution and delivery by the Company of this Agreement, the performance by the Company of the covenants and agreements contained herein and the consummation of the transactions contemplated by this Agreement, including the Merger, on the terms and subject to the conditions contained herein, (iii) directed that this Agreement be submitted to the stockholders of the Company for their adoption and (iv) resolved to make the Company Board Recommendation, and, as of the date of this Agreement, such Company Board Recommendation has not been subsequently rescinded, modified or withdrawn in any way.

(d)    The Board of Directors on behalf of the Company, in its capacity as the managing member of OpCo LLC, has adopted resolutions (i) determining that this Agreement and the transactions contemplated hereby, including the LLC Merger, are advisable, fair to, and in the best interests of, OpCo LLC and its members, (ii) determining that this Agreement and the transactions contemplated hereby do not (A) disadvantage the members of OpCo LLC or their interests relative to the stockholders of the Company, (B) advantage the stockholders of the Company relative to the members of OpCo LLC or (C) treat the members of OpCo LLC and the stockholders of the Company differently, in each case, in accordance with Section 7.04 of the OpCo LLC Agreement, and (iii) approving, adopting, and declaring advisable this Agreement and the transactions contemplated hereby, including the LLC Merger, which resolutions have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted by Section 6.03.

(e)    The Majority Ownership Requirement (as defined in certificate of incorporation of the Company) is no longer met.

Section 4.03    Governmental Authorization. The execution, delivery and performance by each Company Party of this Agreement and any Transaction Documents to which such Company Party is a party and the consummation by each Company Party of the transactions contemplated hereby require no action by or in respect of, or notification to or filing with, any Governmental Authority by a Company Party or any of its Affiliates, other than (a) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which a Company Party is qualified to do business, (b) the filing of a certificate of merger with respect to the LLC Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which OpCo LLC is qualified to do business, (c) compliance with any applicable requirements of the HSR Act and any other applicable Antitrust Laws, (d) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable state or federal securities laws (including the filing with the SEC of a proxy statement relating to the matters to be submitted to the stockholders of the Company (the “Proxy Statement”) and the clearance thereof by the SEC, in each case in connection with a meeting of the Company’s stockholders for the purpose of adopting this Agreement and approving the Merger (including any adjournment or postponement thereof, the “Company Meeting”)), (e) compliance with the rules and regulations of NASDAQ, (f) subject to Section 8.01(f), the approvals and notices set forth on Section 4.03(f) of the Company Disclosure Schedule (the “Specified Regulatory Approvals”) and (g) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated hereby prior to the End Date.

Section 4.04    Non-contravention. The execution, delivery and performance by the Company Parties of this Agreement and any Transaction Documents to which any Company Party is a party and the consummation of the transactions contemplated hereby and thereby do not and will not, assuming compliance with the matters referred to in Section 4.03 and receipt of the Requisite Company Vote, (a) contravene, conflict with, or result in any violation or breach of any provision of the Organizational Documents of the Company, any of its Subsidiaries or any Reciprocals, (b) contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (c) assuming compliance with the matters referred to in Section 6.04, require any consent, notification or other action by any Person under, constitute a breach or default (or an event that, with notice or lapse of time or both, would become a default) under or cause or permit the termination, cancellation, acceleration, or other change of any right or obligation of any Company Party or any of its Subsidiaries or any Reciprocals or the loss of any benefit to which such Company Party or any of its Subsidiaries or any Reciprocals is entitled under any provision of any Contract binding on such Company Party or any of its Subsidiaries or any Reciprocals or (d) result in the creation or imposition of any Lien on any asset of any Company Party or any of its Subsidiaries or any Reciprocals, with only such exceptions, in the case of each of clauses (b) through (d), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated hereby prior to the End Date.

Section 4.05    Capitalization.

(a)    The authorized capital stock of the Company consists of 300,000,000 Class A Shares, with the par value of $0.01 per share, 100,000,000 Class B Shares, with the par value of $0.0001 per share, and 50,000,000 shares of preferred stock, with the par value of $0.01 per share (“Preferred Shares”). As of September 11, 2026 (the “Capitalization Date”), there were 97,617,596 Class A Shares outstanding (of which 4,655,112 were Company Restricted Shares), 42,624,762 Class B Shares outstanding, no Preferred Shares outstanding and 140,074,438 OpCo LLC Units (each of which OpCo LLC Units shall be exchangeable (other than the OpCo LLC Units held by the Company) for one Class A Share in connection with the transactions contemplated hereby, pursuant to the OpCo LLC Agreement). All outstanding shares of capital stock of the Company and the equity interest of OpCo LLC have been, and all shares and equity interests that may be issued pursuant to any employee stock option or other compensation plan or arrangement will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of any Applicable Laws or preemptive rights, rights of first refusal or other similar rights of any Person. All issued and outstanding equity interests in each of the Company’s Subsidiaries (excluding OpCo LLC) are duly authorized and validly issued in accordance with the respective Organizational Documents of such Subsidiaries and are fully paid (to the extent required under such Subsidiaries’ Organizational Documents) and nonassessable and have not been issued in violation of any Applicable Laws or preemptive rights, rights of first refusal or other similar rights of any Person.

(b)    As of the Capitalization Date, there are 5,777,193 and 1,954,897 Class A Shares available for issuance pursuant to the Company’s Omnibus Incentive Plan and Partnership Inducement Award Plan, respectively. As of the Capitalization Date, there are (i) 643,376 and 2,172,514 Class A Shares subject to outstanding Company PSUs (assuming target and maximum performance levels, respectively) and (ii) 4,655,112 Class A Shares subject to outstanding Company RSAs.

(c)    Except (i) as set forth in Section 4.05(a) or, solely with respect to clause (E) below, as contemplated by the Rollover Agreements or the Organizational Documents of the Company or OpCo LLC, (ii) resulting from any issuance, forfeiture, cancellation and redemption of Shares after the Capitalization Date permitted by Section 6.01(c), or (iii) for changes since the Capitalization Date resulting from the issuance of Shares pursuant to the settlement of Company PSUs, in each case, there are no issued, reserved for issuance or outstanding (A) shares of capital stock or other voting securities of or ownership interests in the Company or OpCo LLC, (B) securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of or ownership interests in the Company or OpCo LLC, (C) warrants, calls, options, subscriptions, commitments, Contracts or other rights to acquire from the Company or OpCo LLC, or other obligation of the Company or OpCo LLC to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into or exchangeable or exercisable for capital stock or other voting securities of or ownership interests in, the Company or OpCo LLC, (D) restricted shares, restricted stock units, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, the value or price of, any capital stock or voting securities of, or ownership interests in, the Company or OpCo LLC or (E) contractual obligations or commitments relating to any Company Securities, including any voting trusts, proxies or any other contracts or understandings with respect to the voting of, or any agreements restricting transfer of, requiring the registration for sale of, or granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or any similar rights (the items in clauses (A) through (E), including, for the avoidance of doubt, the Shares being referred to collectively as the “Company Securities”). Except as set forth in the Organizational Documents of the Company or OpCo LLC or with respect to forfeitures of Company Restricted Shares, there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities. There are no declared or accrued but unpaid dividends or distributions with respect to any Shares. None of the Company Securities are owned by any Subsidiary of the Company. There are no voting trusts or other similar agreements or understandings to which the Company is a party.

Section 4.06    Subsidiaries.

(a)    Each Subsidiary of the Company and each Reciprocal has been duly organized, is validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization, has all organizational powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now, conducted, including as a Producer, an underwriter, a third party administrator, a claims adjuster, reinsurance broker, captive manager, captive manager, captive insurance company, risk purchasing group or a reciprocal insurance exchange under the Insurance Laws (collectively, the “Insurance Permits”), except for those licenses, authorizations, permits, consents and approvals the absence of which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Section 4.06 of the Company Disclosure Schedule sets forth a list of all the Insurance Permits for each Insurance Subsidiary and the Reciprocals, each of which is in full force and effect, and all designated responsible licensed producers for each Insurance Subsidiary and the Reciprocals, as applicable. Each such Subsidiary is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All material Subsidiaries of the Company and their respective jurisdictions of organization are identified in the Company 10-K. The Company Subsidiaries are not in material default under or in material violation of any of the provisions of, the Organizational Documents of each of such Company’s Subsidiaries.

(b)    Except with respect to OpCo LLC, all of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of the Company has been duly authorized, validly issued, fully paid and non-assessable and is free of any preemptive or similar rights, and is owned by the Company, directly or indirectly, free and clear of any Lien, other than (i) transfer restrictions imposed by federal and state securities Applicable Laws, (ii) those arising under the Company Credit Agreement and (iii) any transfer restrictions contained in the Organizational Documents of the Company and its Subsidiaries. There are no issued, reserved for issuance or outstanding (A) securities of the Company or any of its Subsidiaries convertible into, exchangeable or exercisable for shares of capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company, (B) warrants, calls, options, subscriptions, commitments, Contracts or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company, (C) restricted shares, restricted stock units, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company or (D) contractual obligations or commitments relating to any Company Subsidiary Securities, including any voting trusts, proxies or any other contracts or understandings with respect to the voting of, or any agreements restricting transfer of, requiring the registration for sale of, or granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or any similar rights (the items in clauses (A) through (D) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to issue, transfer, exchange, register, repurchase, redeem or otherwise acquire or sell any of the Company Subsidiary Securities. Except as set forth in Section 4.06(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any shares of capital stock or other voting securities of or ownership interests in, or securities convertible into, or exchangeable or exercisable for, shares of capital stock or other voting securities of or ownership interests in, any other Person.

Section 4.07    SEC Filings and the Sarbanes-Oxley Act.

(a)    Since January 1, 2023 (the “Applicable Date”), the Company has filed with or furnished to the SEC, on a timely basis all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed with or furnished to the SEC by the Company (such reports, schedules, forms, statements, prospectuses, registration statements and other documents so filed or furnished since the Applicable Date, collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”).

(b)    As of its filing or furnishing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document complied, and each Company SEC Document filed or furnished subsequent to the date hereof will when so filed or furnished comply, as to form in all material respects with the applicable requirements of NASDAQ, the 1933 Act, the 1934 Act and the Sarbanes-Oxley Act, as the case may be.

(c)    As of its filing or furnishing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed pursuant to the 1934 Act did not, and each Company SEC Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(d)    Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e)    As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the staff of the SEC with respect to the Company SEC Documents. As of the date of this Agreement, none of the Company SEC Documents is, to the Knowledge of the Company, the subject of ongoing SEC review or investigation.

(f)    The Company and each of its officers are in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and with respect to the Company, the applicable listing and corporate governance rules of NASDAQ. Each Company SEC Document containing financial statements that has been filed with or submitted to the SEC under the 1934 Act was accompanied by any certifications required to be filed or submitted by the Company’s principal executive officer and principal financial officer pursuant to Rules 13a-14 and 15d-14 under the 1934 Act and Sections 302 and 906 of the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, such certification complied in all material respects with the applicable provisions of the 1934 Act and the Sarbanes-Oxley Act. As of the date hereof, none of the foregoing certifications has become incomplete or incorrect. Neither the Company nor its principal executive officer or principal financial officer has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing such certifications.

(g)    Since the Applicable Date, the Company and its Subsidiaries have established and maintained disclosure controls and procedures (as defined in Rule 13a-15 under the 1934 Act) as required by Rule 13a-15 under the 1934 Act. Such disclosure controls and procedures are designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the 1934 Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information required to be disclosed by the Company is accumulated and communicated to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the 1934 Act are being prepared. Since the Applicable Date, the Company has designed, established and maintained internal controls over financial reporting, as defined in Rule 13a-15 under the 1934 Act, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(h)    Since the Applicable Date, neither the Company nor, to the Knowledge of the Company, the Company’s independent registered accountant has identified or been made aware of (i) any significant deficiency or material weakness in the design or operation of internal controls over financial reporting utilized by the Company which would reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial information or (ii) any fraud that involves the management or other employees of the Company who have a significant role in the Company’s internal controls over financial reporting.

Section 4.08    Financial Statements.

(a)    The audited consolidated financial statements (including any related notes and schedules) and unaudited consolidated interim financial statements (including any related notes and schedules) of the Company included or incorporated by reference in the Company SEC Documents fairly present in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments, which are not material, either individually or in the aggregate and the absence of footnotes in the case of any unaudited interim financial statements). No independent auditor has withdrawn, or has advised the Company or its Subsidiaries in writing that it intends to withdraw, its audit opinion with respect to any financial statements contained in any of the Company’s filings with the SEC.

(b)    The Company has made available to Parent, to the extent required to be filed with the applicable Insurance Regulator, complete and correct copies of the audited annual statutory statements of each Reciprocal, as of and for the year ended December 31, 2025, and as of and for the quarter ended June 30, 2026, each in the form so filed with the applicable Insurance Regulator (the “Company Statutory Statements”). The Company Statutory Statements fairly present, in all material respects in accordance with Applicable SAP, the statutory financial position of the applicable Reciprocal as of the respective dates thereof and the results of operations and changes in capital and surplus of such Reciprocal for the respective periods set forth therein. Each of the Company Statutory Statements (including all related notes) has been prepared, in all material respects, in accordance with Applicable SAP, except as otherwise noted therein. Such Company Statutory Statements complied in all material respects with all applicable Insurance Laws when filed or submitted and no material violation or deficiency has been asserted in writing by any Insurance Regulator with respect to any of such Company Statutory Statements that has not been cured or otherwise resolved to the satisfaction of such Insurance Regulator.

Section 4.09    Disclosure Documents.

(a)    Each document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company’s stockholders in connection with the transactions contemplated by this Agreement, including the Proxy Statement and the Schedule 13E-3 (as supplemented or amended, the “Company Disclosure Documents”), when filed, distributed or disseminated, as applicable, (i) will comply as to form in all material respects with the applicable requirements of the 1934 Act and (ii) at the time of such filing, at the time the Proxy Statement and any amendments or supplements thereto are first mailed to the Company’s stockholders and at the time of the Company Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)    The representations and warranties contained in this Section 4.09 will not apply to statements or omissions included or incorporated by reference in the Company Disclosure Documents based upon information supplied by Parent, Merger Subs or any of their representatives or advisors in writing specifically for use or incorporation by reference therein.

Section 4.10    Absence of Certain Changes. Since the Company Balance Sheet Date through the date of this Agreement, (a) the business of the Company, its Subsidiaries and any Reciprocals has been conducted in the ordinary course of business in all material respects, and (b) there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.11    No Undisclosed Material Liabilities; Title to Assets.

(a)    There are no liabilities or obligations of the Company, any of its Subsidiaries or any Reciprocals of a type required to be reflected on a balance sheet prepared in accordance with GAAP, other than: (i) liabilities or obligations disclosed and provided for in the Company Balance Sheet or in the notes thereto; (ii) liabilities or obligations incurred in the ordinary course of business since the Company Balance Sheet Date (none of which relates to violations of or liability under any Applicable Law or Action, breaches of Contracts or Permits, torts, misappropriation, or infringement), none of which are material to the Company; and (iii) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)    As of the date of this Agreement, there are no off-balance sheet arrangements of any type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the 1933 Act that have not been so described in the Company SEC Documents.

(c)    The Company and each of its Subsidiaries have good and valid title to all assets material to the business of the Company and each of its Subsidiaries, taken as a whole (excluding to the extent relevant, any Intellectual Property Rights, representations of title and ownership to which are solely covered under Section 4.16) owned by, or valid leasehold interests in or valid right to use all other assets of the Company and its Subsidiaries that are material to the business of the Company and its Subsidiaries, taken as a whole, except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.12    Compliance with Laws and Court Orders. Since the Applicable Date, the Company, each of its Subsidiaries and the Reciprocals have been in compliance with, and to the Knowledge of the Company, have not been under investigation with respect to, or have been threatened to be charged with or given notice of any violation of, any Applicable Law, except for failures to comply or violations that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated hereby prior to the End Date. As of the date hereof, there is no Order outstanding against the Company, any of its Subsidiaries or any Reciprocal that, individually or in the aggregate, has had or would reasonably be expected to have, a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated hereby prior to the End Date.

Section 4.13    Anti-Corruption & Trade Controls.

(a)    Since the Applicable Date, none of the Company or its Subsidiaries, or any of their respective directors or officers or, to the Knowledge of the Company, any employees, agents or other third-party representative acting on their behalf and under their control, has violated in any material respect any applicable Anti-Corruption Laws.

(b)    Since the Applicable Date, neither the Company nor its Subsidiaries have been in material violation of any applicable Anti-Money Laundering Laws.

(c)    None of the Company or its Subsidiaries, or any of their respective directors or officers, or, to the Knowledge of the Company, any employees, agents or other third-party representative acting on their behalf and under their control, is or has been since the Applicable Date: (i) a Sanctioned Person; (ii) engaged in any dealings or transactions with or for the benefit of any Sanctioned Person; or (iii) otherwise in material violation of any applicable Sanctions. Since the Applicable Date, none of the Company or its Subsidiaries, or any of their respective directors or officers or, to the Knowledge of the Company, any employees, agents or other third-party representative acting on their behalf and under their control has violated in any material respect any applicable Ex-Im Laws.

(d)    Since the Applicable Date, neither the Company nor any of its Subsidiaries has received from any Governmental Authority or any Person any written notice, inquiry or investigation; made any voluntary or involuntary disclosure to a Governmental Authority; or conducted any internal investigation or audit concerning any actual or potential material violation of Anti-Corruption Laws, Anti-Money Laundering Laws, Ex-Im Laws, or Sanctions.

Section 4.14    Litigation. As of the date hereof, there is no Action pending against, threatened in writing against or, to the Knowledge of the Company, otherwise threatened against, the Company or any of its Subsidiaries, that, individually or in the aggregate, has had or would reasonably be expected to have, a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated hereby prior to the End Date. As of the date hereof, to the Knowledge of the Company, there is no Action pending against, threatened in writing against or otherwise threatened against, any present or former officer, director or employee of the Company or any of its Subsidiaries or any of their respective Persons for whom the Company or any of its Subsidiaries may be liable or any of their respective properties before (or, in the case of threatened Actions, would be before) or by any Governmental Authority or arbitrator, that, individually or in the aggregate, has had or would reasonably be expected to have, a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated hereby prior to the End Date.

Section 4.15    Properties.

(a)    Section 4.15(a) of the Company Disclosure Schedule sets forth the address of each Owned Real Property. Except as set forth on Section 4.15(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries owns, or has ever owned, any real property.  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, with respect to each Owned Real Property: (i) the Company or Subsidiary (as the case may be) has good and marketable title to such Owned Real Property, free and clear of all Liens and encumbrances, except Permitted Liens, (ii) the Company or Subsidiary has not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any material portion thereof; and (iii) other than the right of Parent pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein.

(b)    Section 4.15(b) of the Company Disclosure Schedule sets forth the address of each Leased Real Property as of the date hereof. The Company has delivered to Parent a true and complete copy of each such Lease in effect as of the date hereof. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Lease is legal, valid and in full force and effect; (ii) neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company any other party to a Lease, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Lease, and neither the Company nor any of its Subsidiaries has received written notice that it has breached, violated or defaulted under any Lease; (iii) the Company or Subsidiary has not subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any material portion thereof; and (iv) the Company or Subsidiary has not collaterally assigned or granted any other security interest in such Lease or any interest therein. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have good and valid leasehold or subleasehold interests in the Leased Real Property, free and clear of all Liens other than Permitted Liens.  There are no pending and the Company has not received written notice of any threatened condemnation, eminent domain, rezoning or similar taking Actions against any Leased Real Property.

Section 4.16    Intellectual Property.

(a)    Section 4.16(a) of the Company Disclosure Schedule contains, as of the date hereof, a complete and correct list of all trademark registrations and applications, issued patents and patent applications, copyright registrations and applications, and domain names owned by the Company or any of its Subsidiaries (collectively, the “Registered Company-Owned Intellectual Property”). Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all Registered Company-Owned Intellectual Property is subsisting and, to the Knowledge of the Company, valid and enforceable. No Action is pending, or to the Knowledge of the Company, has been threatened, challenging the validity, enforceability, registration, ownership or scope of any Registered Company-Owned Intellectual Property, except as would not be material to the Company and its Subsidiaries, taken as a whole.

(b)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company or one of its Subsidiaries exclusively owns all Company-Owned Intellectual Property free and clear of any Liens other than Permitted Liens, (ii) the Company or one of its Subsidiaries has valid, enforceable, and sufficient rights to use (in each case, free and clear of any Liens other than Permitted Liens), all Intellectual Property necessary for the conduct of the business of the Company or any of its Subsidiaries as currently conducted, (iii) to the Knowledge of the Company, neither the Company, any of its Subsidiaries, nor the conduct of the business of the Company or any of its Subsidiaries as currently or previously conducted is, or since the Applicable Date has been, infringing, misappropriating, or otherwise violating the Intellectual Property rights of any Person, (iv) since the Applicable Date, to the Knowledge of the Company, no Person has infringed, misappropriated, or otherwise violated the Company-Owned Intellectual Property and (v) since the Applicable Date, neither the Company nor any of its Subsidiaries is or has been subject to or received any pending or threatened written notice, claim, or Action alleging the Company’s or its Subsidiaries’ infringement, misappropriation, or other violation of any Intellectual Property in any material respect (including that any services provided, processes used or products manufactured, used, imported, offered for sale or sold by the Company or any of its Subsidiaries infringes, misappropriates, or otherwise violates any Intellectual Property rights of any Person in any material respect).

(c)    Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) (x) the IT Assets operate and perform in a manner that permits, and are adequate for, the Company and its Subsidiaries to conduct their respective businesses as currently conducted and (y) to the Knowledge of the Company, no Person has gained unauthorized access to the IT Assets (or any information or data stored therein or transmitted thereby) and there have otherwise been no Security Incidents, (ii) the Company and its Subsidiaries have implemented commercially reasonable technical and physical safeguards designed to protect the IT Assets (and any data or information stored therein) against unauthorized Processing, and (iii) to the Knowledge of the Company, no IT Assets contain any “virus”, “back door,” “time bomb”, “Trojan horse” or other malicious code.

(d)    Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) to the Knowledge of the Company, the Company and its Subsidiaries are in compliance, and since the Applicable Date have been in compliance, with all Privacy/Data Security Laws and Privacy Requirements, including in the course of the operations of the Company and its Subsidiaries, and (ii) since the Applicable Date, no claims, notices, or Actions have been asserted or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries by any Person alleging a violation of such Person’s privacy, personal or confidentiality rights under any Privacy/Data Security Laws or Privacy Requirements. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries are, or since the Applicable Date, have been, (A) subject to or received any notice of any audit, investigation, notice, complaint or other Action by any Person, or (B) sent or been required to send to any Person any notice, in each case of (A) and (B), concerning any Security Incident or any actual or alleged violation of any Privacy Requirements.

(e)    Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality of trade secrets or confidential information owned by the Company or any of its Subsidiaries.

(f)    Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries possess the source code for the Company Software, together with such documentation as is reasonably necessary to enable competent programmers to maintain, support, further develop and otherwise modify the Company Software. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has provided or made available or is required to provide or otherwise make available to any third party, or to escrow with any third party, any source code of the Company Software, other than to employees or contractors engaged by the Company or its Subsidiaries who require access to such source code in connection with their employment or engagement and who are subject to legally enforceable obligations to maintain the confidentiality of such source code.

Section 4.17    Taxes. Except as to matters that would not have had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a)    All Tax Returns required to be filed by Applicable Law by, or on behalf of, the Company or any of its Subsidiaries have been timely filed (taking into account valid extensions of time to file), and all such Tax Returns are true, complete and correct in all respects. Each of the Company and each of its Subsidiaries has timely paid (or has had paid on its behalf) to the appropriate Governmental Authority all Taxes due and payable by it, whether or not shown as due on any Tax Returns.

(b)    Each of the Company and each of its Subsidiaries has properly and timely withheld or collected and timely paid, or is properly holding for timely payment, all Taxes required to be withheld, collected and paid over by it under Applicable Law, and each of the Company and each of its Subsidiaries has complied in all respects with all information reporting (and related withholding) and record retention requirements.

(c)    There is no Action with respect to Taxes of the Company or its Subsidiaries that is currently being conducted or, to the Knowledge of the Company, threatened by a Governmental Authority. None of Company or its Subsidiaries has agreed to any waiver of any statute of limitations in respect of Taxes that remains in effect (other than with respect to customary extensions to file Tax Returns obtained in the ordinary course of business).

(d)    There are no Liens on any of the assets of the Company or any of its Subsidiaries with respect to Tax, other than Liens for Taxes which are not yet due and payable.

(e)    With respect to any tax years open for audit as of the date of this Agreement, neither the Company nor any of its Subsidiaries has entered into a written agreement waiving or extending any statute of limitations with respect to any Taxes, except for extensions occurring as a result of extensions of the time to file Tax Returns granted in the ordinary course of business.

(f)    For U.S. federal income (and applicable state, local and non-U.S.) tax purposes the Company is and has since formation been properly classified as a corporation and OpCo LLC is properly classified as a partnership and since formation has been properly classified as a partnership or a disregarded entity and has never been classified at any time since its formation as a publicly traded partnership taxable as a corporation within the meaning of Section 7704 of the Code. Each Subsidiary of OpCo LLC is classified as a disregarded entity for U.S. federal income tax purposes. No election is pending to change any such classification.

(g)    Neither the Company nor any of its Subsidiaries is party to or bound by any Tax sharing, allocation or indemnification agreement or arrangement that would have a continuing effect after the Closing Date (other than such agreements or arrangements with third parties made in the ordinary course of business that is not primarily related to Taxes). Neither the Company nor any Subsidiary of the Company (i) is, or has been, a member of any affiliated, consolidated, combined or unitary Tax group, other than a group the common parent of which is the Company or (ii) has any liability for Taxes of any Person (other than the Company or any Subsidiary of the Company) arising from the application of Treasury Regulations Section 1.1502-6 (or any analogous provision of U.S. state or local or non-U.S. Tax law) or as a transferee or successor, by Contract (other than any Contract with a third party made in the ordinary course of business that is not primarily related to Taxes) or otherwise by operation of any Applicable Law.

(h)    Neither the Company nor any of its Subsidiaries has entered into, or participated in, any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(i)    No written claim has been made by a Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries has not paid Taxes or filed Tax Returns asserting that the Company or any of its Subsidiaries is or may be subject to Taxes assessed by such jurisdiction.

(j)    None of the Company or its wholly owned domestic Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any: (i) change in accounting method or use of an improper accounting method on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code or similar agreement entered into on or prior to the Closing Date; (iii) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law) incurred prior to the Closing; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received or deferred revenue realized on or prior to the Closing Date.

Section 4.18    Employee Benefit Plans.

(a)    Section 4.18(a) of the Company Disclosure Schedule sets forth a true, correct and complete list, as of the date hereof, of each material Employee Plan. With respect to each such material Employee Plan, the Company has made available to Parent true, correct and complete copies of, to the extent applicable, (i) such Employee Plan document, including any amendment thereto (or, in the case of any unwritten Employee Plan, a written description of all material terms thereof), (ii) each trust, insurance, annuity or other funding arrangement, (iii) the most recent summary plan description and any summary of material modifications prepared, (iv) the three most recently prepared financial statements and actuarial or other valuation reports prepared, (v) the most recent determination, advisory or opinion letter from the Internal Revenue Service and (vi) the three most recent annual reports on Form 5500 (or comparable form), including all schedules and attachments thereto, (vii) all non-routine correspondence with any Governmental Authority dated since the Applicable Date, and (viii) all Code nondiscrimination tests performed with respect to each Employee Plan for the three most recently completed plan years.

(b)    No Employee Plan is, and neither the Company nor its Subsidiaries (and any of their respective ERISA Affiliates) sponsors, maintains, administers, participates in or contributes to (or has any obligation to contribute to), or has in the past six (6) years sponsored, maintained, administered, participates in or contributed to (or had any obligation to contribute to), or has any direct or indirect liability (including on account of an ERISA Affiliate) under or with respect to any Employee Plan or other arrangement that is, or has within the past six (6) years been, (i) subject to Title IV of ERISA, Section 302 of ERISA or Section 412, 430 or 4971 of the Code, (ii) a multiemployer plan within the meaning of Sections 3(37) and 4001(a)(3) of ERISA, including in each case, as a consequence of at any time having been considered a single employer under Section 414 of the Code with any other Person or (iii) a multiple employer welfare arrangement within the meaning of 3(40) of ERISA.

(c)    Each Employee Plan that is intended to be qualified under Section 401(a) of the Code either has received or is permitted to rely upon a favorable determination or opinion letter, or, if available under Internal Revenue Service rules, has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service and no event has occurred and no condition exists with respect to the form or operation of such Employee Plan which would reasonably be expected to adversely affect the qualified status of such Employee Plan.

(d)    Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby (either alone or together with any other event) will (i)  entitle any current or former Service Provider to any payment or benefit, including any bonus, retention, severance, retirement or job security payment or benefit, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable to any current or former Service Provider, (iii) trigger any obligation under any Employee Plan, (iv)  limit or restrict the right of the Company or any of its Subsidiaries or, after the Closing, Parent, to merge, amend or terminate any Employee Plan, or (v) result in any “excess parachute payment” (within the meaning of Section 280G of the Code).

(e)    Neither the Company nor any of its Subsidiaries maintains any obligations to gross-up or reimburse any individual for any Tax or related interest or penalties incurred by such individual, including under Sections 409A or 4999 of the Code or otherwise.

(f)    Neither the Company nor any of its Subsidiaries has any current or projected liability for, and no Employee Plan provides or promises, any post-employment or post-retirement medical, dental, disability, hospitalization, life or similar benefits (whether insured or self-insured) to any current or former Service Provider (or any dependent or beneficiary thereof), other than coverage mandated by Applicable Law, including COBRA. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have not incurred (whether or not assessed) any penalty or Tax under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code and no circumstances exist or events have occurred that could result in the imposition of any such penalties or Taxes.

(g)    Each Employee Plan has been maintained, funded, operated and administered in compliance with its terms and all Applicable Law in all material respects, including ERISA and the Code, except for failures to comply that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All required returns, reports, notices, disclosures, statements and descriptions (including Form 5500 annual reports, summary annual reports and summary plan descriptions) have been timely filed or distributed in accordance with ERISA and the Code with respect to each Employee Plan and are accurate, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There have been no “prohibited transactions” (within the meaning of Section 406 of ERISA and Section 4975 of the Code) with respect to any Employee Plan that would reasonably be expected to result in material liability to the Company, and no fiduciary has any material liability for breach of fiduciary duty or other failure to act or comply in connection with the administration or investment of the assets of any Employee Plan.

(h)    No action, suit, investigation, audit, proceeding or claim (or any basis therefore) (other than routine claims for benefits) is pending against or involves or, to the Knowledge of the Company, is threatened against or threatened to involve, any Employee Plan before any arbitrator or any Governmental Authority, including the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation, which, individually or in the aggregate, if determined or resolved adversely, would reasonably be expected to have a Company Material Adverse Effect.

(i)    Except as would not reasonably be expected to have a Company Material Adverse Effect, all contributions, premiums or other payments that have become due with respect to each Employee Plan have been paid on a timely basis or, to the extent not yet due, accrued in accordance with GAAP.

Section 4.19    Labor Matters.

(a)    Neither the Company nor any of its Subsidiaries is or in the past three years has been a party to or bound by any Collective Bargaining Agreement; there are no Collective Bargaining Agreements or any other labor-related agreements or arrangements that pertain to any of the Company Employees, and none are currently being negotiated; and no Company Employees are represented by any labor union, labor organization, works council, employee representative or group of employees with respect to their employment with the Company or its Subsidiaries. There are no employees of the Reciprocals.

(b)    Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, there are no, and since the Applicable Date there have been no, unfair labor practice complaints, material labor grievances, material labor arbitrations, pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries before the National Labor Relations Board or any other Governmental Authority or any union representation questions involving Company Employees. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, there is no, and there has not been since the Applicable Date, labor strike, slowdown, stoppage, picketing, interruption of work or lockout pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries. To the Knowledge of the Company, since the Applicable Date, there have been no labor organizing activities with respect to any Company Employees.

(c)    The Company and its Subsidiaries are, and have been since the Applicable Date, in compliance with all Applicable Law relating to labor, employment and employment practices, including those relating to labor management relations, wages, hours, overtime, employee classification (including the classification and treatment of independent contractors and exempt and non-exempt employees), discrimination, harassment, retaliation, civil rights, affirmative action, work authorization, immigration (including the completion of Form I-9 for all U.S. employees and the proper confirmation of employee visas), safety and health, information privacy and security, workers compensation, continuation coverage under group health plans, wage payment, the payment and withholding of Taxes and WARN, except for failures to comply that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)    Since the Applicable Date, (i) no written or, to the Knowledge of the Company, oral allegations of workplace harassment, retaliation or discrimination have been made known to the Company or its Subsidiaries, or initiated, filed or threatened against the Company or its Subsidiaries or any of their executive officers or directors, (ii) no incidents of any such workplace harassment, retaliation or discrimination have occurred, and (iii) none of the Company or its Subsidiaries has entered into any settlement agreement related to allegations of sexual harassment or harassment, retaliation or discrimination by any executive officers or directors. The Company and its Subsidiaries have reasonably investigated all harassment, discrimination, retaliation or policy violation allegations against employees earning a salary above $100,000 of the Company that have been formally reported to the Company or its Subsidiaries. With respect to each such allegation (except those the Company or its Subsidiaries reasonably deemed to not have merit), the Company or applicable Subsidiary has taken prompt corrective action reasonably calculated to prevent further improper action and does not anticipate any material liability. Since the Applicable Date, there have been no written or, to the Knowledge of the Company, oral allegations of workplace harassment, retaliation or discrimination that would reasonably be expected to result in any material loss to the Company or any of its Subsidiaries, and there have been no such allegations that if known to the public would reasonably be expected to bring the Company or any of its Subsidiaries into material disrepute.

(e)    The employee census information made available to Parent regarding the employees of the Company is materially true, correct and complete as of the date hereof.

Section 4.20    Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a)    since the Applicable Date, no written notice, order, complaint or penalty has been received by the Company or any of its Subsidiaries arising out of any Environmental Laws, and there are no Actions pending or, to the Knowledge of the Company, threatened which allege a violation by the Company or any of its Subsidiaries of any Environmental Laws;

(b)    the Company and each of its Subsidiaries have all material environmental Permits necessary for their operations or the occupancy of any property or facility to comply with all Environmental Laws and are in compliance with the terms of such Permits in all material respects; and

(c)    the Company and each of its Subsidiaries is, and since the Applicable Date, has been, in compliance with Environmental Laws in all material respects.

Section 4.21    Material Contracts.

(a)    Section 4.21 of the Company Disclosure Schedule contains an accurate and complete list of each Contract described below (excluding any Employee Plan), under which the Company or any of its Subsidiaries has any current or future rights, responsibilities, obligations or liabilities (in each case, whether contingent or otherwise), in each case as of the date hereof (each, a “Material Contract”):

(i)    any partnership, joint venture, strategic alliance or similar Contract that is material to the Company and its Subsidiaries, taken as a whole;

(ii)    any Contract (A) relating to outstanding indebtedness for borrowed money of the Company or any of its Subsidiaries or any financial guaranty thereof in an amount in excess of $10,000,000, other than (I) Contracts among the Company and its wholly owned Subsidiaries and (II) financial guarantees entered into in the ordinary course of business, or (B) that prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of its Subsidiaries or prohibits the pledging of the capital stock of the Company or any of its Subsidiaries;

(iii)    any Contract pursuant to which the Company or any of its Subsidiaries licenses or sublicenses material Intellectual Property to or from any Third Party, other than (A) non-exclusive licenses entered into in the ordinary course of business, (B) licenses of, or subscriptions to, generally commercially available third party software, (C) licenses to open source software, (D) Contracts to the extent containing a non-exclusive license that is merely incidental to the transaction contemplated by such Contract, or (E) confidentiality or non-disclosure agreements;

(iv)    any Contract for the purchase, sale or lease of supplies, goods or products or for the furnishing or receipt of services which provides for aggregate payments to or by the Company and its Subsidiaries that exceed $10,000,000 annually, in each case, that is not terminable by either party on less than 60 days’ written notice and except for any Contract entered into the ordinary course of business;

(v)    any Contract (A) that restricts, or purports to restrict in any material respect, the ability of the Company or any of its Subsidiaries to compete in any line of business or geographic area, (B) providing “most favored nation”, “exclusivity” or similar provisions that are material to the Company or any of its Subsidiaries, or (C) granting a right of first refusal or right of first offer or similar right for any line of business or a material portion of the assets of the Company or any of its Subsidiaries;

(vi)    any Contract related to any completed, pending or future disposition, divestiture or acquisition (whether by merger, sale of stock, sale of assets or otherwise) of any business, equity interests or material portion of assets or properties by the Company or any of its Subsidiaries, in each case that has any (i) material continuing obligations of the Company or any of its Subsidiaries or (ii) continuing obligations of the Company or any of its Subsidiaries with respect to an “earn out,” holdback, contingent purchase price or similar contingent payment obligation;

(vii)    any settlement agreement with a Governmental Authority or Person involving future performance by the Company or any of its Subsidiaries that is material to the Company and its Subsidiaries, taken as a whole;

(viii)    the top ten (10) Advisory Agreements (measured by assets under management by the relevant RIA Subsidiary under the applicable Advisory Agreement);

(ix)    any Lease involving annual payments exceeding $2,000,000;

(x)    any Collective Bargaining Agreement;

(xi)    any Contract between a Reciprocal and the Company or any of its Subsidiaries;

(xii)    any Material Reinsurance Contract;

(xiii)    any Contract with a Governmental Authority; and

(xiv)    any other Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC).

(b)    Except for breaches, violations or defaults which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each of the Material Contracts is valid and in full force and effect, (ii) neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company any other party to a Material Contract, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Material Contract, (iii) neither the Company nor any of its Subsidiaries has received notice that it has breached, violated or defaulted under any Material Contract and (iv) neither the Company nor any of its Subsidiaries has received any written notice of termination from any other party to any Material Contract that such other party intends to terminate, not renew or renegotiate in any material respect the terms of any such Material Contract. The Company has made available to Parent true, complete and correct (in all material respects) copies of the Material Contracts.

Section 4.22    RIA Compliance Matters.

(a)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each RIA Subsidiary is and has been since the Applicable Date, (i) at all times required by Applicable Law, duly registered as an investment adviser under the Investment Advisers Act and under all applicable state statutes (if required to be so registered under Applicable Law), and (ii) duly registered and licensed as an investment adviser under all other Applicable Laws or exempt therefrom. Except for the RIA Subsidiaries, neither the Company nor any of its Subsidiaries provides Investment Advisory Services in any jurisdiction or is required to be registered under the Investment Advisers Act or any Applicable Law in any jurisdiction, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)    Each RIA Subsidiary has designated and approved an appropriate chief compliance officer in accordance with Rule 206(4)-7 under the Investment Advisers Act. Each RIA Subsidiary has established in compliance with requirements of Applicable Law, and maintained in effect at all times required by Applicable Law since the Applicable Date, (i) written anti-money laundering policies and procedures that incorporate, among other things, a written customer identification program, (ii) a code of ethics and a written policy regarding insider trading and securities trading policy, including the protection of material nonpublic information, (iii) written cyber security and identity theft policies and procedures, (iv) written policies and procedures designed to protect non-public personal information about customers, clients and other third parties, (v) written recordkeeping policies and procedures and (vi) other policies required to be maintained by such RIA Subsidiary under Applicable Law, including Rules 204A-1 and 206(4)-7 under the Investment Advisers Act that, in each case, are reasonably designed to prevent violations, by the RIA Subsidiary and each of its supervised persons, of the Investment Advisers Act and the rules that the SEC has adopted under the Investment Advisers Act, except, in each case under clauses (i) through (vi), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)    With respect to each RIA Subsidiary, (i) since the Applicable Date, neither any RIA Subsidiary nor, to the Knowledge of the Company, any “advisory affiliate” of such RIA Subsidiary has: (a) been subject to an order of the SEC issued under Section 203(f) of the Investment Advisers Act; (b) been convicted of any felony or misdemeanor involving conduct described in Section 203(e)(2)(A) through (D) of the Investment Advisers Act; (c) been found by the SEC to have engaged, or has been convicted of engaging, in any of the conduct specified in paragraph (1), (5) or (6) of Section 203(e) of the Investment Advisers Act; (d) been subject to any order, judgment or decree described in Section 203(e)(4) of the Investment Advisers Act; or (e) conducted any activity that would cause such RIA Subsidiary to be in violation of Rule 206(4)-5 of the Investment Advisers Act, (ii) as of the date hereof, none of such RIA Subsidiary, its control persons, its directors, officers, or employees (other than employees whose functions are solely clerical or ministerial), nor, to the Knowledge of the Company, any of such RIA Subsidiary’s other “associated persons” (as defined in the Investment Advisers Act) is (A) subject to ineligibility pursuant to Section 203 of the Investment Advisers Act to serve as a registered investment adviser or as an “associated person” of a registered investment adviser, (B) subject to disqualification pursuant to Rule 206(4)-3 under the Investment Advisers Act, (C) subject to disqualification under Rule 506(d) of Regulation D under the Securities Act or (D) subject to any disciplinary event or order that would require disclosure under the provisions of Rule 506(e) of the Securities Act, unless in the case of clause (A), (B), (C) or (D), such RIA Subsidiary or “associated person” has received effective exemptive relief from the SEC with respect to such ineligibility or disqualification, and (iii) as of the date hereof, there is no Action pending or, to the Knowledge of the Company, threatened in writing by any Governmental Authority (including but not limited to the SEC) that would reasonably be expected to result in the ineligibility or disqualification of such RIA Subsidiary, or any of its “associated persons” to serve in such capacities or that would provide a basis for such ineligibility or disqualification which would reasonably be expected to be, individually or in the aggregate, material to the Company.

(d)    Each RIA Subsidiary is, and since the Applicable Date, has been, in compliance with (i) the applicable provisions of the Investment Advisers Act and (ii) all other Applicable Laws of the jurisdictions in which such RIA Subsidiary acts as an investment adviser, except in each case under the foregoing clauses (i) and (ii) for such matters that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e)    Except as set forth on Section 4.22(e) of the Company Disclosure Schedule, other than the RIA Subsidiaries, none of the Company’s Subsidiaries (i) are registered or required to be registered as an investment adviser with the SEC under the Investment Advisers Act (or operating as a “relying adviser” and/or general partner “SPV”) or (ii) provide investment advisory or investment management services to any Person.

(f)    Each RIA Subsidiary has in effect written policies and procedures reasonably designed to ensure its compliance with Rule 206(4)-5 under the Investment Advisers Act and applicable SEC guidance related thereto. Each RIA Subsidiary is not prohibited from charging fees to any Person pursuant to Rule 206(4)-5 under the Investment Advisers Act or any similar “pay-to-play” rule or requirement, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(g)    Each employee and other personnel of each RIA Subsidiary who is required to be registered or qualified with any Governmental Authority to perform his or her material job functions in connection with the provision of Investment Advisory Services is as of the date hereof duly registered or qualified as such and each such registration or qualification is in full force and effect, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(h)    Since the Applicable Date, no Governmental Authority has provided written notice to the Company or any RIA Subsidiary of, or to the Knowledge of the Company initiated, any investigation, examination, audit or inspection into the operations of any RIA Subsidiary. There is no violation claimed or asserted in writing to the Company or any RIA Subsidiary by any Governmental Authority in connection with any such investigation, examination, audit or inspection that has not been resolved to the satisfaction of such Governmental Authority, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(i)    Each RIA Subsidiary has been in compliance with Rule 206(4)-2 under the Investment Advisers Act and any other Applicable Law with respect to the custody of client funds and securities since the Applicable Date, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(j)    Each RIA Subsidiary has made available to Parent a copy (current as of the date of this Agreement) of such RIA Subsidiary’s Form ADV Parts 1, 2A and 2B and any other filings required to be made with the SEC or any other Governmental Authority or delivered to Advisory Clients (collectively, “Regulatory Filings”). As of the date of each filing, amendment or delivery, as applicable, each such Regulatory Filing was timely filed and, at the time it was filed and during the period of its authorized use, complied in all material respects with Applicable Law.

(k)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no Advisory Client has, since the Applicable Date provided a written notice of termination of its Advisory Agreement or, to the Knowledge of the Company, placed any of its accounts under review.

(l)    There are no outstanding Orders of the SEC or any other Governmental Authority with regard to any RIA Subsidiary or unresolved comments of the SEC or any other Governmental Authority with respect to any examination of any RIA Subsidiary, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(m)    No exemptive orders, “no-action” letters or similar exemptions or regulatory relief have been obtained by or on behalf of any RIA Subsidiary, nor are any requests pending therefore, by or on behalf of any RIA Subsidiary.

(n)    No RIA Subsidiary nor any supervised person of any RIA Subsidiary: (i) has been indicted for or convicted of any felony or any crime involving fraud, misrepresentation or insider trading, (ii) is subject to any outstanding order barring, suspending or otherwise materially limited the right of such Person to engage in any activity conducted as part of the RIA Business as currently conducted, (iii) to the Knowledge of the Company, is the subject of any on-going investigation by any Governmental Authority materially affecting such Person’s ability to conduct any activity conducted as part of the RIA Business, or (iv) has been denied any Permit materially affecting such Person’s ability to conduct any activity conducted as part of the RIA Business.

Section 4.23    Client Agreements.

(a)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Advisory Agreement includes all provisions required by and complies in all respects with the Investment Advisers Act; (ii) no Advisory Client is, to the Knowledge of the Company, registered or required to be registered as an investment company under the Investment Company Act of 1940; and (iii) each RIA Subsidiary does not sponsor any public or private investment funds.

(b)    Each RIA Subsidiary and each of its Affiliates has complied with all applicable obligations, requirements and conditions of each Advisory Agreement, except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each RIA Subsidiary does not provide Investment Advisory Services to any Person other than the Advisory Clients and (ii) each RIA Subsidiary provides Investment Advisory Services to Advisory Clients solely pursuant to written Advisory Agreements.

Section 4.24    Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) the Company and its Subsidiaries maintain insurance in such amounts and against such risks as the Company reasonably has determined to be prudent, taking into account the industries in which the Company and its Subsidiaries operate, and as is sufficient to comply with Applicable Law, (b) all insurance policies of the Company and its Subsidiaries are in full force and effect, except for any expiration thereof in accordance with the terms thereof, (c) neither the Company nor any of its Subsidiaries is in breach of, or default under, any such insurance policy, and (d) no written notice of cancellation or termination has been received with respect to any such insurance policy, other than in connection with ordinary renewals or otherwise in the ordinary course of business. All material insurance policies of the Company and its Subsidiaries have been made available to Parent.

Section 4.25    Finders’ Fees. Except for Ardea Partners LP or Perella Weinberg Partners LP, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries, or the Special Committee, who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement. The Company has provided to Parent a true, correct and complete copy of the engagement letters with each of Ardea Partners LP and Perella Weinberg Partners LP.

Section 4.26    Opinion of Financial Advisor. The Board of Directors has received the opinion of Ardea Partners LP, financial advisor to the Company, on or prior to the date of this Agreement, to the effect that, as of the date of such opinion, the consideration to be paid by Parent or its affiliates to the Company’s stockholders (other than the Company, the Ultimate Parent or any of their respective Subsidiaries) in the Merger is fair, from a financial point of view, to such stockholders. The Special Committee has received the opinion of Perella Weinberg Partners LP, financial advisor to the Special Committee, to the effect that, as of the date of such opinion, the Merger Consideration to be received by the Unaffiliated Stockholders in the Merger is fair to the Unaffiliated Stockholders from a financial point of view. It is agreed and understood that each such opinion is for the benefit of the Board of Directors or the Special Committee, as applicable, and may not be relied on by Parent or Merger Subs for any purpose. A signed, correct and complete copy of each such opinion will promptly be made available to Parent, for informational purposes only, following receipt thereof by the Company or the Special Committee, as applicable.

Section 4.27    Antitakeover Statutes. Assuming the accuracy of the representations and warranties of Parent and Merger Subs set forth in Section 5.14, the Company has taken all action necessary (i) to render the restrictions of Section 203 of the DGCL and any other similar applicable “anti-takeover” Applicable Law inapplicable to the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including the Mergers, and Rollover Agreements and (ii) so that no “business combination”, “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or regulation under the laws of the State of Delaware or other Applicable Laws or any anti-takeover provision in the Organizational Documents of the Company is, or at the Effective Time will be, applicable to this Agreement or the transactions contemplated hereby, including the Mergers, the Rollover Agreements, or the Shares.

Section 4.28    Related Party Transactions. Other than the Rollover Agreements, neither the Company nor any of its Subsidiaries is party to any agreement, commitment, arrangement, transaction or understanding that would be required to be disclosed under Item 404 of Regulation S-K of the SEC (in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders) (each, a “Related Party Contract”), in each case, that is not so disclosed.

Section 4.29    Insurance Operational Matters.

(a)    Except as required by Insurance Laws of general applicability and the insurance authorizations, licenses or Permits maintained by the Insurance Subsidiaries and Reciprocals, and except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, as of the date hereof, there are no written, or, to the Knowledge of the Company, oral Orders binding on, the Company or on any of the Reciprocals or to which the Company or any of the Reciprocals is a party, on the one hand, and any Governmental Authority is a party, on the other hand, or any Actions by, or supervisory letters or cease-and-desist orders from, any Governmental Authority against the Company or the Reciprocals, nor have the Company or any of the Reciprocals adopted any board or committee resolutions at the request of any Governmental Authority, in each case, with respect to such Reciprocals, that would (i) limit the ability of any Reciprocal to enter into Reinsurance Contracts, (ii) require any divestiture of any investment of any Reciprocal, (iii) in any manner relate to the ability of any Reciprocal to pay dividends, (iv) require any investment of any Reciprocal to be treated as non-admitted assets (or the local equivalent), (v) require or impose any capital commitment, “keep well” or similar capital maintenance arrangement with respect to any Reciprocal or (vi) otherwise restrict the conduct of business of any Reciprocal as currently conducted, nor has any Reciprocal been advised in writing or, to the Knowledge of the Company, orally by any Governmental Authority that it is contemplating any such undertakings.

(b)    All Insurance Contracts issued by a Reciprocal are, and since the formation of the relevant Reciprocal have been, to the extent required under applicable Insurance Laws, on forms and at rates approved by applicable Insurance Regulators or filed with and not objected to by such Insurance Regulators within the period provided for objection, in each case except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Since the formation of the relevant Reciprocal, no material deficiencies have been asserted by any Insurance Regulator in writing or, to the Knowledge of the Company, orally with respect to any such form and rate filings which have not been cured or otherwise resolved. Since the date of formation of the relevant Reciprocal, such application forms or rates of Insurance Contracts issued by a Reciprocal have been issued, maintained and serviced in accordance, in all material respects, with their terms. No provision in any Insurance Contract issued by a Reciprocal gives the holder thereof or any other Person the right to receive policy dividends or otherwise participate in the revenue, earnings or profits of such Reciprocal except for retrospective credit commission or profit share arrangements provided to managing general agents and other intermediaries in the ordinary course of business.

(c)    Since the date of formation of the relevant Reciprocal, all benefits due and payable by or on behalf of the applicable Reciprocal in respect of the Insurance Contracts issued by the applicable Reciprocal have in all material respects been paid in accordance with the terms of the Insurance Contracts under which they arose and such payments were not materially delinquent when paid without material fines or penalties (excluding interest), except for such benefits for which the applicable Reciprocal believes there is a reasonable basis to contest payment.

(d)    Except to the extent prohibited by Applicable Law, the Company has made available to the Parent true and complete copies of (i) any material reports on financial examination (including draft reports where final reports are not yet available), and (ii) any material reports on market conduct examination (including draft reports where final reports are not yet available), in the case of each of (i) and (ii) delivered by any Insurance Regulators in respect of any Reciprocal since the date of formation of the applicable Reciprocal through the date of this Agreement or in respect of any Insurance Subsidiary which is a risk-bearing entity since the Applicable Date. All material deficiencies or violations noted in such examination reports have been cured or resolved to the satisfaction of the applicable Insurance Regulator prior to the date of this Agreement.

(e)    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, since the Applicable Date, to the Knowledge of the Company, (i) each Producer, at the time such Producer wrote, sold, solicited, produced, serviced or adjusted business, or performed such other act for or on behalf of the Company or any of its Subsidiaries that may require a Producer, adjusters’ or other insurance license, was duly licensed and appointed, where required, as a Producer, third-party administrator, or adjuster, or other insurance license, as applicable (for the type of business written, sold or produced by such Person), in the particular jurisdiction in which such Producer wrote, sold, produced, solicited or serviced such business, (ii) no Producer has been enjoined, indicted, convicted or made the subject of any consent decree or judgment on account of any violation of Applicable Law in connection with such Producer’s actions in his, her or its capacity as a Producer for an Insurance Subsidiary or the Reciprocals and (iii) no Producer is in violation (or with or without notice or lapse of time or both, would be in violation) of any term or provision of any Insurance Law applicable to the writing, sale or production of insurance business for the Insurance Subsidiaries or the Reciprocals.

(f)    With respect to each Material Reinsurance Contract, (i) to the Knowledge of the Company, no such counterparty is insolvent or the subject of a rehabilitation, liquidation, conservatorship, receivership, bankruptcy or similar proceeding, (ii) to the Knowledge of the Company, the financial condition of any cedant, reinsurer or retrocessionaire under such Material Reinsurance Contract is not impaired to the extent that a default thereunder is reasonably anticipated, except has not had and would not reasonably be expected to have a Company Material Adverse Effect, (iii) as of the date hereof, no written, or, to the Knowledge of the Company, oral, notice of intended cancellation, termination rate modification or request to recapture has been received by a Reciprocal from any such cedant, reinsurer or retrocessionaire and (iv) each Reciprocal is entitled under the applicable Insurance Laws of its domiciliary jurisdiction to take full credit in its Company Statutory Statements for all amounts recoverable by it pursuant to such Material Reinsurance Contract to the extent any such credit is so taken in the Company Statutory Statements.

(g)    The Reserves reported in the Company Statutory Statements (i) were determined in all material respects in accordance with generally accepted actuarial standards consistently applied throughout the specified period, and (ii) were fairly stated in accordance with Applicable SAP in effect at such time and, in all material respects, in accordance with sound actuarial principles, except, in each case, as otherwise noted in the applicable Company Statutory Statement and notes thereto included in the applicable Company Statutory Statement. Notwithstanding the foregoing, the Company makes no representations or warranties with respect to, and nothing contained in this Agreement is intended or shall be construed to be a representation or warranty, express or implied, of Seller in respect of (A) the adequacy or sufficiency of reserves or (B) the effect of the adequacy or sufficiency of reserves on any line item, asset, liability or equity amount on any financial or other document.

Section 4.30    No Other Representations or Warranties. Except for the express representations and warranties set forth in Article 5 or in any certificate delivered pursuant to this Agreement, the Company acknowledges and agrees that no representation or warranty of any kind whatsoever, express or implied, at law or in equity, is made or shall be deemed to have been made by or on behalf of Parent or Merger Subs to the Company, and the Company hereby disclaims reliance on any such other representation or warranty, whether by or on behalf of Parent or Merger Subs, and notwithstanding the delivery or disclosure to the Company, or any of its Representatives or Affiliates, of any documentation or other information by Parent, Merger Subs or any of their respective Representatives or Affiliates with respect to any one or more of the foregoing.

Article 5
REPRESENTATIONS AND WARRANTIES OF PARENT

Subject to Section 11.05, except as set forth in the Parent Disclosure Schedule, Parent represents and warrants to the Company that:

Section 5.01    Corporate Existence and Power. Each of Parent and each of the Merger Subs is a corporation or limited liability company duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate or limited liability company powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Since the date of its incorporation, each of Merger Sub and LLC Merger Sub has not engaged in any activities other than in connection with or as contemplated by this Agreement. Each of Merger Sub and LLC Merger Sub was formed solely for the purpose of consummating the transactions contemplated by this Agreement and actions reasonably related thereto.

Section 5.02    Corporate Authorization. Each of Parent and each of the Merger Subs has all requisite corporate power and authority, as applicable, to perform its obligations hereunder and consummate the Merger and the LLC Merger, as applicable (subject to, in the case of each of the Merger Subs, receiving the approval of Parent (or its wholly-owned subsidiary) as contemplated by the final sentence of this Section 5.02). The execution, delivery and performance by Parent and Merger Subs of this Agreement and the consummation by Parent and Merger Subs of the transactions contemplated hereby are within the corporate or limited liability company powers of Parent and Merger Subs and have been duly authorized by all necessary corporate action, subject only to the adoption of this Agreement by Parent (or its wholly owned subsidiary) in its capacity as sole stockholder of Merger Sub. Each of Parent and each Merger Sub has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by the Company, this Agreement constitutes a valid and binding agreement of each of Parent and each Merger Sub, enforceable against Parent and Merger Subs in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity). Prior to the execution of this Agreement, Parent (or its wholly owned subsidiary), as sole stockholder of Merger Sub, duly executed and delivered a written consent approving and adopting this Agreement in accordance with Section 228 and Section 251 of the DGCL, which by its terms will be effective immediately following execution of this Agreement and, when effective, will constitute the only approval of Merger Sub stockholders necessary to adopt this Agreement.

Section 5.03    Governmental Authorization. The execution, delivery and performance by Parent and Merger Subs of this Agreement and the consummation by Parent and Merger Subs of the transactions contemplated hereby require no action by or in respect of, or notification to or filing by or with respect to Parent and Merger Subs with, any Governmental Authority, other than (a) the filing of certificates of merger with respect to the Merger and the LLC Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (b) compliance with any applicable requirements of the HSR Act and any other applicable Antitrust Laws, (c) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other state or federal securities laws, (d) subject to Section 8.01(f), the Specified Regulatory Approvals and (e) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. As of the date hereof, neither Parent nor any of Parent’s Associates (as defined by 16 C.F.R. 801.1(d)(2)) own any interest in any Person that (i) competes with the Company, (ii) supplies any products or services to the Company or (iii) purchases any products or services from the Company.

Section 5.04    Non-contravention. The execution, delivery and performance by Parent and Merger Subs of this Agreement and any Transaction Documents to which they are a party and the consummation by Parent and Merger Subs of the transactions contemplated hereby and thereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the Organizational Documents of Parent or any Merger Sub, (b) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with, or result in a violation or breach of any provision of any Applicable Law or (c) assuming compliance with the matters referred to in Section 5.03, require any consent, notification or other action by any Person under, constitute a termination, cancellation, acceleration or any other change of any rights or obligations of Parent or any of its Subsidiaries, or loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any Contract binding on Parent or any of its Subsidiaries or any Permit affecting, or relating to, the assets or business of Parent and its Subsidiaries or (d) result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries, except, in the case of each of clauses (b) through (d), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.05    Disclosure Documents. The information that Parent supplies to the Company for use in any Company Disclosure Document (and any amendment thereof or supplement thereto) will not (including at the date mailed to the Company’s stockholders and at the time of the Company Meeting) contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company or any of its Representatives in writing specifically for use or incorporation by reference therein.

Section 5.06    Finders’ Fees. Except for each of Barclays Capital Inc., Moelis & Company LLC, Morgan Stanley & Co. LLC and Piper Sandler & Co., whose fees will be paid by Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent who might be entitled to any fee or commission payable by the Company prior to Closing in connection with the transactions contemplated by this Agreement.

Section 5.07    Financing. (a) Parent affirms that it is not a condition to the Closing or to any of its other obligations under this Agreement that Parent obtain financing for, or related to, any of the transactions contemplated by this Agreement. Parent has delivered to the Company true, complete and fully executed copies of (i) a commitment letter (including all related exhibits, schedules, annexes, supplements and term sheets thereto, and including any related fee letter as described below in Section 5.07(c) (and subject to any redactions as described below), as each of the foregoing may be amended, supplemented, replaced, substituted, terminated or otherwise modified or waived from time to time after the date hereof in compliance with Section 8.10, the “Debt Commitment Letters”) from each Person identified therein that has a commitment thereunder to provide or arrange the Debt Financing (collectively, the “Debt Financing Source”) confirming their respective commitments to provide LLC Merger Sub with debt financing in connection with the transactions contemplated hereby in the amount set forth therein and subject to the terms and conditions thereof (the “Debt Financing”) and (ii) a commitment letter (the “Equity Commitment Letter” and together with the Debt Commitment Letters, the “Financing Commitment Letters”) from DFO Sponsor (the “Equity Financing Source(s)”) confirming its commitment to provide Parent with equity financing, subject to the terms and conditions thereof, in connection with the transactions contemplated hereby in the amount set forth therein (the “Equity Financing” and together with the Debt Financing, the “Financing”). The definition of “Debt Financing Source” shall include the Persons (including the parties to the Debt Commitment Letters and any joinder agreements, credit agreements, purchase agreements, indentures or other definitive agreements relating to the Debt Financing or any Alternative Financing) that have committed to provide or arrange, or have otherwise entered into agreements in connection with, all or any part of the Debt Financing or any Alternative Financing, including any agents, arrangers, bookrunners, underwriters, initial purchasers, placement agents and lenders, and their respective successors and assigns.

(b)    As of the date hereof, the Equity Commitment Letter is in full force and effect and is a valid and binding obligation of Parent and the other parties thereto, enforceable against Parent and the other parties thereto in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity). Each of the Debt Commitment Letters is in full force and effect and is a valid and binding obligation of Parent and, to the knowledge of Parent, the other parties thereto, enforceable against Parent and, to the knowledge of Parent, the other parties thereto in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity). As of the date hereof, none of the Financing Commitment Letters have been amended or modified, and the respective commitments contained in the Financing Commitment Letters have not been withdrawn, rescinded or otherwise modified, and no such amendment, modification, withdrawal or rescission of the Financing Commitment Letters is, to the knowledge of Parent, currently contemplated or the subject of current discussions. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of (x) Parent or Merger Subs or any of their respective Affiliates or any other Person, under any of the Equity Commitment Letter or (y) Parent, Merger Subs or any of their respective Affiliates or, to the knowledge of Parent, any other Person, under any of the Debt Commitment Letters. All fees (if any) required to be paid under the Financing Commitment Letters on or prior to the date hereof have been paid in full.

(c)    There are no conditions precedent directly or indirectly related to the funding of the full amount of the Financing other than as expressly set forth in the Financing Commitment Letters. As of the date hereof, other than the Financing Commitment Letters, there are no other Contracts entered into by Parent or any Affiliate thereof related to the funding or investing, as applicable, of the Financing (except for (i) customary fee letters relating to the commitments in the Debt Commitment Letters, a true, complete and fully executed copy of each of which has been provided to the Company, with only the fee amounts, “market flex”, pricing terms, pricing caps and other commercially sensitive terms redacted; provided that Parent represents and warrants that the market flex provisions in such fee letter do not permit the imposition of any new conditions (or the modification or expansion of any existing conditions), (ii) customary engagement letters or nondisclosure agreements which do not impact the conditionality or amount of the Financing or (iii) those that would not be reasonably expected to materially adversely affect the availability of any portion of the Financing and which do not adversely impact the conditionality or amount of the Financing). As of the date hereof, assuming the satisfaction of the conditions to Parent’s obligation to consummate the Merger, Parent has no reason to believe that any of the conditions to the Financing will not be satisfied or that the full amount of the Financing will not be available in full to Parent on the Closing.

(d)    Assuming the Financing is funded on the Closing in accordance with the terms and conditions of the Financing Commitment Letters and the Closing is consummated in accordance with the terms of this Agreement following satisfaction of the conditions precedent thereto, the aggregate proceeds of the Financing (after giving effect to any market flex provisions with respect to the Debt Financing) will be in an amount sufficient to (i) pay the amounts payable by Parent pursuant to Section 2.02, Section 2.04, Section 2.06 and Section 2.07, (ii) repay the principal and interest on all loans and debt securities outstanding under each of the Company Credit Facility, the Company Credit Agreement and the Company Indenture required to be repaid in connection with or as a result of the Merger and (iii) pay all related fees and expenses of Parent, Merger Sub and their respective Representatives pursuant to this Agreement.

Section 5.08    Solvency. (a) Assuming (i) the satisfaction of the conditions to Parent’s obligation to consummate the Merger, (ii) the accuracy of the representations and warranties set forth in Article 4 of this Agreement in all material respects and (iii) the Company and its Subsidiaries, on a consolidated basis, are Solvent immediately prior to the Effective Time, then after giving effect to the transactions contemplated by this Agreement (including the Financing, any alternative financing, the payment of the aggregate Merger Consideration, any repayment or refinancing of debt contemplated in this Agreement or the Debt Commitment Letters and the payment of all related fees and expenses) the Surviving Corporation on a consolidated basis will be Solvent as of immediately following the Effective Time and immediately after the consummation of the transactions contemplated hereby. For purposes of this Agreement, “Solvent” when used with respect to any Person, means that such Person (A) has property with fair value greater than the total amount of their debts and liabilities, contingent, subordinated or otherwise (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, can reasonably be expected to become an actual or matured liability), (B) has assets with present fair salable value not less than the amount that will be required to pay their liability on their debts as they become absolute and matured, (C) will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as they become absolute and matured and (D) are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which they have unreasonably small capital.

(b)    Neither Parent nor any of its Affiliates are entering into this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of itself or any of its Affiliates.

Section 5.09    No Prior Operations; Capitalization. Each of Parent and each Merger Sub is a newly formed entity that was formed specifically in connection with the transactions contemplated by this Agreement and, except as required in connection with the transactions contemplated hereby, has not conducted any operations, owned an interest in any assets (including any ownership interest in any other Person), incurred any liabilities of any nature or become party to any agreements. As of the date hereof, Sequence is the direct or indirect beneficial owner of 100% of the outstanding ownership interests of Parent. Parent is the direct or indirect beneficial owner of 100% of the outstanding ownership interests of each Merger Sub.

Section 5.10    Guarantee. Concurrently with the execution of this Agreement, DFO Sponsor has delivered to the Company a duly executed Guarantee. DFO Sponsor is a limited partnership duly organized, validly existing and in good standing under the laws of Delaware and has all limited partnership powers required to carry on its business as now conducted. The execution, delivery and performance by DFO Sponsor of the Guarantee, and the consummation of the transactions contemplated thereby, are within the limited partnership powers of DFO Sponsor and have been duly authorized by all necessary limited partnership action on the part of DFO Sponsor. The Guarantee is in full force and effect and constitutes a valid and binding obligation of DFO Sponsor, enforceable against DFO Sponsor in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of DFO Sponsor under the Guarantee.

Section 5.11    Other Businesses. None of Parent, each Merger Sub or any of their respective Affiliates (a) competes with, or has direct or indirect capital or other interests of more than ten percent in any other corporation, partnership, limited liability company, joint venture or business organization that competes with the Company or (b) has entered (or, to the knowledge of Parent, as of the date hereof, are in negotiations to enter) into any agreement to acquire or make any investment in any corporation, partnership, limited liability company, joint venture or other business organization or any division or assets thereof, that competes with the Company.

Section 5.12    National Security Matters. Neither Parent nor any Merger Sub qualifies as a “foreign person” (as defined in 31 C.F.R. § 800.224).

Section 5.13    No Other Representations or Warranties. Except for the representations and warranties set forth in Article 4 or in any certificate delivered pursuant to this Agreement, each of Parent and each Merger Sub acknowledges and agrees that no representation or warranty of any kind whatsoever, express or implied, at law or in equity, is made or shall be deemed to have been made by or on behalf of the Company to Parent or Merger Subs and Parent and Merger Subs have not relied on any such representations or warranties. Each of Parent and each Merger Sub has relied solely upon its own investigation and analysis and acknowledges and agrees that, except for the representations and warranties set forth in Article 4 or in any certificate delivered pursuant to this Agreement, the Company makes no representation or warranty in connection with this Agreement or the Merger, including with respect to information conveyed at management presentations, in virtual data rooms, in due diligence sessions or other diligence materials and, without limiting the foregoing, any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or any of its Subsidiaries or the future business, operations or affairs of the Company or any of its Subsidiaries. Each of Parent and Merger Sub, on behalf of itself and its Subsidiaries, acknowledges and agrees that it has had reasonable access to, and has been afforded the opportunity to request and review, the books and records of the Company and its Subsidiaries (including in the possession of the Company’s representatives).

Section 5.14    Ownership. None of Ultimate Parent, Merger Subs or their respective “affiliates” or “associates” (in each case, as such terms are defined in Section 203 of DGCL) is, or has been during the last three years, an “interested stockholder” of the Company subject to the restrictions on “business combinations” (in each case as such terms are defined in Section 203 of the DGCL), or beneficially owns, or has beneficially owned during the last three years, directly or indirectly, any Class A Shares, Class B Shares or OpCo LLC Units or has, or has had in the last three years, any rights to acquire, directly or indirectly, any Class A Shares, Class B Shares or OpCo LLC Units, in each case other than as a result of this Agreement and the Rollover Agreements and the transactions contemplated hereby and thereby.

Section 5.15    No Form A Impediments. As of the date hereof, there are no circumstances, conditions, events or facts related to Parent, the Merger Subs, their respective Affiliates or any of its or their respective equity owners, directors, officers or managers (and the Sponsors and any Sponsor Related Persons) that would reasonably be expected to prevent or materially impair Parent’s or the Merger Subs’ ability to obtain approval of any Form A statements to be filed with the Texas Department of Insurance and the Arizona Department of Insurance and Financial Institutions to the extent required or applicable.

Article 6
COVENANTS OF THE COMPANY

Section 6.01    Conduct of the Company. During the period from the date hereof until the Effective Time, except (A) with the prior written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned), (B) as required by Applicable Law, (C) as set forth in Section 6.01 of the Company Disclosure Schedule, or (D) as otherwise required or expressly permitted by this Agreement (including, for the avoidance of doubt, Section 8.01(f)), (1) the Company shall, and shall cause each of its Subsidiaries and the Reciprocals (to the extent within the control of the Company or its Subsidiaries) to, use commercially reasonable efforts to conduct its business in the ordinary course of business and preserve intact the material components of its current business organization and relationships and goodwill with suppliers, customers, employees, Governmental Authorities and other Persons with which the Company, its Subsidiaries or the Reciprocals have material business relations (including by enforcing and not waiving restrictive covenants in its favor in respect of a current or former Service Provider except pursuant to a settlement entered into in accordance with Section 6.01(o)) and (2) the Company Parties shall not, nor shall they permit any of their Subsidiaries or the Reciprocals (to the extent within the control of the Company or its Subsidiaries) to:

(a)    amend the Company’s certificate of incorporation or bylaws or the comparable Organizational Documents of any of the Subsidiaries of the Company or the Reciprocals;

(b)    (i) adjust, split, combine, exchange, subdivide or reclassify any shares of its capital stock, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock (including any Shares), except for (A) dividends by any of its or OpCo LLC’s wholly owned Subsidiaries (B) distributions in accordance with the terms of the OpCo LLC Agreement to be no greater than necessary to satisfy its obligations in respect of Tax distributions under the OpCo LLC Agreement to all members of OpCo LLC consistent with past practice and (C) exchanges of Class B Shares and OpCo LLC Units in accordance with the OpCo LLC Agreement;

(c)    (i) issue, deliver, sell, dispose, encumber, grant, confer, award or authorize the issuance, delivery, sale, disposal, encumbrance, grant, conferral or award of, any Company Securities, OpCo LLC Units or Company Subsidiary Securities, other than the issuance of (A) any Shares upon settlement of Company PSUs outstanding as of the date of this Agreement in accordance with their respective terms, (B) any grant or issuance of shares of Company Common Stock in exchange for OpCo LLC Units in accordance with the OpCo LLC Agreement (including, for the avoidance of doubt, the Closing Exchanges), or (C) any Company Subsidiary Securities to the Company or any other wholly owned Subsidiary of the Company or (ii) amend any term of any Company Security or any Company Subsidiary Security (in each case, whether by merger, consolidation or otherwise);

(d)    acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material amount of assets, securities, properties, interests or businesses, for consideration in excess of $5,000,000 individually or $25,000,000 in aggregate any transaction or series of related transactions; provided that the Company and its Subsidiaries may take such actions pursuant to existing Contracts set forth on Section 6.01(d) on the Company Disclosure Schedule;

(e)    adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries or the Reciprocals (other than the Merger);

(f)    sell, lease, license, assign or otherwise transfer, or dispose of, mortgage, sell or create or incur any material Lien on, any of the Company’s or its Subsidiaries’ or the Reciprocal’s material assets, securities, properties (including the Leased Real Property), interests or businesses, other than (i) sales of inventory in the ordinary course of business, (ii) as required pursuant to existing Contracts in effect on the date hereof, (iii) Permitted Liens and (iv) transfers among the Company and its wholly owned Subsidiaries, among the wholly owned Subsidiaries of the Company or among the wholly owned Subsidiaries of OpCo LLC;

(g)    sell, assign, transfer, abandon, license or sublicense, fail to maintain, subject to any Lien or otherwise dispose of any material Company-Owned Intellectual Property (except (i) non-exclusive licenses granted in the ordinary course of business, (ii) licenses pursuant to existing Contracts or (iii) among the Company and any of its wholly owned Subsidiaries);

(h)    make any loans, advances or capital contributions to, or investments in, any other Person, other than (i) by the Company (or a wholly-owned Subsidiary of the Company) to a wholly-owned Subsidiary of the Company or (ii) in the ordinary course of business;

(i)    create, incur, assume, provide any guarantee of or otherwise become liable with respect to any indebtedness for borrowed money or guarantees thereof (other than as required by its terms); provided, however, that the foregoing shall not restrict any drawdowns under the Company Credit Facility or the Company Credit Agreement that are not in excess of $25,000,000 in the aggregate;

(j)    other than in the ordinary course of business (excluding in the case of any Contract that is, or would have been, a Material Contract under Section 4.21(a)(i), (ii), (v), (viii), or (xiv), or a Related Party Contract, to which such ordinary course of business exception shall not apply), (i) enter into any contract which if entered into prior to the date of this Agreement would have been a Material Contract or material Lease or Related Party Contract, or (ii) amend or modify in any material respect (in each case, in a manner adverse to Parent), waive any material rights under, or terminate any Material Contract or Lease or Related Party Contract;

(k)    except as required under the terms of any Employee Plan in effect on the date of this Agreement, (i) grant or increase any compensation, bonus, severance, retention, change in control, termination pay, welfare or other benefits, (ii) establish, adopt, enter into, amend, or terminate any Employee Plan (or any plan, agreement, program, policy, or other arrangement that would be an Employee Plan if in existence on the date hereof), (iii) take any action to accelerate any material payment or benefit, or the funding of any material payment or benefit, payable or to become payable to any of its directors, officers, employees or individual independent contractors, (iv) terminate the employment or service of any of its employees or individual independent contractors who is with an annual base salary or base compensation greater than $300,000, other than for “cause”; or (v) hire any employee or individual independent contractor who would have an annual base salary or base compensation greater than $300,000;

(l)    negotiate, modify, amend, extend, terminate or enter into any Collective Bargaining Agreement or certify any labor union, labor organization, works council or group of employees as the bargaining representative for any Company Employees;

(m)    implement or announce any employee layoffs, furloughs, reductions in force, plant closings, reductions in compensation or other similar actions that trigger obligations under WARN;

(n)    materially change the Company’s methods of accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the 1934 Act, as agreed to by its independent public accountants;

(o)    settle or compromise (i) any Action or threatened Action (excluding any Action or threatened Action relating to Taxes) involving or against the Company or any of its Subsidiaries or the Reciprocals, other than settlements or compromises that do not result in (x) a payment obligation (net of insurance proceeds and any payment obligations for which the Company reasonably expects to be indemnified) of the Company or any of its Subsidiaries or the Reciprocals in excess of $5,000,000 individually or $10,000,000 in the aggregate, (y) equitable relief that would be material to the Company and its Subsidiaries or the Reciprocals, taken as a whole, or materially impact the operations or businesses of the Company or any of its Subsidiaries or the Reciprocals (or, following the Closing, Parent or its Subsidiaries), or (z) an admission of any criminal wrongdoing, or (ii) any Action or threatened Action (excluding any Action or threatened Action relating to Taxes) that relates to the transactions contemplated hereby;

(p)    (i) make, change or revoke any material election with respect to Taxes, (ii) file any material Tax Return in a manner materially inconsistent with past practice or file any material amended Tax Return, (iii) settle or compromise any material Tax claim, audit or assessment, (iv) adopt or change any material Tax accounting method or period, (v) enter into any closing agreement with respect to any material Tax or surrender any right to claim a material Tax refund, offset or reduction in Tax or (vi) consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment (other than any such extensions or waivers automatically granted in the ordinary course of business);

(q)    make or commit to any capital expenditures exceeding $10,000,000 in the aggregate, other than in accordance with the Company’s annual capital expenditures budget made available to Parent;

(r)    enter into or discontinue any line of business of the Company, its applicable Subsidiary or applicable Reciprocal or enter into any new lines of business that would require any Reciprocal to add new lines of authority to its certificates of authority which are not present on its certificate of authority from its domestic Insurance Regulator; or

(s)    agree, resolve or commit to do any of the foregoing.

Section 6.02    Access to Information. From the date hereof until the Effective Time and subject to Applicable Law and the Confidentiality Agreement, the Company shall (and shall cause its Subsidiaries to), upon reasonable advance notice, and except as may otherwise be required by Applicable Law, (a) provide Parent, its officers, directors, employees, attorneys, lenders, accountants, consultants or other agents or advisors (“Representatives”) reasonable access, during normal business hours during the period prior to the Effective Time, to the Representatives and offices, properties, books and records, work papers and other documents of the Company and its Subsidiaries and (b) during such period, furnish to Parent and its Representatives such existing information as such Persons may reasonably request within a reasonable time of such request, including copies of such existing information; provided that the foregoing shall not require the Company to disclose any information pursuant to this Section 6.02 to the extent that (i) such disclosure, in the reasonable judgment of the Company’s legal counsel, would violate any Applicable Law (including privacy law or any Privacy Requirement) or (ii) disclosure of any such information or document would result in the waiver or loss of attorney-client privilege, work product doctrine or any other legal privilege; provided that, in the case of clauses (i) and (ii), the Company shall reasonably cooperate with Parent to allow for such access or disclosure in a manner that would not violate any Applicable Law or result in the waiver or loss of attorney-client privilege, work product doctrine or any other legal privilege. Notwithstanding the foregoing, nothing in this Section 6.02 shall require the Company to permit any inspection of, or to disclose any information regarding an Acquisition Proposal, which shall be governed by Section 6.03. Any investigation pursuant to this Section 6.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries. No information or knowledge obtained by Parent in any investigation pursuant to this Section 6.02 shall affect or be deemed to modify any representation or warranty made by the Company hereunder. All requests for information made pursuant to this Section 6.02 shall be directed to an executive officer of the Company or such Person as may be designated by any such executive officer.

Section 6.03    Non-Solicitation; Other Offers.

(a)    General Prohibitions. Subject to the terms of Section 6.03(a), from the execution of this Agreement until the earlier of the termination of this Agreement pursuant to Article 10 and the Effective Time, neither the Company nor any of its Subsidiaries or any of their respective directors and officers shall, and the Company shall use reasonable best efforts to cause its and its Subsidiaries’ respective Representatives not to, directly or indirectly, (i) solicit, initiate, propose, knowingly encourage or knowingly take any action to facilitate or encourage the submission of any Acquisition Proposal or any inquiry, proposal, offer, request or indication of interest that is reasonably likely to lead to an Acquisition Proposal, (ii) enter into, engage in, or participate in any discussions or negotiations with, furnish any non-public information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books, records work papers and other documents related to, or personnel of, the Company or any of its Subsidiaries to, or otherwise cooperate in any way with, any Third Party, in each case, relating to any Acquisition Proposal or any inquiry, proposal, offer, request or indication of interest that would reasonably be expected to lead to an Acquisition Proposal, (iii) (A) withdraw, withhold, qualify or modify, or publicly propose to withdraw, withhold, qualify or modify, the Company Board Recommendation, (B) approve, adopt, endorse or recommend, or publicly propose to approve, adopt, endorse or recommend, any Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, (C) in the event of a publicly announced Acquisition Proposal that is not covered by sub-clause (D), fail to publicly reaffirm the Company Board Recommendation within ten Business Days after Parent so requests in writing (it being understood that the Company will have no obligation to make such reaffirmation on more than one occasion with respect to any one Acquisition Proposal; provided that Parent shall be entitled to make a new request each time there is a publicly disclosed material change in such applicable Acquisition Proposal), (D) fail to publicly recommend against any Acquisition Proposal structured as a tender offer or exchange offer within ten Business Days after commencement thereof or take any public position in connection therewith other than a recommendation against such offer or a customary “stop, look and listen” pursuant to Rule 14e-2(a) or Rule 14d-9 under the 1934 Act or (E) fail to include the Company Board Recommendation in the Proxy Statement (any action described in this clause (iii), an “Adverse Recommendation Change”), (iv) grant any waiver, amendment or release under any standstill or confidentiality agreement, except solely to the extent the Board of Directors (acting upon the recommendation of the Special Committee) or the Special Committee determines in good faith, after consultation with outside legal counsel, that the failure to do so would be reasonably likely to be inconsistent with its fiduciary duties under Delaware law (and excluding, for the avoidance of doubt, any standstill or similar restriction that automatically terminates, expires, or falls away upon the public announcement of the execution of this Agreement), (v) enter into any agreement in principle, letter of intent, indication of interest, term sheet, merger agreement, acquisition agreement, option agreement or other similar agreement or instrument relating to, or that would reasonably be expected to lead to, an Acquisition Proposal or (vi) resolve or agree to do any of the foregoing.

(b)    Exceptions. Notwithstanding Section 6.03(a), at any time prior to the receipt of the Requisite Company Vote:

(i)    the Company, directly or indirectly through its Representatives, may (A) engage in negotiations or discussions with any Third Party and its Representatives that has made from or after the date of this Agreement a bona fide Acquisition Proposal that did not result from a breach of Section 6.03(a) and that the Board of Directors (acting upon the recommendation of the Special Committee) determines in good faith, after consultation with outside legal counsel and its financial advisor, constitutes or would reasonably be expected to lead to a Superior Proposal, and (B) furnish to such Third Party or its Representatives non-public information relating to the Company or any of its Subsidiaries pursuant to an Acceptable Confidentiality Agreement; provided that (x) to the extent that any non-public information or access is provided to such Third Party or its Representatives that was not previously provided or made available to Parent, such non-public information or access is provided or made available to Parent as promptly as reasonably practicable (and in any event within twenty-four (24) hours after being shared with such Third Party or its Representatives) and (y) any competitively sensitive information or data provided to any such Third Party or its Representatives in accordance with this Section 6.03 who is, or whose Affiliates include, a competitor, supplier or customer of the Company or any of its Subsidiaries will be provided in a separate “clean data room” and subject to customary “clean team” arrangements regarding access to such information or data; and

(ii)    subject to compliance with the other provisions of this Section 6.03, the Board of Directors may make (acting upon the recommendation of the Special Committee) an Adverse Recommendation Change (A) following receipt of a Superior Proposal or (B) solely with respect to clause (A) and (E) of the definition of Adverse Recommendation Change, in response to events, changes, occurrences or developments in circumstances that are material to the Company and its Subsidiaries, taken as a whole, that were not known to or reasonably foreseeable by the Board of Directors as of or prior to the date hereof and that become known to the Board of Directors after the date hereof (or, if known to the Board of Directors as of the date hereof, the consequences of which were not known or reasonably foreseeable to the Board of Directors of the Company as of the date hereof) (an “Intervening Event”), provided that in no event shall any of the following constitute or contribute to an Intervening Event: (1) the announcement or pendency of this Agreement or the transactions contemplated by this Agreement, (2) any Acquisition Proposal or any inquiry, proposal, offer, request or indication of interest that would reasonably be expected to lead to an Acquisition Proposal or consequence thereof, (3) any change after the date of this Agreement in the market price or trading volume of Company Common Stock (it being understood that the underlying facts and circumstances giving rise to such change may be taken into account to the extent not otherwise excluded by the foregoing clauses (1) or (2)) or (4) the fact, in and of itself, that the Company meets or exceeds any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period (it being understood that the underlying facts and circumstances giving rise to such outperformance may be taken into account to the extent not otherwise excluded by the foregoing clauses (1) or (2));

in each case, referred to in the foregoing clauses (i) and (ii) only if the Board of Directors (acting upon the recommendation of the Special Committee) determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under Delaware law. In addition, nothing contained herein shall prevent the Board of Directors (acting upon the recommendation of the Special Committee) from complying with Rule 14e-2(a) or Rule 14d-9 under the 1934 Act with regard to an Acquisition Proposal so long as any action taken or statement made to so comply is consistent with this Section 6.03; provided that any such action taken or statement made that relates to an Acquisition Proposal shall be deemed to be an Adverse Recommendation Change unless the Board of Directors (acting upon the recommendation of the Special Committee) expressly reaffirms the Company Board Recommendation in such statement or in connection with such action. In addition, at any time prior to receipt of the Requisite Company Vote in response to an unsolicited Acquisition Proposal, the Company may, directly or indirectly, seek clarification from any Person that has made an Acquisition Proposal solely to clarify and understand any terms and conditions of such proposal that are necessary to provide adequate information for the Board of Directors to make an informed determination under this Section 6.03.

(c)    Required Notices. From and after the date hereof until the earlier of the valid termination of this Agreement pursuant to Article 10 and the Effective Time, the Company shall notify Parent in writing promptly (and in any event within 24 hours) after receipt by the Company or any of its Representatives on its behalf of any Acquisition Proposal or any request for material non-public information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books, records, work papers or other documents relating to or personnel of the Company or any of its Subsidiaries by any Third Party (which notice shall include the identity of such Third Party and copies of the Acquisition Proposal, including copies of the proposed alternative definitive agreement to be entered into in connection with such Acquisition Proposal, any related financing commitment and material related documents, and if such Acquisition Proposal or any portion thereof was not provided in writing, a summary of the material terms and conditions thereof) and keep Parent reasonably informed, on a reasonably prompt basis, of the status, material terms and conditions and any material developments related thereto, including promptly (but in no event later than 24 hours after receipt) providing Parent summaries of material oral communications between the Company and Third Party and copies of all material correspondence and written materials in respect of such Acquisition Proposal (including any amendments or modifications thereto) sent or provided to or by the Company or any of its Subsidiaries or any of their respective Representatives in connection therewith.

(d)    Last Look. Neither the Board of Directors (acting upon the recommendation of the Special Committee) nor the Company shall be permitted to take any of the actions referred to in Section 6.03(b)(ii) or terminate this Agreement pursuant to Section 10.01(d)(i) unless (i) the Company notifies Parent, in writing at least four (4) Business Days before taking such action (the “Notice Period”), of its intention to do so, specifying in reasonable detail the reasons for such Adverse Recommendation Change and/or such termination (which notice shall not constitute an Adverse Recommendation Change or termination), attaching (A) in the case of an Adverse Recommendation Change to be made in connection with a Superior Proposal, the most current version of the proposed agreement(s) under which such Superior Proposal is proposed to be consummated, including the identity of the Third Party making such Acquisition Proposal, or (B) in the case of an Adverse Recommendation Change to be made pursuant to an Intervening Event, all material information relating to such Intervening Event and a reasonably detailed description of the reasons for making such Adverse Recommendation Change (such written notice a “Notice of Recommendation Change”), (ii) during the Notice Period, the Company shall have, and the Company shall have caused its Representatives to have, negotiated reasonably and in good faith with Parent any revisions to the terms of this Agreement that Parent proposes and (iii) following the end of the Notice Period, the Board of Directors (acting upon the recommendation of the Special Committee) shall have determined, in consultation with outside legal counsel and its independent financial advisor, and giving due consideration to such revisions proposed in writing by Parent, that (A) in the case of any Adverse Recommendation Change to be made in connection with a Superior Proposal, such Superior Proposal would nevertheless continue to constitute a Superior Proposal (assuming such revisions proposed by Parent in writing were to be given effect) (it being understood and agreed that any amendment to the financial terms or other material terms of such Superior Proposal shall require a new written notification from the Company; provided that for the purposes of such new notification the reference to “four (4) Business Days” in clause (i) above shall be deemed to be “two (2) Business Days”) and (B) in the case of an Adverse Recommendation Change to be made pursuant to an Intervening Event, such Intervening Event would nevertheless necessitate the need for such Adverse Recommendation Change, and, in either case, the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under Delaware law.

(e)    Definition of Superior Proposal. For purposes of this Agreement, “Superior Proposal” means any bona fide, unsolicited, written Acquisition Proposal which did not result from a material breach of this Section 6.03(a)(i) (but substituting “50%” for all references to “20%” in the definition of such term), that includes the right for each holder of OpCo LLC Units to exchange all of its OpCo LLC Units for Class A Shares effective immediately prior to the closing of the proposed transaction, that the Board of Directors (acting upon the recommendation of the Special Committee) determines in good faith, after consultation with its outside legal counsel and independent financial advisors, is reasonably likely to be consummated in accordance with its terms and is more favorable from a financial point of view, to the Company’s stockholders (in their capacity as such) than the transactions contemplated by this Agreement, after taking into consideration any changes to the terms of this Agreement proposed by Parent in response to such Acquisition Proposal during the Notice Period.

(f)    Obligation of the Company to Terminate Existing Discussions. Subject to this Section 6.03, (i) the Company shall, and shall cause any of its Subsidiaries and its and their respective Representatives to cease immediately and cause to be terminated any and all existing activities, discussions, negotiations or solicitations of the foregoing, if any, with any Third Party and its Representatives conducted prior to the date hereof with respect to any Acquisition Proposal and (ii) the Company shall promptly (and in any event within one Business Day after the date hereof) terminate any data room access of such Third Party or any of its Representatives and request in writing that each Third Party that has executed a confidentiality or similar agreement in connection with any transaction or proposal involving the Company that could reasonably be expected to lead to an Acquisition Proposal or that relates to a potential Acquisition Proposal promptly return to the Company or destroy all information previously furnished or made available to such Third Party or any of its Representatives by or on behalf of the Company or its Representatives in accordance with the terms of such agreement.

Section 6.04    Advisory Client Consents.

(a)    Negative Consents; Affirmative Consents.  Each RIA Subsidiary shall use its commercially reasonable efforts to obtain, in accordance with Applicable Law and the applicable Advisory Agreement, the consent of each Advisory Client to the deemed assignment of its Advisory Agreement as a result of the transactions contemplated hereby prior to Closing (such consent, a “Client Consent”). Without limiting the generality of the foregoing, each RIA Subsidiary shall send, within forty-five (45) days of the date hereof, notices to each Advisory Client as of the date hereof (i) informing such Advisory Client of the transactions contemplated hereby, (ii) informing such Advisory Client that such RIA Subsidiary intends to continue to provide Investment Advisory Services to such Advisory Client after Closing and requesting such Advisory Client’s consent thereto, (iii) requesting the requisite consent of such Advisory Client to such deemed assignment and (iv) unless the Advisory Client’s Advisory Agreement requires the Advisory Client’s written consent to such deemed assignment, informing such Advisory Client that the consent of such Advisory Client will be deemed to have been provided if such Advisory Client does not notify in writing the applicable RIA Subsidiary of its objection to such deemed assignment, or of its termination of its Advisory Agreement, within forty-five (45) days after the sending of such notice. In the case of a New Client, the relevant RIA Subsidiary shall use commercially reasonable efforts to provide such New Client with disclosure prior to the entering into of its Advisory Agreement (A) informing such New Client of the transactions contemplated hereby, (B) informing such New Client that such RIA Subsidiary intends to continue to provide Investment Advisory Services to such New Client after Closing, and (C) informing such New Client that the consent of such New Client will be deemed to have been provided by the entering into by such New Client of its Advisory Agreement. Parent shall have a reasonable opportunity to review and comment on all materials used to seek Client Consents for purposes of this Section 6.04(a) prior to distribution. The Company agrees to (i) cause the RIA Subsidiary to cooperate with and support the Company’s efforts under this Section 6.04(a) and (ii) cause the RIA Subsidiary to file an other-than-annual amendment to its Form ADV within 30 days following the Closing to reflect the change in ownership of the RIA Subsidiary.

(b)    Cooperation. Parent shall (i) use commercially reasonable efforts to cooperate with the Company and each RIA Subsidiary in connection with obtaining the approvals and consents sought pursuant to this Section 6.04 and (ii) promptly provide to each RIA Subsidiary in writing all information concerning Parent and its Affiliates (and the Sponsors and any Sponsor Related Persons) as is required under Applicable Law, reasonably required or otherwise reasonably requested in order for such RIA Subsidiary to seek to obtain the approvals and consents to be sought pursuant to this Section 6.04. Each party shall cause all information relating to such party and its Affiliates (and the Sponsors and any Sponsor Related Persons) supplied by it for inclusion in such requests for approvals and consents contemplated by this Section 6.04, at the time of the mailing or delivery of such requests for approvals and consents or supplemental communications related thereto, to not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Article 7
COVENANTS OF PARENT

Section 7.01    Conduct of Parent. Parent shall not, and shall cause its Subsidiaries not to, from the date of this Agreement to the Effective Time, take any action or fail to take any action that is intended to, or would reasonably be expected to, individually or in the aggregate, prevent Parent or Merger Sub’s ability to, or materially impede or delay the ability of Parent and Merger Sub to, consummate the Merger and the other transactions contemplated by this Agreement prior to the End Date; provided, however, that this Section 7.01 shall not apply to the matters covered by Section 8.01 or another section with specific standards, which shall be exclusively governed by Section 8.01 or such applicable section.

Section 7.02    Obligations of Merger Subs. Parent shall take all action necessary to cause (a) LLC Merger Sub to consummate the LLC Merger and (b) Merger Sub to perform its obligations under this Agreement and to consummate the Merger, in each case, on the terms and conditions set forth in this Agreement.

Section 7.03    Director and Officer Liability.

(a)    For six years from and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless, and shall advance expenses to, the present and former officers, directors and managers (in their capacity as directors) of the Company and its Subsidiaries (each, an “Indemnified Person”) in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted under Applicable Law, and in no event less than the extent provided under the Organizational Documents of the Company and its Subsidiaries in effect on the date hereof.

(b)    For six years from and after the Effective Time, Parent shall cause to be maintained in effect provisions in the Surviving Corporation’s or each of its Subsidiaries’ respective Organizational Documents (or in such documents of any successor to the business of the Surviving Corporation and its Subsidiaries) regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of this Agreement.

(c)    Prior to the Effective Time, the Company shall or, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), in each case for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable in the aggregate than the coverage provided under the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided that in no event shall Parent or the Surviving Corporation be required to (and the Company shall not) expend for such policy pursuant to this sentence an amount in excess of 350% of the aggregate annual premium paid by the Company in its last full fiscal year for the D&O Insurance; and provided further that if the aggregate cost of such tail policy exceeds such amount, the Surviving Corporation shall be obligated to obtain a tail policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

(d)    If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 7.03.

(e)    The rights of each Indemnified Person under this Section 7.03 shall be in addition to any rights such Person may have under the Organizational Documents of the Company or any of its Subsidiaries, under the DGCL or any other Applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person, and the provisions of this Section 7.03 may not be amended in any manner that adversely affects such Indemnified Person without their prior written consent.

Section 7.04    Employee Matters.

(a)    On and after the Closing, Parent shall, and shall cause its Affiliates (including the Surviving Corporation and OpCo LLC) to honor the obligations of the Company and its Subsidiaries under the Employee Plans as in effect on the date hereof (or as subsequently adopted, entered into or amended in compliance with Section 6.01(k)), subject to any amendments or modifications permitted pursuant the terms of the Employee Plan.

(b)    For the period commencing at the Closing and ending on the first anniversary of the Closing (the “Continuation Period”), Parent shall provide, or shall cause its Affiliates (including the Surviving Corporation and OpCo LLC) to provide, each Continuing Employee with (i) a base salary, wage or commission rate and target annual cash bonus opportunity, in each case, that are at least equal to the base salary, wage or commission rate and target annual cash bonus opportunity provided to such Continuing Employee by the Company and its Subsidiaries immediately prior to the Closing, (ii) employee benefits (excluding any defined benefit pension, supplemental retirement or postretirement welfare benefits, non-qualified deferred compensation, change in control, transaction-related, retention, and equity or equity-based and other long-term incentive compensation) that are, in the aggregate, substantially comparable to the benefits provided by the Company and its Subsidiaries to such Continuing Employee immediately prior to the Closing and (iii) to the extent that such Continuing Employee is covered by the plan or an agreement listed or described in Section 7.04(b) of the Company Disclosure Schedule, severance protections and benefits no less favorable than those provided under such plan or agreement, as applicable.

(c)    With respect to any “employee benefit plan,” as defined in Section 3(3) of ERISA, maintained by Parent or its Affiliates in which any Continuing Employee is eligible to participate on or after the Closing, Parent shall or shall cause its Affiliates to use commercially reasonable efforts so that Continuing Employees receive service credit for purposes of eligibility to participate, vesting (other than vesting of future equity awards), and accrual of vacation and paid time off entitlement, such Continuing Employee’s service with the Company or any of its Subsidiaries prior to the Closing shall be treated as service with Parent and its Affiliates to the same extent and for the same purposes as such Continuing Employee was entitled, before the Closing, to credit for such service under any analogous Employee Plan; provided that the foregoing shall not apply (x) for any purpose with respect to any defined benefit pension plan, postretirement welfare plan, or any plan under which similarly situated employees of Parent and its Subsidiaries do not receive credit for prior service or that is grandfathered or frozen, or (y) to the extent that it would result in any duplication of benefits or compensation for the same period of service.

(d)    With respect to any health and welfare plan maintained by Parent or its Affiliates in which any Continuing Employee is eligible to participate on or after the Closing, Parent shall, or shall cause its Affiliates (including the Surviving Corporation and OpCo LLC) to (i) waive, or cause to be waived, preexisting conditions, limitations, exclusions, actively-at-work requirements and waiting periods with respect to participation by and coverage of the Continuing Employees to the same extent such preexisting conditions, limitations, exclusions, actively-at-work requirements and waiting periods did not otherwise apply to (or were otherwise satisfied by) such Continuing Employee under the corresponding Employee Plan immediately prior to the Closing Date and (ii) use commercially reasonable efforts to recognize, or cause to be recognized, the dollar amount of all co-payments, deductibles and similar expenses incurred by each Continuing Employee during the calendar year in which the Closing occurs for purposes of satisfying such year’s deductible and co-payment limitations to the same extent as such Continuing Employee was entitled, prior to the Closing, to recognition of such co-payments, deductibles and similar expenses under any Employee Plan.

(e)    With respect to each Employee Plan that is an annual cash incentive compensation plan or arrangement (each, an “Annual Bonus Plan”), for the fiscal year in which the Closing occurs (the “Closing Year”), solely in the event that the Closing has not occurred by June 30 of the Closing Year, Parent shall, or shall cause its Affiliates (including the Surviving Corporation and OpCo LLC) to continue such plan following the Closing in good faith and in the ordinary course of business; provided that the bonus paid under such plan shall be an amount equal to the greater of (i) the target opportunity under such plan and (ii) the amount determined based on the level of achievement of applicable performance goals, which amount shall be paid at substantially the same time as annual bonuses have historically been paid by the Company or its applicable Subsidiary (but in no event later than the 15th day of the 3rd month following the Closing Year). With respect to each Annual Bonus Plan for the fiscal year immediately preceding the Closing Year, if bonuses have been earned under the terms of such Annual Bonus Plan but have not been paid prior to Closing (as determined by Parent in good faith and in all material respects in accordance with the Company’s or its applicable Subsidiary’s applicable past practice), Parent shall, or shall cause its Affiliates (including the Surviving Corporation and OpCo LLC) to pay such bonuses following Closing, which amounts shall be paid at substantially the same time as annual bonuses have historically been paid by the Company or its applicable Subsidiaries (but in no event later than the 15th day of the 3rd month following the end of such preceding fiscal year).

(f)    If requested by Parent in writing no later than five (5) Business Days prior to the Closing Date, the Company shall, and shall cause its applicable Subsidiaries to, adopt resolutions terminating any Employee Plan intended to qualify as a cash or deferred arrangement under Section 401(k) of the Code (a “401(k) Plan”), effective no later than the day immediately preceding the Closing Date and contingent upon the occurrence of the Closing. The Company shall provide Parent with a copy of such resolutions for its prior review and comment and shall reflect Parent’s reasonable and good faith comments.

(g)    Without limiting the generality of Section 11.06, nothing in this Section 7.04, express or implied, (i) is intended to or shall confer upon any Person other than the parties hereto, including any current or former Service Provider, Company Employee or Continuing Employee, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, (ii) shall establish, or constitute an amendment, termination or modification of, or an undertaking to amend, establish, terminate or modify, any Employee Plan or other benefit plan, program, agreement or arrangement, (iii) shall alter or limit the ability of Parent or any of its Subsidiaries (or, following the Effective Time, the Company or any of its Subsidiaries) to amend, modify or terminate any Employee Plan or any other benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them or (iv) shall create any obligation on the part of Parent or its Subsidiaries (or, following the Effective Time, the Company or any of its Subsidiaries) to employ or engage any Service Provider for any period following the Effective Time.

Article 8
COVENANTS OF PARENT AND THE COMPANY

Section 8.01    Antitrust and Other Regulatory Filings.

(a)    Subject to the terms and conditions of this Agreement, the Company and Parent shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law (including without limitation any applicable Antitrust Laws or Insurance Laws) to consummate the transactions contemplated by this Agreement as soon as reasonably possible (and in any event prior to the End Date), including (i) preparing and filing (and, in the case of Parent, causing the Sponsors and, to the extent applicable, the Sponsor Related Persons to prepare and file) as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement. The parties hereto understand and agree that the obligations of Parent under this Section 8.01 include taking, and causing its Affiliates (and the Sponsors and the Sponsor Related Persons, as applicable) to take, all actions necessary or appropriate to avoid or eliminate each and every impediment under any Applicable Laws (including without limitation any applicable Antitrust Laws or Insurance Laws) or otherwise so as to enable the consummation of the transactions contemplated by this Agreement to occur as soon as reasonably possible (and in any event prior to the End Date), including: (A) entering into any settlement, undertaking, consent decree, stipulation or agreement with or required by any Governmental Authority in connection with the transactions contemplated hereby; (B) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of businesses, product lines or assets of the Company or its Subsidiaries; (C) terminating existing relationships, contractual rights or obligations of the Company and its Subsidiaries; (D) otherwise taking or committing to take actions that after the Closing would limit Parent’s or its Affiliates’ (including the Company’s or its Subsidiaries’) freedom of action with respect to, or its ability to retain or exercise rights of ownership or control with respect to, one or more of the businesses, product lines or assets of the Company or its Subsidiaries (each of the foregoing described in any of Section 8.01(a) (A) through (D), a “Regulatory Concession”); (E) defending any action, suit or proceeding (including by appeal if necessary) that challenges any of the transactions contemplated by this Agreement or the other Transaction Documents or which would otherwise prohibit, materially delay or materially impair the consummation of the transactions contemplated by this Agreement or the other Transaction Documents; and (F) seeking to have lifted, vacated or reversed any stay, injunction, temporary restraining order or other restraint entered by any Governmental Authority with respect to this Agreement or the transactions contemplated hereby; provided, however, notwithstanding anything to the contrary set forth in this Agreement (including this Section 8.01), nothing set forth in this Agreement will require Parent or Merger Subs to pursue or agree to, or cause their Affiliates or any other Person to pursue or agree to, any Regulatory Concession that constitutes a Burdensome Condition. If requested by Parent, the Company and its Subsidiaries shall agree to any Regulatory Concession; provided that none of the Company or the Company’s Subsidiaries shall be required to agree to any Regulatory Concession that is not conditioned upon consummation of the transactions contemplated by this Agreement.  Notwithstanding the foregoing, anything to the contrary in this Section 8.01, this Section 8.01 shall not apply to any consents or notices with respect to any RIA Subsidiary (which, for the avoidance of doubt, shall be governed by Section 6.04).

(b)    In furtherance and not in limitation of the foregoing, (i) each of Parent and the Company shall make or cause to be made (including causing (to the extent applicable) any Affiliate, Sponsor or Sponsor Related Person to make) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable (and shall in any event use reasonable best efforts to make such filing within fifteen (15) Business Days after the date hereof), and (ii) each of Parent and the Company shall prepare and file (including causing (to the extent applicable) any Affiliates, Sponsors or Sponsor Related Persons to file), as applicable, all applications, notices, filings, and registration statements necessary to request and obtain the Specified Regulatory Approvals as promptly as practicable. Parent shall be responsible for all filing fees required under the HSR Act in connection with the transactions contemplated by this Agreement, excluding filings of shareholders of the Company pursuant to 16 C.F.R. § 801.2(e). Each of Parent and the Company shall respond (and in the case of Parent, shall cause the Sponsors and the Sponsor Related Persons to respond), as applicable, as promptly as practicable to any inquiries received from any Governmental Authority for additional information and documentary material that may be requested pursuant to the HSR Act or any other Applicable Laws (including without limitation any applicable Antitrust Laws or Insurance Laws).  In addition, Parent and the Company shall use their reasonable best efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act or any other applicable Antitrust Laws, and to obtain the Specified Regulatory Approvals, as soon as practicable. Each party hereto shall (i) notify the other parties of any substantive communication to that party or its Affiliates (and, in the case of Parent, any Sponsor or Sponsor Related Persons) from any Governmental Authority in connection with the transactions contemplated hereby, and, subject to Applicable Law, permit the other parties to review and discuss in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Authority in connection with the transactions contemplated hereby, (ii) promptly furnish the other parties with copies of all correspondence, filings and written communications between it or its Affiliates (and, in the case of Parent, any Sponsor or Sponsor Related Persons) and their respective Representatives, on the one hand, and such Governmental Authority, on the other hand, with respect to this Agreement and the transactions contemplated hereby, (iii) not agree to participate in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning any competition, antitrust, insurance regulatory or other regulatory matters in connection with this Agreement or the transactions contemplated hereby unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate thereat and (iv) furnish the other parties with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between them and their Affiliates and their respective Representatives on the one hand, and any Governmental Authority or members or their respective staffs on the other hand, with respect to any competition, antitrust, insurance regulatory or other regulatory matters in connection with this Agreement. Any materials exchanged in connection with this Section 8.01 may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns, and to remove references concerning valuation or other competitively sensitive material or any Personal Information, and the parties may, as they deem advisable and necessary, designate any materials provided to the other under this Section 8.01 as “outside counsel only.”

(c)    Parent, upon reasonable consultation with the Company and considering in good faith the Company’s views, will (i) control and determine timing and strategy and be responsible for approving the final content of any substantive oral or written communications with any applicable Governmental Authority, and (ii) lead all proceedings and coordinate all activities, in each such case under clauses (i) and (ii) with respect to seeking actions, consents, approvals or waivers of any Governmental Authority under the HSR Act or any other Applicable Laws, provided that each of Parent and Merger Sub agrees that, between the date hereof and the Closing, it shall not, and shall not permit any of its Affiliates or the Sponsors to (I) withdraw and refile its notification under the HSR Act more than once, or (II) enter into any timing agreements with Governmental Authorities, in the case of clause (I), except to the extent such action would not reasonably be expected to prevent the consummation of transactions contemplated by this Agreement prior to the End Date, and, in the case of clauses (I) and (II), without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed).

(d)    Each of Parent and Merger Sub agrees that, between the date hereof and the Closing, it shall not, and cause the Sponsors not to, enter into or consummate any Contracts or arrangements, in each case, for an acquisition (by stock or share purchase, merger, consolidation, purchase of assets, license or otherwise) of any ownership interest, assets or rights of any third party if such ownership interest, assets or rights would (including the termination or expiration of the waiting period pursuant to the HSR Act or any other Applicable Law) result in any material delay in obtaining, or to result in the failure to obtain any consents, approvals or waivers of any Governmental Authority under the HSR Act or any other Applicable Laws, or which would otherwise prevent or impose any material delay in the obtaining of any authorization, consent, order, declaration or approval of any Governmental Authority necessary to consummate the transactions contemplated hereby or the expiration or termination of any applicable waiting period.

(e)    Each of Parent and Merger Sub agrees that, between the date hereof and the Closing, it shall not permit or, and shall cause the Sponsors not to permit, a direct or indirect debt or equity investment in Parent or Merger Sub, or permit or agree to permit an increase in, or modify or agree to modify the terms of, an existing direct or indirect or investment (or commitment thereof) in Parent or Merger Sub, if such new, increased or modified investment (or commitment thereof) would reasonably be expected to (i) materially increase the risk of (1) not obtaining, any authorization, consent, order, declaration or approval of any Governmental Authority necessary to consummate the transactions contemplated hereby or the expiration or termination of any applicable waiting period, (2) any Governmental Authority entering an order prohibiting the consummation of transactions contemplated hereby, (3) not being able to remove any such order on appeal or otherwise or (ii) prevent the consummation of the transactions contemplated hereby prior to the End Date.

(f)    Notwithstanding anything to the contrary in this Agreement, the parties hereto acknowledge and agree that, in lieu of seeking the Specified Regulatory Approvals set forth on Section 8.01(f) of the Company Disclosure Schedule, the parties shall take, or cause to be taken, Schedule 8.01(f) Actions (as defined in the Company Disclosure Schedule).

Section 8.02    Cooperation. The Company and Parent shall cooperate with one another (a) in connection with the preparation of the Company Disclosure Documents and (b) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material Contracts, in connection with the consummation of the transactions contemplated by this Agreement and in taking such actions or making any such filings, furnishing information required in connection therewith or with the Company Disclosure Documents.

Section 8.03    Proxy Statement; Schedule 13E-3; Company Meeting.

(a)    As promptly as practicable following the date of this Agreement (and no later than thirty (30) Business Days after the date hereof), the Company will prepare (with Parent’s reasonable assistance) and the Company will file with the SEC the Proxy Statement.

(b)    The Company and Parent shall cooperate to, concurrently with the preparation and filing of the Proxy Statement, jointly prepare and file with the SEC a Rule 13e-3 Transaction Statement on Schedule 13E-3 relating to the transactions contemplated by this Agreement, including all required exhibits thereto (such transaction statement, including any amendment or supplement thereto, the “Schedule 13E-3”).

(c)    Each of the Company, Parent and the Merger Subs shall reasonably cooperate with each other in the preparation of the Proxy Statement and the Schedule 13E-3 and furnish all information concerning itself and its Affiliates (and, in the case of Parent, the Sponsors and any Sponsor Related Persons) that is required in connection with the preparation of the Proxy Statement and the Schedule 13E-3.

(d)    The Company will cause the Proxy Statement and the Schedule 13E-3 to be mailed to the stockholders of the Company as promptly as reasonably practicable following the clearance of the Proxy Statement and the Schedule 13E-3 by the SEC. Prior to any filing of, or amendment or supplement to the Proxy Statement or the Schedule 13E-3, the Company will provide Parent a reasonable opportunity to review and comment thereon and the Company shall give reasonable consideration to any comments made by Parent and its Representatives; provided, however, that the Company may amend or supplement the Proxy Statement without the review or comment of Parent solely in the event of an Adverse Recommendation Change made in compliance with Section 6.03. If at any time prior to the Company Meeting (or any adjournment or postponement thereof) any information relating to the Company or Parent, or any of their respective Affiliates (and, in the case of Parent, the Sponsors and any Sponsor Related Persons), directors or officers, is discovered by the Company or Parent that should be set forth in an amendment or supplement to the Proxy Statement or the Schedule 13E-3, so that the Proxy Statement or the Schedule 13E-3 would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information will notify the other party hereto reasonably promptly and an appropriate amendment or supplement describing such information will be filed reasonably promptly with the SEC and, to the extent required by Applicable Law, disseminated to the stockholders of the Company. The Company will promptly notify Parent of the receipt of any comments or other communications, whether written or oral, that the Company or its Representatives may receive from time to time from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or the Schedule 13E-3 or for additional information and the Company will supply Parent with copies of all material correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement, the Schedule 13E-3 or the transactions contemplated hereby.

(e)    The Company will, as soon as reasonably practicable following the date of this Agreement, establish a record date for, and as soon as reasonably practicable following the clearance of the Proxy Statement by the SEC, duly call, give notice of, convene and hold, the Company Meeting. The Proxy Statement shall (subject to Section 6.03) include the Company Board Recommendation. Notwithstanding anything in this Agreement to the contrary, the Company may postpone or adjourn the Company Meeting (i) with the written consent of Parent, (ii) to solicit additional proxies for the purpose of obtaining the Requisite Company Vote, (iii) if there are not holders of a sufficient number of Shares present or represented by proxy at the Company Meeting to constitute a quorum at the Company Meeting and (iv) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that the Company has determined in good faith, after consultation with outside legal counsel, is advisable under Applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the stockholders of the Company prior to the Company Meeting; provided, that in the case of the foregoing, without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), (A) the Company Meeting shall not be adjourned or postponed on more than three occasions and no such adjournment or postponement shall be for more than ten (10) Business Days or (B) if any postponement or adjournment that would require the setting of a new record date; provided, further, that in no event shall the Company Meeting be adjourned or postponed beyond the date that is four (4) Business Days prior to the End Date.

Section 8.04    Public Announcements. The initial press release issued by Parent and the Company with respect to the execution of this Agreement shall be mutually agreed upon by Parent and the Company. Thereafter, except with respect to any Adverse Recommendation Change or announcement made with respect to any Acquisition Proposal, Superior Proposal or related matters in accordance with the terms of this Agreement, or any dispute between the parties regarding this Agreement or the transactions contemplated hereby, Parent and the Company shall consult with each other before issuing any press release, having any communication with the press (whether or not for attribution) or making any other public statement, or scheduling any press conference or conference call with investors or analysts, with respect to this Agreement or the transactions contemplated hereby (other than any press release, communication, public statement, press conference or conference call which has a bona fide purpose that does not relate to this Agreement or the transactions contemplated hereby and in which this Agreement and the transactions contemplated hereby are mentioned only incidentally and is otherwise materially consistent with any prior public disclosure) and, except in respect of any public statement or press release as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association (in which case, such disclosing party will use commercially reasonable efforts, on a basis reasonable under the circumstances, to provide a reasonable opportunity to the other party to review and comment upon such public statement or press release prior to the time such disclosure is required to be so issued), shall not issue any such press release or make any such other public statement or schedule any such press conference or conference call before such consultation. Notwithstanding the foregoing, without prior consultation, (a) each party may issue such additional publications or press releases and make such other customary announcements and public statements so long as such additional publications, press releases and, announcements and public statements do not disclose any non-public information regarding the transactions contemplated by this Agreement beyond the scope of the disclosure included in, the initial press release or another press release or public statement with respect to which the other party had consented and such additional communication is otherwise consistent with those with respect to which the other party had consented; and (b) Parent and its Affiliates may make disclosures to their direct and indirect equityholders and their respective equityholders and limited partners consistent with customary practice in connection with bona fide fundraising, marketing, informational or reporting activities, so long as the Person to which Parent or Sponsor is disclosing such terms is bound by a customary confidentiality agreement or other similar obligation that would require such Person to keep confidential such terms, which Parent or Sponsor, as applicable, shall enforce.

Section 8.05    Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments, assurances or other instruments and to take and do, in the name and on behalf of the Company or Merger Sub any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 8.06    Confidentiality. All information provided or made available to Parent, its Affiliates (and the Sponsors and any Sponsor Related Persons) or any of their respective Representatives pursuant to this Agreement or in connection with any of the transactions contemplated hereby, whether provided prior to or after the date hereof, shall be subject to the Confidentiality Agreement. The parties hereto acknowledge and agree that the provisions of the Confidentiality Agreement shall remain binding and in full force and effect until the later to occur of (a) the Closing and (b) the termination of the Confidentiality Agreement in accordance with its terms. If this Agreement is terminated, for any reason, prior to the Closing, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms. Notwithstanding anything to the contrary in this Agreement or the Confidentiality Agreement, “Representatives” (as defined in the Confidentiality Agreement) shall hereafter be deemed to include any actual or potential financing sources of Parent and its Representatives (as defined in the Confidentiality Agreement), including Debt Financing Sources and Equity Financing Sources, without the need for any approval or consent of the Company.

Section 8.07    Section 16 Matters. Prior to the Effective Time, the Company shall take all actions necessary to cause any dispositions of (or other transactions in) Class A Shares (including derivative securities with respect to such Class A Shares) resulting from the transactions contemplated by this Agreement by each officer or director who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company to be exempt under Rule 16(b)-3 under the 1934 Act.

Section 8.08    Notices of Certain Events. Each of the Company and Parent shall promptly notify the other of:

(a)    any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b)    any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement (other than such communications contemplated in Section 8.01, which shall be governed by such Section);

(c)    the discovery of any fact or circumstance, or the occurrence or non-occurrence of any event, which would reasonably be expected to cause or result in any of the conditions to the Mergers contained in Article 9 not being satisfied; and

(d)    any Actions commenced or, to the Knowledge of the Company or the knowledge of Parent, as applicable, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of this Agreement or that relate to the consummation of the transactions contemplated by this Agreement;

provided that the delivery of any notice pursuant to this Section 8.08 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 8.09    Litigation and Proceedings. The Company shall reasonably promptly notify Parent of any Action brought by stockholders of the Company against the Company, OpCo LLC or, as applicable, its or their directors or officers relating to this Agreement, the LLC Merger, the Merger or the other transactions contemplated by this Agreement (whether directly or on behalf of the Company and its Subsidiaries or otherwise), including by providing copies of all pleadings with respect thereto. The Company shall control the defense or settlement of any litigation or other legal proceedings (other than any litigation or other legal proceeding in connection with or arising out of or otherwise related to a demand for dissenters’ rights under Applicable Law which shall be governed by Section 2.06) against the Company or any of its directors or officers relating to this Agreement, the LLC Merger, the Merger or the other transactions contemplated by this Agreement (“Transaction Litigation”); provided that, other than proceedings between the parties hereto, the Company shall (a) give Parent a reasonable opportunity to participate, at Parent’s expense, in the defense, settlement or prosecution of any Transaction Litigation and (b) give Parent the opportunity to consult with the Company with respect to the defense, settlement and prosecution of any Transaction Litigation (and review in advance all materials proposed to be delivered by or on behalf of the Company in connection therewith) and consider in good faith any comments of Parent with respect thereto; and provided, further, that the Company agrees that it shall not settle or offer to settle any Transaction Litigation without the prior written consent of Parent, which shall not be unreasonably withheld, delayed or conditioned.

Section 8.10    Financing. Parent and LLC Merger Sub shall use their commercially reasonable efforts to arrange and obtain the Debt Financing on terms and conditions not less favorable than those described in the Debt Commitment Letters (taking into account any flex provisions), including (but subject in all respects to Section 8.10) their commercially reasonable efforts to (i) maintain in effect the Debt Commitment Letters (subject to any amendment, supplement, replacement, substitution, termination or other modification or waiver that is not prohibited by clause (c) below), (ii) negotiate and enter into definitive agreements with respect thereto on the terms and conditions contained in the Debt Commitment Letters (including the flex provisions) or on other terms no less favorable to Parent and LLC Merger Sub, (iii) satisfy, or obtain a waiver thereof, on a timely basis all conditions to funding the Debt Commitment Letters and such definitive agreements thereto (other than any condition where the failure to be so satisfied is a direct result of the Company’s failure to furnish information described in Section 8.10), (iv) assuming that all conditions contained in any Financing Commitment Letter have been satisfied, consummate the Debt Financing at or prior to the Closing and (v) enforce their rights under the Debt Commitment Letter. For the avoidance of doubt, as between Merger Sub and LLC Merger Sub, the Debt Financing shall be incurred by LLC Merger Sub.

(a)    Parent shall keep the Company reasonably informed with respect to all material developments concerning the status of the Debt Financing contemplated by the Debt Commitment Letters. Parent and LLC Merger Sub shall give the Company prompt notice (w) of the termination, repudiation, rescission, cancellation or expiration of the Debt Commitment Letters or the definitive agreements related to the Debt Financing, (x) of any material breach or material default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any material breach or material default) by any party to any of the Debt Commitment Letters, or any definitive agreements related to the Debt Financing, in each case of which Parent or LLC Merger Sub becomes aware, (y) of the receipt of any written notice or other written communication, in each case received from any Debt Financing Source with respect to any (i) material breach of Parent’s or LLC Merger Sub’s obligations under the Debt Commitment Letters or definitive agreements related to the Debt Financing, or actual or potential material default, termination or repudiation by any party to any of the Debt Commitment Letters or definitive agreements related to the Debt Financing (including any written proposal by any Debt Financing Source, lender or other Person to withdraw, terminate, repudiate, rescind or make a material and adverse change in the terms of (including the amount of Financing contemplated) any commitment letter) or (ii) material dispute between or among any parties to any of the Debt Commitment Letters or definitive agreements related to the Debt Financing or any provisions of any of the Debt Commitment Letters, in each case set forth in this clause (b), with respect to the obligation to fund the Debt Financing or the amount of the Debt Financing to be funded at Closing and (z) of the receipt of any written notice or other written communication on the basis of which Parent expects that a party to the Debt Financing will fail to fund the Debt Financing or is reducing the amount of the Debt Financing such that Parent would reasonably be expected to be unable to make the payments contemplated by clauses (i) through (iii) of Section 5.07(d); provided that in no event shall Parent or LLC Merger Sub be under any obligation to disclose any information pursuant to the foregoing that would waive the protection of attorney-client or similar privilege if such party shall have used commercially reasonable efforts to disclose such information in a way that would not waive such privilege. As soon as reasonably practicable, but in any event within two Business Days of the date the Company delivers to Parent or LLC Merger Sub a written request, Parent and LLC Merger Sub shall provide any information reasonably requested by the Company relating to any circumstance referred to in clauses (w), (x), (y) or (z) of the immediately preceding sentence.

(b)    For the avoidance of doubt, Parent shall have the right from time to time to amend, supplement, replace, substitute, terminate or otherwise modify or waive its rights under any Debt Commitment Letter, including without limitation to (i) terminate any Debt Commitment Letter in order to obtain alternative sources of financing in lieu of all or a portion of the Debt Financing or (ii) add and appoint additional arrangers, bookrunners, underwriters, agents, lenders and similar entities, to provide for the assignment and reallocation of a portion of the financing commitments contained therein and to grant customary approval rights to such additional arrangers and other entities in connection with such appointments; provided that no such amendment, supplement, replacement, substitution, termination, modification or waiver shall (A) reduce (or have the effect of reducing) the aggregate amount of available Debt Financing (including by increasing the amount of fees to be paid or original issue discount (except as set forth in any “market flex” provisions existing on the date of this Agreement)), to less than the amount required to consummate the transactions contemplated by this Agreement (taking into account amounts to be provided pursuant to the Equity Financing), (B) impose new or additional conditions precedent or expand upon the conditions precedent to the Debt Financing as set forth in the existing Debt Commitment Letters in a manner that would reasonably be expected to (1) make the timely funding of the Financing, or the satisfaction of the conditions to obtaining the Financing, less likely to occur when required pursuant to the terms hereof or (2)  adversely impact the ability of Parent, LLC Merger Sub or the Company, as applicable, to enforce its rights against other parties to such Debt Commitment Letters, (C) adversely change the timing of the funding of the Debt Financing thereunder, (D) be reasonably expected to impair, delay or prevent the availability of all or a portion of the Debt Financing or the consummation of the transactions contemplated by this Agreement, or (E) materially adversely affect the ability of Parent to enforce its rights under the Debt Commitment Letter or to consummate the transactions contemplated by this Agreement or the timing of the Closing, including by making the funding of the Financing less likely to occur. Parent shall furnish to the Company a copy of any executed written amendment, supplement, replacement, substitution, termination, modification or waiver of the Debt Commitment Letters within two Business Days of execution of any such amendment, supplement, replacement, substitution, termination, modification or waiver. Parent shall not permit or consent to or agree to any amendment, restatement, replacement, supplement, termination or other modification or waiver of any provision or remedy under, the Equity Commitment Letter, other than to increase the amount of Equity Financing available thereunder.

(c)    In the event that any portion of the Debt Financing necessary for Parent to consummate the Closing becomes unavailable on the terms and conditions contemplated by the Debt Commitment Letters (including the flex provisions), (i) Parent shall promptly notify the Company and (ii) Parent and LLC Merger Sub shall use their commercially reasonable efforts to (A) arrange and obtain, as promptly as practicable following the occurrence of such event, any such portion from alternative sources (an “Alternative Financing”) on terms that (1) taken as whole, are not more materially adverse to Parent and LLC Merger Sub than the existing Debt Commitment Letters (including after giving effect to the market flex provisions), (2) do not impose new or additional conditions precedent or adversely expand upon the conditions precedent to the Debt Financing set forth in the existing Debt Commitment Letters, (3) do not reduce the aggregate amount of available Debt Financing, to less than the amount required to consummate the transactions contemplated by this Agreement (taking into account amounts to be provided pursuant to the Equity Financing), (4) do not require funding of any equity financing other than the Equity Financing, (5) do not require Parent and LLC Merger Sub to pay any fees or interest rates in excess of those contemplated by the Financing Commitment Letters (after giving effect to any “market flex”) in connection with the Financing and (6) would not otherwise reasonably be expected to materially delay or prevent Closing, and (B) provide the Company with a copy of the new financing commitment that provides for such Alternative Financing (including all related exhibits, schedules, annexes, supplements and term sheets thereto, and including any related fee letter, which may be redacted in a manner consistent with Section 5.07, as each of the foregoing may be amended, supplemented, replaced, substituted, terminated or otherwise modified or waived from time to time thereafter in compliance with Section 8.09(c), the “Alternative Financing Commitment Letter”) within two Business Days after entry therein.

(d)    For purposes of this Agreement (other than with respect to representations in this Agreement made by or with respect to Parent, LLC Merger Sub or Merger Sub, as applicable, that speak as of the date hereof or another specified date), references to the “Equity Commitment Letter,” “Debt Commitment Letters” and the “Financing Commitment Letters” shall include any such document as permitted or required by this Section 8.10 to be amended, supplemented, replaced, substituted, terminated or otherwise modified or waived, in each case from and after such amendment, supplement, replacement, substitution, termination or other modification or waiver and, for the avoidance of doubt, references to “Equity Financing,” “Debt Financing” and “Financing” shall include, in whole or in part (as applicable), any supplemental, replacement or substitute financing provided for thereunder.

(e)    Parent and Merger Sub shall take all actions that are necessary, proper or advisable to obtain the Equity Financing contemplated by the Equity Commitment Letter, including taking all actions that are necessary, proper or advisable to (i) maintain in effect the Equity Commitment Letter, (ii) satisfy on timely basis all conditions applicable to Parent and Merger Sub set forth in the Equity Commitment Letter that are within their control and (iii) consummate the Equity Financing contemplated by the Equity Commitment Letter at or prior to the Closing (if and to the extent required by Section 11.13). Parent shall not amend, supplement or otherwise modify or waive its rights under the Equity Commitment Letter if such amendment, supplement, modification or waiver would (A) impose new or additional conditions precedent or expand upon the conditions precedent to the Equity Financing as set forth in the existing Equity Commitment Letter, (B) reduce the aggregate amount of available Equity Financing to less than the amount that is required to consummate the transactions contemplated by this Agreement or (C) otherwise reasonably be expected to materially delay or prevent the Closing. Parent shall furnish to the Company a copy of any executed written amendment, restatement, replacement, supplement, modification, waiver or consent of or relating to the Equity Commitment Letter promptly upon (but in any event within two Business Days following) execution of any such amendment, restatement, replacement, supplement, modification, waiver or consent.

Section 8.11    Company Financing Cooperation.

(a)    The Company shall use its commercially reasonable efforts to, and shall cause its Subsidiaries and its and their respective Representatives to use their commercially reasonable efforts to (except with respect to clauses (a)(v) and (a)(vii) for which the Company shall use reasonable best efforts and cause its Subsidiaries and its and their respective Representatives to use their reasonable best efforts), provide all cooperation in connection with the arrangement of the Debt Financing as may be reasonably requested by Parent that is necessary and customary for financings of the type contemplated in connection with the arrangement of the Debt Financing contemplated by the Debt Commitment Letter (including with respect to any “market flex” to the extent exercised, any debt securities being issued as part of or in lieu of all or a portion of the Debt Financing or any Alternative Financing), including:

(i)    participating in a reasonable number of meetings, due diligence sessions, presentations, “road shows” and sessions with prospective financing sources, investors and ratings agencies, in each case on reasonable advance notice, including direct contact between appropriate members of senior management of the Company, on the one hand, and the actual and potential Debt Financing Sources Related Parties, on the other hand;

(ii)    reasonably cooperating with the marketing efforts of Parent and the Debt Financing Sources Related Parties, in each case in connection with the Debt Financing, including any debt securities being issued as part of or in lieu of all or a portion of the Debt Financing;

(iii)    assisting with the preparation of materials for lender and investor presentations, rating agency presentations, preliminary and final offering memoranda in connection with any offerings of debt securities, private placement memoranda, bank information memoranda (including a bank information memorandum that does not include material non-public information), marketing materials and other similar documents and providing financial information and other materials, including customary historical financial statements and other financial, business and operating information concerning the Company and its Subsidiaries and information reasonably necessary for Parent to prepare customary pro forma financial information, if required, in each case of the type customarily included in an offering memorandum for a Rule144A-for-life offering of debt securities, reasonably requested by Parent in connection with the Debt Financing, including any debt securities being issued as part of or in lieu of all or a portion of the Debt Financing, including (A) executing customary authorization letters in connection with the distribution of such materials and financial projections, (B) providing cooperation with the due diligence efforts of the Debt Financing Sources and (C) providing financial information, customary revenue, EBITDA and total assets with respect to entities that are guarantors and those that are not guarantors, customary “flash” or “recent development” financial information (which may be provided in a reasonable range or estimate) and customary assistance with the preparation of a “MD&A” as may be reasonably requested by Parent to the extent such information is of the type and form customarily included in an offering memorandum for any debt securities being issued as part of or in lieu of all or a portion of the Debt Financing; provided that in connection with the foregoing, the Company shall not be obligated to furnish any Excluded Information.

(iv)    taking corporate actions reasonably requested by Parent to permit the consummation of the Debt Financing;

(v)    furnishing, at least four (4) Business Days prior to the Closing, such documentation and information as is requested in writing by the Parent at least nine (9) Business Days prior to the Closing to the extent required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and 31 C.F.R. §1010.230, in order to satisfy the conditions set forth in the Conditions Exhibit in the Debt Commitment Letter;

(vi)    executing and delivering any credit agreements, pledge and security documents, other definitive financing documents or other requested certificates or documents and (y) facilitating the obtaining of guarantees and pledging of collateral and other matters ancillary to the Debt Financing, as may be reasonably requested by Parent (provided that any obligations contained in such documents shall be effective no earlier than as of the Closing);

(vii)    furnishing Parent and the Debt Financing Sources with the Required Information; provided that in connection with the foregoing, the Company shall not be obligated to furnish any Excluded Information;

(viii)    cooperating with, and taking all actions required or otherwise reasonably requested by Parent in order to facilitate the termination and payoff of the indebtedness under the Company Credit Agreement at Closing upon or simultaneously with the funding of the Debt Financing (including, upon such funding, (w) the repayment in full of all obligations then, (x) the release of all encumbrances, security interests and collateral, (y) the termination of all guaranties and the agreements evidencing subordination in connection therewith and (z) the termination or replacement of all letters of credit outstanding thereunder, in each case at the Closing), and arranging for delivery at least one Business Day prior to the Closing to Parent of Payoff Letters, lien terminations and other instruments of discharge, in each case, in form and substance reasonably satisfactory to Parent, from the administrative agent, trustees or other similar agents under the Company Credit Agreement;  and

(ix)    causing PricewaterhouseCoopers LLP (and any other auditor to the extent financial statements audited or reviewed by such auditor are or would be included in an offering memorandum related to the issuance of any debt securities) to (A) furnish to Parent and the Debt Financing Sources, consistent with customary practice, customary comfort letters (including “negative assurance” comfort, negative assurances comfort over pro forma financial statements and change period comfort) and consents and deliver such comfort letters upon the “pricing” and “closing” of any such high-yield bonds, with respect to financial information relating to the Company, as reasonably requested by Parent and the Debt Financing Sources, as necessary and customary for any high-yield bonds being issued as part of or in lieu of all or a portion of the Debt Financing and (B) attend a reasonable number of accounting due diligence sessions and drafting sessions.

(b)    Notwithstanding the foregoing, nothing in this Section 8.11 shall require the Company or any of its Subsidiaries to:

(i)    take any action in respect of the Debt Financing to the extent that such action would cause any condition to Closing set forth in Article 9 to fail to be satisfied by the End Date or otherwise result in a breach of this Agreement by the Company;

(ii)    take any action in respect of the Debt Financing that would conflict with or violate the Company’s or any of its Subsidiary’s Organizational Documents or any Applicable Law (including, for the avoidance of doubt, the Organizational Documents of OpCo LLC), or result in the contravention of, or violation of breach of, or default under, any Contract to which the Company or any of its Subsidiaries is a party;

(iii)    except as expressly provided in clauses (a)(v) and (a)(vii) above, take any action to the extent such action would (A) unreasonably interfere with the business or operations of the Company or its Subsidiaries or (B) cause significant competitive harm to the Company or its Subsidiaries if the transactions contemplated by this Agreement are not consummated;

(iv)    execute and deliver any letter, agreement, document or certificate in connection with the Debt Financing (other (x) than the customary authorization letters described in clause (a)(iii) above or any representation letter or similar document required in connection with the provision of the comfort letters described in clause (a)(ix) above or (y) any officer certificate required in connection with the delivery of the Note Redemption Documents) or take any corporate action that is not contingent on, or that would be effective prior to, the occurrence of the Closing;

(v)    pay any commitment fee or other fee or payment to obtain consent or incur any liability with respect to or cause or permit any Lien to be placed on any of their respective assets in connection with the Debt Financing prior to the Closing Date (except the authorization letters contemplated by clause (a)(iii) above);

(vi)    issue any bank information memoranda, lender presentations, offering memoranda, or similar documents including disclosure and financial statements (A) with respect to the business that reflects the Company or its Subsidiaries (other than, after the Closing, the Surviving Corporation) as the obligor(s) or (B) in the name of the Company, its Subsidiaries or the Surviving Corporation;

(vii)    provide access to or disclose information where the Company determines that such access or disclosure would reasonably be expected to jeopardize the attorney-client privilege or contravene any Applicable Law or Contract;

(viii)    subject any of the Company’s or its Subsidiaries, respective directors, managers, officers or employees to any actual or potential personal liability;

(ix)    cause the directors and managers of the Company and OpCo LLC and their respective Subsidiaries to adopt resolutions approving the agreements, documents and instruments pursuant to which the Financing is obtained and such resolutions are contingent upon the occurrence of, or only effective as of, the Closing (except for those directors and managers that are continuing as directors or managers of the Company or OpCo LLC or such Subsidiary);

(x)    waive or amend any terms of this Agreement or any other Contract to which the Company or its Subsidiaries is party; or

(xi)    take any action that would subject it to actual or potential liability, to bear any cost or expense or to make any other payment or agree to provide any indemnity in connection with the Financing Commitment Letters, the definitive documents related to the Financing, the Financing or any information utilized in connection therewith (except the authorization letters contemplated by clause (a)(iii) above).

(c)    Parent shall promptly, upon written request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 8.11 and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses actually suffered or incurred by any of them of any type in connection with the arrangement of any Debt Financing and any information used in connection therewith, in each case other than to the extent arising from any material inaccuracy of any financial statements delivered by the Company or the fraud, bad faith or willful misconduct of the Company, its Subsidiaries or any of its or their Representatives (all such losses, damages, claims, costs or expenses, “Financing Costs”); provided that Parent’s reimbursement obligation with respect to Financing Costs pursuant to this Section 8.11(c) shall not exceed $250,000 in the aggregate (the “Reimbursement Cap”).

(d)    The Company hereby consents, on behalf of itself and its Subsidiaries, to the use of the Company’s and its Subsidiaries’ logos in connection with the Debt Financing; provided that such logos are used in a manner that is not intended to or reasonably likely to harm or disparage the Company’s or its Subsidiaries’ reputation or goodwill.

(e)    All material non-public information provided by the Company or any of its Subsidiaries or any of their Representatives pursuant to this Section 8.11 shall be kept confidential in accordance with the Confidentiality Agreement, except that Parent and Merger Sub shall be permitted to disclose such information to the financing sources, other potential sources of capital, rating agencies and prospective lenders (but with respect to prospective investors in any debt securities offering, only to the extent necessary to ensure any related offering document would not (x) include any misstatement of a material fact or (y) omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading) in accordance with the terms of the Debt Commitment Letter, subject only to customary exceptions in no event more extensive than those set forth in the confidentiality provisions of the Debt Commitment Letter during syndication of the Debt Financing or any permitted replacement, amended, modified or alternative financing subject to the potential sources of capital, ratings agencies and prospective lenders and investors entering into customary confidentiality undertakings with respect to such information (including through a notice and undertaking in a form customarily used in confidential information memoranda for senior credit facilities).

(f)    Parent and Merger Subs acknowledge and agree that, notwithstanding anything in this Agreement to the contrary, the obligations to perform their respective agreements hereunder, including to consummate the Closing subject to the terms and conditions hereof, are not conditioned on obtaining of the Debt Financing or any alternative Debt Financing or on the performance of any party to any Debt Commitment Letter.

(g)    Notwithstanding anything to the contrary in this Agreement, for all purposes of this Agreement (including the condition set forth in Section 9.02 as it applies to the Company’s obligations under this Section 8.11), the Company’s obligations under this Section 8.11 shall be deemed satisfied unless (i) the Company has willfully and materially breached its obligations under this Section 8.11, (ii) Parent has notified the Company of such willful and material breach in writing a reasonably sufficient amount of time prior to the Closing to afford the Company with a reasonable opportunity to cure such material breach and (iii) such willful and material breach was a proximate cause of Parent’s failure to receive any material portion of the proceeds of the Debt Financing.

(h)    Parent and the Company agree that, if in connection with Parent’s (i) amendment, supplement, replacement, substitution, modification or waiver of any Debt Commitment Letter not prohibited by Section 8.10 or (ii) execution of an Alternative Financing Commitment Letter or Alternative Financing, the scope of the assistance required under this Section 8.11 as compared to the assistance that would be required or expected to be required in connection with the Debt Commitment Letter in effect on the date of this Agreement and the related Debt Financing is changed or expanded, the Company shall be deemed to have complied with this Section 8.11 for purposes of Article 10 of this Agreement if the Company has provided Parent with the assistance that would otherwise be required under this Section 8.11 with respect to the Debt Commitment Letter in effect on the date of this Agreement and the related Debt Financing (but applied to the financing contemplated by such amended, supplemented, replaced, substituted, modified or waived Debt Commitment Letter or such Alternative Financing, as applicable), in each case without giving effect to any such amendment, supplement, replacement, substitution, modification or waiver or Alternative Financing Commitment Letter or Alternative Financing, as applicable, to the extent that it provides for such additional or different requirements.

(i)    Notwithstanding anything to the contrary in this Agreement, any debt securities undertaken in connection with the financing of the transactions contemplated by this Agreement shall be deemed to constitute part of the Debt Financing or Alternative Financing, as applicable, and, in each case, part of the Financing for all purposes of this Agreement, including Section 5.07, Section 8.10 and this Section 8.11, and the representations, covenants, restrictions, limitations, notice obligations and other provisions of this Agreement applicable to such Debt Financing or Alternative Financing shall apply mutatis mutandis to such debt securities and the related documentation and arrangements relating thereto.

Section 8.12    Credit Agreement. The Company and its Subsidiaries shall use its reasonable best efforts to deliver, or cause to be delivered to Parent, at least two Business Days prior to the Closing Date, an executed payoff letter, in customary form with respect to the Company Credit Agreement (the “Payoff Letter”) from the applicable agent on behalf of the Persons to whom such indebtedness is owed, which Payoff Letter shall set forth the amount required to effectuate the repayment in full on the Closing Date of all obligations thereunder (the “Payoff Amount”), the instructions for payment of the same to discharge such obligations and, if such indebtedness is secured by any Lien or other security interest, all Lien terminations and instruments of discharge releasing and terminating such Lien or security interest, as applicable, upon the receipt of the Payoff Amount. At or prior to the Effective Time, Parent will repay on behalf of the Company and its Subsidiaries the Payoff Amount in the manner set forth in the Payoff Letter.

Section 8.13    Company Indenture. Prior to the Closing Date, the Company and its Subsidiaries shall, upon Parent’s request, (i) issue or cause to be issued one or more notices of optional redemption or similar notices (each of which shall provide that the redemption of the notes shall be contingent upon the Closing) in respect of the then-outstanding notes under the Company Indenture pursuant to the requisite provisions of the Company Indenture and (ii) take such other actions as it determines to be necessary or advisable (or that Parent reasonably requests) to facilitate redemption of such notes at the Closing, including, but not limited to, the delivery, taking or making of all required documents, actions or payments (other than the deposit of funds in accordance with this paragraph) under the Company Indenture to effect the redemption of the notes under the Company Indenture and/or the satisfaction and discharge or defeasance of the Company Indenture pursuant to the requisite provisions of the Company Indenture, provided that, in no event shall this Section 8.13 require the Company or any of its Subsidiaries to cause any redemption or termination of the notes or the Company Indenture prior to the occurrence of the Closing (or, if the redemption cannot be effected on the Closing Date in compliance with the Company Indenture, then the earliest date possible after the Closing Date in compliance with the Company Indenture (such notice and redemption documents, the “Note Redemption Documents”)). At the Closing, Parent shall deposit (or shall cause to be deposited) with the trustee under the Company Indenture the amount of funds required to effect such redemption. The Company shall further deliver to Parent such trustee’s acknowledgement of satisfaction and discharge or defeasance and release of any liens securing the Company Indenture, in each case in a form and substance reasonably satisfactory to Parent, and each executed by or on behalf of the holders of the then outstanding notes under the Company Indenture by such trustee or agent therefor. Any Note Redemption Documents delivered pursuant to this Section 8.13 and other related documents prepared by or on behalf of the Company in connection therewith shall be subject to the prior review of, and opportunity for comment by, Parent and its counsel, and the Company shall consider in good faith any comments provided by Parent or its counsel. Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries shall be required pursuant to this Section 8.13 to execute and deliver any document or instrument (or cause any document or instrument to be executed or delivered) not conditioned on or delivered substantially concurrently with the occurrence of the Closing.

Section 8.14    Stock Exchange De-listing. Prior to the Effective Time, each of the Company and Parent shall cooperate with each other and use its commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things reasonably necessary on its part under Applicable Law and rules and policies of NASDAQ to enable the de-listing by the Surviving Corporation of the Class A Shares from NASDAQ and the deregistration of the Class A Shares under the 1934 Act as promptly as reasonably practicable after the Effective Time.

Section 8.15    Resignations. In furtherance, and not in limitation, of Section 3.03, at the written request of Parent, the Company shall use its reasonable best efforts to cause each director or officer of the Company or any director or officer of any of the Company’s Subsidiaries to resign in such capacity, with such resignations to be effective as of immediately prior to the Effective Time.

Section 8.16    Formation of Seller LLC, Seller Intermediate and Seller Merger Sub. Immediately prior to the Effective Time, OpCo LLC shall form Seller LLC, a new, wholly owned Delaware limited liability company, and shall cause Seller LLC to form Seller Intermediate, a new, wholly owned Delaware limited liability company, and Seller Intermediate to form Seller Merger Sub, a new, wholly owned Delaware limited liability company, and shall, and the Company shall, and shall cause OpCo LLC, Seller LLC, Seller Intermediate and Second Merger Sub, to (a) adopt resolutions (i) determining that this Agreement and the transactions contemplated hereby, including the Second LLC Merger, are advisable, fair to, and in the best interests of, OpCo LLC and its members and Seller Merger Sub and its members, (ii) determine, in the case of OpCo LLC, that this Agreement and the transactions contemplated hereby do not (A) disadvantage the members of OpCo LLC or their interests relative to the stockholders of the Company, (B) advantage the stockholders of the Company relative to the members of OpCo LLC or (C) treat the members of OpCo LLC and the stockholders of the Company differently, in each case, in accordance with Section 7.04 of the OpCo LLC Agreement, and (iii) approve, adopt, and declare advisable this Agreement and the transactions contemplated hereby, including the Second LLC Merger, and performance of the transactions contemplated hereby, and (b) duly execute and deliver a joinder pursuant to which each of Seller LLC, Seller Intermediate and Second Merger Sub agree to be parties for purposes of this Agreement and to perform their obligations in respect of the Second LLC Merger (the “Joinder”).  The Organizational Documents of Seller LLC, Seller Intermediate and Seller Merger Sub shall be in the form provided to OpCo LLC by Parent prior to the Closing.

Section 8.17    Rollover Agreements. Upon Parent’s written consent, the Company shall enforce the terms of any Rollover Agreement to which Parent is not a party.  The Company shall not agree to the amendment, modification or waiver of any terms of any Rollover Agreement that Parent is not a party without the prior written consent of Parent. Immediately following the execution of this Agreement, the Company will provide to Parent true and correct copies of all Rollover Agreement to which Parent is not a party.  Upon execution of any Rollover Agreement to which Parent is not a party, the Company shall promptly provide a true and correct copy of such Rollover Agreement to Parent.

Section 8.18    Tax Matters.

(a)    All Transfer Taxes shall be borne and paid by Parent.

(b)    Parent shall prepare, or cause to be prepared, each Pre-Closing Flow-Through Tax Return required to be filed after the Closing with respect to OpCo LLC, and each material Pre-Closing Flow-Through Tax Return required to be filed after the Closing with respect to each of the Subsidiaries of OpCo LLC (such Tax Returns, the “Parent-Filed Tax Returns”), in a manner consistent with past practice, except to the extent otherwise required by Applicable Law at a “more likely than not” or higher threshold of confidence or this Agreement. To the extent applicable and to the extent permissible under Section 706 of the Code, all items of income, gain, loss, deduction and credit allocable to OpCo LLC Units held by the Legacy Unitholders immediately prior to the Closing Exchanges shall be allocated between the Legacy Unitholders and the Company or Parent, as applicable, based on an interim closing of the books on the Closing Date pursuant to Section 706 of the Code and the Treasury Regulations promulgated thereunder. Parent shall provide to the Securityholder Representative a draft of any Parent-Filed Tax Return (together with schedules, statements and, to the extent reasonably requested by the Securityholder Representative, supporting documentation) at least 30 days prior to the due date (taking into account any applicable extensions) of such return and shall incorporate all reasonable comments provided by the Securityholder Representative at least 15 days prior to the due date. Parent shall not, and shall cause its Subsidiaries (including, after the Closing, OpCo LLC) not to, file or amend any Pre-Closing Flow-Through Tax Return with respect to OpCo LLC or any of its Subsidiaries without the prior written consent of the Securityholder Representative (such consent not to be unreasonably withheld, conditioned or delayed) to the extent such action would reasonably be expected to result in an increase in the cash Tax liability of Legacy Unitholders.

(c)    After the Closing, the Securityholder Representative shall, at the sole cost of the Legacy Unitholders, be entitled to participate in any audit, examination, contest, litigation or other proceeding relating to Pre-Closing Flow-Through Tax Returns (each, a “Pre-Closing Flow-Through Contest”) with respect to OpCo LLC or any of its Subsidiaries, and none of Parent, Company, OpCo LLC or any of their Affiliates shall settle or compromise any such proceeding without the prior written consent of the Securityholder Representative (such consent not to be unreasonably withheld, conditioned or delayed); provided that the Securityholder Representative shall only have a consent right over the settlement or compromise of any such proceeding to the extent such settlement or compromise would reasonably be expected to result in an increase in the cash Tax liability of Legacy Unitholders.

(d)    The parties and the Securityholder Representative shall cooperate as and to the extent reasonably requested by any other party or the Securityholder Representative in connection with the filing of any Tax Returns described in Section 8.18(b) or any Action with respect to the Taxes or Tax Returns of OpCo LLC or any of its Subsidiaries described in Section 8.18(c). Such cooperation shall include the retention and (upon the other party’s or the Securityholder Representative’s request) the provision of records and information that are reasonably relevant to any such Tax Return or Action and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(e)    Notwithstanding anything to the contrary in this Agreement, the parties and Securityholder Representative agree and acknowledge that an election under Section 754 of the Code (and any analogous provisions of state or local income tax law) shall be in effect or otherwise made with respect to OpCo LLC and any of its Subsidiaries treated as partnerships for U.S. federal income tax purposes for the taxable period including the transactions contemplated by this Agreement.

(f)    For U.S. federal (and applicable state and local) income tax purposes, (i) the Closing Exchanges shall be treated as taxable sales or exchanges governed by Sections 1001 and 741 of the Code, and (ii) (A) the exchange of an OpCo LLC Unit for the Merger Consideration that is funded by the Debt Financing shall be treated as a distribution governed by Section 731 of the Code, (B) the receipt by Parent or the Company of any additional OpCo LLC Units or other interests in OpCo LLC in respect of the portion of the Equity Financing, if any, contributed or deemed contributed to OpCo LLC, and the exchange of an OpCo LLC Unit for the Merger Consideration that is funded by such Equity Financing, if any, shall be treated as a sale of such OpCo Units governed by  Sections 707(a)(2)(B), 1001 and 741 of the Code, and (C) the Merger Consideration that is funded by the Debt Financing is intended to be treated as used as described above pursuant to Temp. Reg. 1.163-8T (the treatment described in clauses (ii)(A) and (C), the “Intended Section 731 Tax Treatment”). The parties hereto agree to file all Tax Returns consistent with this Section 8.18(f) unless otherwise required by Applicable Law or by a final “determination” within the meaning of Section 1313 of the Code.

(g)    At or prior to the Closing, (i) the Company shall deliver to Parent and Merger Sub a certificate and IRS notice in form and substance required under Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c) stating that the Company is not and has not been during the relevant period a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code, and (ii) the Company shall, and shall cause its Subsidiaries to, cooperate (A) in causing each holder of equity interests in OpCo LLC (other than the Company and its wholly owned Subsidiaries) that is a “United States person” within the meaning of Section 7701(a)(30) of the Code to deliver a properly completed and duly executed IRS Form W-9 or any other non-foreign affidavit, dated as of the Closing Date in form and substance required by Sections 1445 and 1446 of the Code and the Treasury Regulations thereunder and (B) in preparing any forms or certificates required under Treasury Regulations Section 1.1446(f)-2 with respect to any holder of equity interests in OpCo LLC (other than the Company and its wholly owned Subsidiaries) that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code, but only to the extent any such forms or certificates are legally able to be provided. The Company shall, and shall cause its Subsidiaries to, cooperate with Parent in connection with the computation and verification of any amounts required to be withheld under Section 1446(f) of the Code with respect to the transactions contemplated by this Agreement, including any “amount realized” as determined under Section 1446(f) of the Code (including, without limitation, by providing a certification as described in Treasury Regulations Section 1.1446(f)-2(c)(2)(ii)(C)). Notwithstanding anything to the contrary in this Agreement, (1) a breach of the obligations of the Company under this Section 8.18(g) will not be taken into account for purposes of determining whether any conditions set forth in Article 9 have been satisfied and (2) Parent’s and Merger Subs’ sole recourse in the event of the breach of the obligations of the Company under this Section 8.18(g) will be to deduct or withhold, or cause to be deducted or withheld, from any amounts otherwise payable pursuant to this Agreement as provided in Section 2.09.

(h)    Notwithstanding anything to the contrary in this Agreement, the parties and Securityholder Representative agree and acknowledge that no “push out” election described in Section 6226(a) of the Code (and any corresponding or similar election under state, local or non U.S. law) shall be made by OpCo LLC or any of its Subsidiaries treated as a partnership for U.S. federal (or applicable state, or local or non U.S) income tax purposes for any Pre-Closing Tax Period.

Section 8.19    Pre-Closing Tax Cooperation. Prior to the Closing, the Parties and the Securityholder Representative agree to cooperate in good faith to consider (i) alternative structures for the payment of the Final TRA Payments in a tax-efficient manner, and (ii) alternative structures and/or tax positions (including the manner in which the Debt Financing is allocated to the holders of Retained Units under Section 752 of the Code) to maximize, to the extent determined to be desirable, the tax benefit of the Intended Section 731 Tax Treatment to the holders of such Retained Units, it being understood and agreed that no Party shall be under any obligation to agree to any alternative structure. If the Parties and the Securityholder Representative each agree to any such alternative structure(s) or tax positions, (i) Parent, the Company, OpCo LLC and Securityholder Representative shall cause this Agreement, the TRA Amendment and the other transaction documentation contemplated hereby, as applicable, to be amended or drafted, as applicable  so as to reflect and implement such alternative structure or tax positions, and (ii) the Parties and the Securityholder Representative agree to take such other actions as may be reasonably necessary or appropriate to implement such alternative structure or tax positions.

Article 9
CONDITIONS TO THE MERGERS

Section 9.01    Conditions to the Obligations of Each Party. The obligations of the Company, OpCo LLC, Parent and Merger Sub to consummate the Initial Mergers are subject to the satisfaction or waiver (by Parent and the Company in writing) of the following conditions:

(a)    no Order (whether temporary, preliminary or permanent) or Applicable Law has been enacted, issued, promulgated, entered or enforced by any Governmental Authority of competent jurisdiction prohibiting, making illegal or enjoining the consummation of the Merger remains in effect;

(b)    the adoption of this Agreement and the transactions contemplated hereby, including the Merger, by the Requisite Company Vote shall have been obtained; and

(c)    any applicable waiting period (including any extension thereof) under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated and each consent, approval, waiver, clearance, authorization or permission of a Governmental Authority set forth on Section 9.01(c) of the Company Disclosure Schedule shall have been made, obtained or received (or, as applicable, the waiting periods with respect thereto shall have expired or been terminated).

Section 9.02    Conditions to the Obligations of Parent and Merger Subs. The obligations of Parent and Merger Subs to consummate the Merger and the LLC Merger are subject to the satisfaction or waiver (by Parent in writing) of the following conditions:

(a)    the Company and OpCo LLC shall have performed and complied in all respects with Section 8.11 (subject to Section 8.11(g)) and performed and complied with in all material respects each of its obligations, covenants and agreements under this Agreement required to be performed or complied with by it at or prior to the Effective Time;

(b)    (i) the representations and warranties of the Company set forth in Section 4.01(a)(i) (Corporate Existence and Power), Section 4.02 (Corporate Authorization), clause (a) of Section 4.04 (Non-contravention) (solely to the extent related to the Organizational Documents of the Company and OpCo LLC), Section 4.05 (Capitalization) (other than the first two sentences and the last sentence of Section 4.05(a)), Section 4.25 (Finders’ Fees) and Section 4.27 (Antitakeover Statutes) (A) that are qualified by materiality or Company Material Adverse Effect shall be true and correct in all respects at and as of the Effective Time as though made on and as of the Effective Time (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date) and (B) that are not qualified by materiality or Company Material Adverse Effect shall be true and correct in all material respects as of the Effective Time as though made on and as of the Effective Time (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period), (ii) the representations and warranties of the Company set forth in the first two sentences of Section 4.05(a) (Capitalization) shall be true and correct at and as of the Effective Time as if made at such time (other than representations and warranties that by their terms address matters only as of another specific time, which shall be so true only as of such time), except for de minimis inaccuracies, (iii) the representations and warranties of the Company contained in Section 4.10(b) (Absence of Certain Changes) shall be true and correct in all respects as of the Effective Time as if made at and as of the Effective Time and (iv) the representations and warranties of the Company set forth in this Agreement (other than those referred to in the preceding clauses (i) through (iii)) shall be true and correct at and as of the Effective Time as if made as of the Effective Time (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, disregarding for this purpose all “Company Material Adverse Effect”, “materiality” or similar qualifications contained in such representations and warranties;

(c)    since the date of this Agreement, no Company Material Adverse Effect shall have occurred; and

(d)    the Company shall have delivered to Parent a certificate signed by an executive officer of the Company dated as of the Closing certifying that the conditions specified in Section 9.02(a), Section 9.02(b) and Section 9.02(c) have been satisfied.

Section 9.03    Conditions to the Obligations of the Company and OpCo LLC. The obligations of the Company and OpCo LLC to consummate the Merger and the LLC Merger are subject to the satisfaction or waiver (by the Company in writing) of the following conditions:

(a)    Parent and Merger Subs shall have performed and complied with in all material respects each of their obligations, covenants and agreements under this Agreement required to be performed or complied with by it at or prior to the Effective Time;

(b)    the representations and warranties of Parent set forth in the Agreement shall be true and correct at and as of the Effective Time (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, disregarding for this purpose all “Parent Material Adverse Effect” and “materiality” or similar qualifications contained in such representations and warranties; and

(c)    Parent shall have delivered to the Company a certificate signed by an executive officer of Parent dated as of the Closing certifying that the conditions specified in Section 9.03(a) and Section 9.03(b) have been satisfied.

Article 10
TERMINATION

Section 10.01    Termination. This Agreement may be terminated and the Merger and the LLC Merger may be abandoned at any time prior to the Effective Time:

(a)    by mutual written agreement of the Company and Parent;

(b)    by either the Company or Parent, if:

(i)    the Effective Time has not occurred on or before 11:59 p.m. Eastern Time on June 14, 2027 (the “Initial End Date”); provided that if on the Initial End Date the conditions set forth in Section 9.01(a) or Section 9.01(c) shall not be satisfied but all other conditions to the Closing in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of such conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, as applicable, then the Initial End Date shall automatically be extended to 11:59 p.m. Eastern Time on September 14, 2027 (such date or such later date as agreed to by the parties, the “End Date”); provided, further, that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party that has failed to comply with any provision of this Agreement and such failure has primarily caused or primarily resulted in the failure of the Merger to be consummated by the End Date;

(ii)    any Governmental Authority of competent jurisdiction shall have issued any Order that (A) prohibits or makes illegal consummation of the Merger or (B) permanently enjoins Parent or Merger Sub from consummating the Merger, and, with respect to any Order for purposes of clause (A) or (B), such Order shall have become final and nonappealable; provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(ii) shall not be available to any party that has failed to comply with any provision of this Agreement and such failure has primarily caused or primarily resulted in the issuance of such Order;

(iii)    at the Company Meeting (including any adjournment or postponement thereof) at which a vote on the adoption of this Agreement was taken, the Requisite Company Vote shall not have been obtained; or

(c)    by Parent, if, prior to the Effective Time:

(i)    prior to the time the Requisite Company Vote is obtained, an Adverse Recommendation Change shall have occurred;

(ii)    a breach of or inaccuracy of any representation or warranty or failure to perform any obligation, covenant or agreement on the part of the Company or OpCo LLC set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 9.02(a) or Section 9.02(b) not to be satisfied and such breach or failure is incapable of being cured by the End Date or, if curable by the End Date, is not cured by the Company within 30 days after receipt by the Company of written notice of such breach or failure (without giving effect to any extension of the End Date); provided that, at the time of the delivery of such notice or thereafter, Parent or each Merger Sub shall not be in material breach of its or their obligations, covenants or agreements under this Agreement and there shall not be any inaccuracy of Parent’s and the Merger Subs’ representations, warranties, covenants or agreements so as to cause any of the conditions set forth in Section 9.01 or Section 9.03 not to be satisfied; or

(d)    by the Company, if, prior to the Effective Time:

(i)    prior to receipt of the Requisite Company Vote, the Board of Directors authorizes (acting upon the recommendation of the Special Committee) the Company to enter into a binding written definitive acquisition agreement providing for the consummation of a Superior Proposal; provided that (A) the Company and the Board of Directors (and the Special Committee, to the extent applicable) shall have complied in all material respects with Section 6.03 with respect to such Superior Proposal and contemplated termination and (B) the Company shall have paid the Company Termination Fee immediately before or simultaneously with and as a condition to such termination;

(ii)    a breach of or inaccuracy of any representation or warranty or failure to perform any obligation, covenant or agreement on the part of Parent or Merger Subs set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 9.03(a) or Section 9.03(b) not to be satisfied and such breach or failure is incapable of being cured by the End Date or, if curable by the End Date, is not cured by Parent or Merger Subs within 30 days after receipt by Parent of written notice of such breach or failure (without giving effect to any extension of the End Date); provided that, at the time of the delivery of such notice or thereafter, the Company and OpCo LLC shall not be in material breach of their obligations, covenants or agreements under this Agreement and there shall not be any inaccuracy of the Company’s representations, warranties, covenants or agreements under this Agreement so as to cause any of the conditions set forth in Section 9.01 or Section 9.02 not to be satisfied; or

(iii)    (A) if all of the conditions set forth in Section 9.01 and Section 9.02 have been satisfied (other than those conditions which by their terms or nature are to be satisfied at the Closing (assuming the satisfaction of those conditions at such time if Closing were to occur at such time)), (B) the Company has irrevocably notified Parent in writing three (3) Business Days prior to such termination that (I) it is ready, willing and able to consummate the Merger from the date the Closing should have occurred pursuant to Section 2.02 through any such termination, (II) all conditions set forth in Section 9.03 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) or that it is irrevocably waiving any unsatisfied conditions set forth in Section 9.03 and (III) the Company may terminate this Agreement pursuant to this Section 10.01(d)(iii) if Parent and Merger Sub fail to consummate the Merger on the date required pursuant to Section 2.03; and (C) Parent and Merger Sub have failed to consummate the Merger on the date by which the Closing is required to have occurred pursuant to Section 2.03.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give written notice of such termination to the other party specifying the provision of Section 10.01 pursuant to which this Agreement is being terminated.

Section 10.02    Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party to the other parties hereto (or any stockholder, director, officer, employee, agent, consultant or representative of such party); provided that, subject to Section 11.04(d) in all respects, no party shall be relieved of liability to the extent such termination shall result from the fraud or any Willful Breach of this Agreement by such party prior to termination, and in each such case, such party shall be fully liable for any and all liabilities and damages that were incurred or suffered by the other parties as a result of such fraud or Willful Breach (which the parties acknowledge and agree shall, in the event of Parent’s or Merger Sub’s breach of this Agreement, not be limited to reimbursement of expenses or out-of-pocket costs, and may include to the extent proven the benefit of the bargain lost by the Company’s and OpCo LLC’s stockholders (taking into consideration relevant matters, including other combination opportunities, the total amount payable to the Company’s and OpCo LLC’s stockholders under this Agreement, lost stockholder premium, and the time value of money), which shall be deemed in such event to be damages of such party). The Guarantee (subject to the express terms of such Guarantee) and the provisions of Section 8.06, Section 8.10(b), this Section 10.02 and Article 11 (but, in the case of Section 11.13, only to the extent relating to obligations required to be performed after termination) shall survive any termination hereof pursuant to Section 10.01. “Willful Breach” means any material breach of this Agreement that is the consequence of an action or omission by any party if such party knew or should have known that the taking of such action or the failure to take such action would be, or cause, a breach of this Agreement.

Article 11
MISCELLANEOUS

Section 11.01    Notices. All notices, requests and other communications to any party hereunder shall be in writing (including electronic mail (“email”) transmission, so long as a receipt of such email is requested and received or a confirming copy of such notice is sent on the same day by a nationally recognized overnight courier service (costs prepaid)) and shall be given, if to Parent, Merger Subs or, after the Effective Time, the Company, the Surviving Corporation or the Surviving LLC, to:

Square Acquisition Parent, Inc.
c/o Sequence AI Holdings, Inc.
300 Vesey Street, Suite 1230
New York, NY 10282
Attention:

Michael Lee
Email: [***]

DFO Private Investments, L.P.
c/o DFO Management, LLC
550 Madison Avenue, 20th Floor
Attention:

Dan Bitar; John Bailey
Email: [***]

with  copies (which shall not constitute notice) to:

Latham & Watkins LLP
1271 Avenue of the Americas
New York, NY 10020
Attention:

Ian Nussbaum

Sean Parish

Julian Azran

Seth Gottleib

Email:

[***]

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004-2498

Attention:

C. Andrew Gerlach

Lauren S. Boehmke

 Email:

[***]

if to the Company or OpCo LLC, prior to the Effective Time, to:

The Baldwin Insurance Group, Inc.
4211 W. Boy Scout Blvd., Suite 800
Tampa, Florida 33607
Attention:

Seth Cohen, General Counsel and Corporate Secretary

Email:

[***]

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017

Attention:

Oliver Smith

Michael Gilson

 Email:

[***]

or to such other address or email address as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. local time on a Business Day. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day.

Section 11.02    Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements contained in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time, except for (a) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part at or after the Effective Time and (b) those covenants and agreements set forth in Section 8.11(c) and this Article 11 (but, in the case of Section 11.13, only to the extent relating to obligations required to be performed after the Effective Time).

Section 11.03    Amendments and Waivers.

(a)    Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that after the Requisite Company Vote has been obtained there shall be no amendment or waiver that would require the further approval of the stockholders of the Company under the DGCL without such approval having first been obtained.

(b)    At any time prior to the Effective Time, the parties may (i) extend the time for the performance of any of the obligations or other acts of the other parties; (ii) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement; (iii) waive compliance with any covenants and agreements contained in this Agreement; or (iv) waive the satisfaction of any of the conditions contained in this Agreement as provided herein. No extension or waiver, or termination of this Agreement, by the Company shall require the approval of the Company’s stockholders unless such approval is required by Applicable Law. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of the party to be bound thereby. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.04    Expenses.

(a)    General. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b)    Termination Fees.

(i)    If this Agreement is terminated (A) by Parent pursuant to Section 10.01(c)(i) (Adverse Recommendation Change) or (B) by the Company pursuant to Section 10.01(d)(i) (Superior Proposal), then the Company shall pay to Parent in immediately available funds $170,334,000 (the “Company Termination Fee”), in the case of a termination by Parent, within two Business Days after such termination and, in the case of a termination by the Company, immediately before and as a condition to such termination (it being understood that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion).

(ii)    If (A) this Agreement is terminated by (x) Parent or the Company pursuant to Section 10.01(b)(i) (End Date) and at the time of such termination the Requisite Company Vote has not been received or (y) Parent or the Company pursuant to Section 10.01(b)(iii) (No Vote), or (z) by Parent pursuant to Section 10.01(c)(ii) (Company Breach), (B) after the date of this Agreement and prior to such termination, an Acquisition Proposal shall have been publicly announced and not publicly withdrawn prior to the Stockholder Meeting, and (C) within 12 months following the date of such termination, the Company shall have entered into a definitive agreement with respect to, or otherwise consummated, an Acquisition Proposal, which need not be such Acquisition Proposal (provided that for purposes of this clause (C), each reference to “20%” in the definition of Acquisition Proposal shall be deemed to be a reference to “50%”), then the Company shall pay to Parent in immediately available funds, prior to or concurrently with the occurrence of the applicable event described in clause (C), the Company Termination Fee.

(iii)    In the event that this Agreement is terminated by the Company pursuant to Section 10.01(d)(ii) (Parent Breach) or Section 10.01(d)(iii) (Parent Failure to Close) (or by Parent or the Company pursuant to Section 10.01(b)(i) (End Date), at a time when the Company had the right to terminate the Agreement pursuant to Section 10.01(d)(ii) (Parent Breach) or Section 10.01(d)(iii) (Parent Failure to Close)), then Parent shall pay or cause to be paid to the Company in immediately available funds $276,218,000 (the “Parent Termination Fee”), in the case of a termination by the Company, within two Business Days after such termination and, in the case of a termination by Parent, immediately before and as a condition to such termination (it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion).

(iv)    Each of the parties hereto agrees, on behalf of itself and its respective Affiliates, successors and assigns, that (A) the liabilities and damages that may be incurred or suffered by Parent or the Company in circumstances in which the Company Termination Fee or the Parent Termination Fee is payable are uncertain and difficult to ascertain, (B) each of the Company Termination Fee and the Parent Termination Fee represents a reasonable estimate of probable liabilities and damages incurred or suffered by the applicable party in these circumstances, and (C) such amount is not excessive or unreasonably large, given the parties’ intent and dealings with each other, and shall not be argued by any party to be or be construed as a penalty, and each party expressly waives any right to argue, assert or claim any of the foregoing in any dispute among the parties and/or any of their respective Affiliates, successors or assigns, arising out of this Agreement.

(c)    Other Costs and Expenses. Each of Parent and the Company acknowledges that the agreements contained in this Section 11.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other parties would not enter into this Agreement. Accordingly, if the Company or Parent, as the case may be, fails promptly to pay any amount due pursuant to this Section 11.04, it shall also pay any reasonable and documented out-of-pocket costs and expenses incurred (including reasonable and documented attorneys’ fees and expenses, provided that in no event shall attorneys’ fees that are based on a contingency fee, “success” fee or any other type of fee arrangement dependent on the outcome of the suit be deemed to be reasonable attorneys’ fees) by the other party in connection with a legal action to enforce this

Agreement that results in a judgment against the Company for such amount, together with interest on the amount of any unpaid fee, cost or expense at the prime rate as published in The Wall Street Journal from the date such fee, cost or expense was required to be paid to (but excluding) the payment date (such costs and expenses, “Enforcement Costs”).

(d)    Sole Remedy.

(i)    Notwithstanding anything herein to the contrary (but subject to Section 10.02 and Section 11.04(c) and the proviso at the end of this sentence), Parent and the Merger Subs agree that, upon any valid termination of this Agreement under circumstances where the Company Termination Fee is payable pursuant to this Section 11.04 and such Company Termination Fee is paid in full, the receipt by Parent of the Company Termination Fee and the Enforcement Costs from the Company shall be deemed to be liquidated damages and the sole and exclusive remedy of Parent and Merger Subs in connection with this Agreement or the transactions contemplated hereby and neither Parent nor the Merger Subs shall seek to obtain any recovery, judgment, or damages of any kind, including consequential, special, indirect, or punitive damages, against the Company or any of its Subsidiaries or any of its directors, officers, employees, partners, managers, members, stockholders, Affiliates or Representatives (the “Company Related Parties”) in connection with this Agreement or the transactions contemplated hereby, including any breach of this Agreement; provided, that the foregoing shall not limit any claims or damages for any Willful Breach of Section 6.03 or Section 8.03. For the avoidance of doubt, nothing in this Section 11.04(d) shall limit any remedies of Parent prior to any such termination of this Agreement under circumstances where the Company Termination Fee is payable pursuant to this  Section 11.04 or otherwise, including specific performance pursuant to  Section 11.13.

(ii)    Notwithstanding anything to the contrary in this Agreement, other than the Company’s injunctive, specific performance and equitable relief rights, as and only to the extent expressly permitted by Section 11.13, (A) the Company’s right to terminate this Agreement pursuant to Section 10.01(d)(ii) (Parent Breach) or Section 10.01(d)(iii) (Parent Failure to Close) and receive payment of the Parent Termination Fee, the Financing Costs (subject to the Reimbursement Cap) and the Enforcement Costs from Parent (or DFO Sponsor under and in accordance with the Guarantee) shall be deemed to be liquidated damages and the sole and exclusive remedy of the Company and any of its Affiliates against Parent, the Merger Subs, Sponsors, any Sponsor Related Person and any of its or their Affiliates or any of its or their respective former, current or future shareholders, assignees, controlling persons, directors, officers, employees, agents, attorneys, partners, members, managers, general or limited partners, or Representatives (the “Parent Related Parties”), or any Debt Financing Sources, for any and all losses, liabilities and damages that may be suffered based upon, resulting from, arising out of, or relating to this Agreement or the Financing or the transactions contemplated hereby or thereby, including the breach of any representation, warranty, covenant, or agreement in this Agreement, the termination of this Agreement, or the failure to consummate the Merger and (B) other than the payment of the Parent Termination Fee, the Financing Costs (subject to the Reimbursement Cap) and the Enforcement Costs to the Company by Parent (or DFO Sponsor’s obligations in respect thereof under the Guarantee, subject to the express terms of the Guarantee) in accordance with clause (A) if and when due, no Parent Related Party shall have any further liability or obligation relating to or arising out of this Agreement or the Financing or the transactions contemplated hereby or thereby, including the breach of any representation, warranty, covenant, or agreement in this Agreement, the termination of this Agreement, or failure to consummate the Merger. Notwithstanding the foregoing, (I) the foregoing shall not limit the ability of the Company or its Subsidiaries to bring any Actions for breach of the Confidentiality Agreement and (II) in no event shall the liability of Parent, the Merger Subs or the DFO Sponsor exceed the Cap (as defined in the Guarantee).

(iii)    Each party acknowledges and agrees that in no event shall the Company be required to pay the Company Termination Fee or Parent be required to pay the Parent Termination Fee on more than one occasion. The Company acknowledges and agrees that, except for Actions for breach of the Confidentiality Agreement, in no event will the Company or any Company Related Party seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or monetary award or damages (including consequential, special, indirect or punitive damages) against any Parent Related Party with respect to this Agreement, the Financing Commitment Letters, the Guarantee or the Merger (including any breach by any Parent Related Party), the termination of this Agreement, the failure to consummate the Merger or any proceedings under Applicable Law arising out of any such breach, termination or failure, other than the Company seeking the Parent Termination Fee from Parent or the Merger Subs to the extent expressly provided for in this Agreement or the Company seeking the Parent Termination Fee from DFO Sponsor to the extent expressly provided for in the Guarantee. In no event will any party be entitled to receive both (1) a grant of specific performance which results in the consummation of the Closing as contemplated in this Agreement and (2) payment of the Company Termination Fee or the Parent Termination Fee, as applicable.

Section 11.05    Disclosure Schedule. The parties hereto agree that any reference in a particular Section of the Company Disclosure Schedule or the Parent Disclosure Schedule shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the representations and warranties of the relevant party that are contained in the corresponding Section of this Agreement. Each section of the Company Disclosure Schedule or the Parent Disclosure Schedule will be deemed to incorporate by reference all information disclosed in any other section of the Company Disclosure Schedule or the Parent Disclosure Schedule to the extent reasonably apparent that such information applies to such other section. The mere inclusion of an item in the Company Disclosure Schedule or the Parent Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, or is not in the ordinary course of business, event or circumstance or that such item has had or would reasonably be expected to have a Company Material Adverse Effect or a Parent Material Adverse Effect, as applicable.

Section 11.06    Binding Effect; Benefit; Assignment.

(a)    The provisions of this Agreement shall be binding upon and, except as provided in this Section 11.06, shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as provided in this Section 11.06, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns except for the Company’s right on its own behalf and as representative of its stockholders, to pursue the loss premium damages or the benefit of the bargain lost by its stockholders pursuant to and in accordance with Section 10.02. Notwithstanding anything to the contrary in the foregoing, if, and only if, the Effective Time occurs, (i) the holders of Shares and OpCo LLC Units shall be third-party beneficiaries of, and entitled to rely on, Section 2.02 (The LLC Merger) and Section 2.04 (Conversion of Class A Shares and Class B Shares) and Section 2.05 (Payment), as applicable, (ii) the Indemnified Persons shall be third-party beneficiaries of, and entitled to rely on, Section 7.03 (Director and Officer Liability) and (iii) the Parent Related Parties and the Debt Financing Sources, shall be third party beneficiaries of, and entitled to rely on, Section 11.15 and Section 11.14, respectively. The parties hereto further agree that the rights of third-party beneficiaries (other than Section 11.15 and Section 11.14) under the foregoing sentence shall not arise unless and until the Effective Time occurs.

(b)    No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of each other party hereto, except that Parent or Merger Sub may transfer or assign its rights and obligations under this Agreement after the Effective Time to any Person; provided that such transfer or assignment shall not relieve Parent or Merger Sub of its obligations hereunder.

Section 11.07    Governing Law. This Agreement and any and all Actions arising out of or relating to this Agreement or any transaction contemplated hereby, including the Merger and the LLC Merger, or the negotiation, execution or performance of this Agreement, shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state, subject to Section 11.14.

Section 11.08    Jurisdiction. Subject to Section 11.14, the parties hereto irrevocably agree that any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Court of Chancery of the State of Delaware or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably and unconditionally consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Action and irrevocably waives, to the fullest extent permitted by law, any claim of lack of personal jurisdiction or improper venue and any objection that it may now or hereafter have to the laying of the venue of any such Action in any such court or that any such Action brought in any such court has been brought in an inconvenient forum. Process in any such Action may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

Section 11.09    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.10    Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, it being understood that the parties need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed (including by electronic signature) by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed (including by electronic signature) by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

Section 11.11    Entire Agreement. This Agreement (including the Company Disclosure Schedule and the Parent Disclosure Schedule) and the other Transaction Documents constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement. Notwithstanding anything in this Agreement to the contrary, the parties hereto acknowledge and agree that the Company Disclosure Schedule and the Parent Disclosure Schedule are not incorporated by reference into, and shall not be deemed to constitute a part of, this Agreement or the “agreement of merger” for purposes of Section 251 of the DGCL but shall have the effects provided in this Agreement.

Section 11.12    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby, taken as a whole, is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.13    Specific Performance.

(a)    The parties hereto agree that irreparable damage would occur if any provision of this Agreement (including failing to take such actions as are required of it hereunder to consummate the transactions contemplated hereby) were not performed in accordance with the terms hereof for which money damages, even if available, would not be an adequate remedy, and that subject in all respects to Section 11.04(d) and Section 11.13(b), the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement, or to enforce specifically the performance of the terms and provisions hereof in the courts referred to in Section 11.08, in addition to any other remedy to which they may be entitled at law or in equity. The parties hereto agree not to assert that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason (other than on the grounds that such remedy is sought in violation of the terms hereof, including Section 11.13(b)), and not to assert that a remedy of monetary damages (including any fees payable pursuant to Section 11.04) would provide an adequate remedy or that the parties otherwise would have an adequate remedy at law. The parties further agree to waive any requirement for the securing or posting of any bond in connection with such remedy, and that such remedy shall be in addition to any other remedy to which a party is entitled at law or in equity. The parties acknowledge and agree that the Company may pursue both a grant of specific performance under this Section 11.13 and the payment of the Parent Termination Fee and Parent may pursue both a grant of specific performance under this Section 11.13 and the payment of the Company Termination Fee; provided that in no event shall the Company or Parent be permitted or entitled to receive both (i) a grant of specific performance resulting in the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof and (ii) the Parent Termination Fee or Company Termination Fee, as applicable.

(b)    Notwithstanding anything in this Agreement to the contrary, it is acknowledged and agreed that the Company shall be entitled to specific performance to cause Parent to (x) enforce the terms of the Equity Commitment Letter against DFO Sponsor to cause the Equity Financing to be funded and (y)  effect the Closing in accordance with Section 2.03, only if (i) all of the conditions set forth in Section 9.01 and Section 9.02 have been satisfied or waived by Parent (other than those conditions that by their terms or nature are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) and remain so satisfied or waived at the time specific performance is granted, and Parent failed to consummate the Closing on or prior to the date the Closing should have occurred pursuant to Section 2.03, (ii) the Debt Financing has been funded or will be funded in full at the Closing if the Equity Financing is funded, (iii) after such failure in clause (i), the Company has irrevocably confirmed in writing that if specific performance is granted and the Financing is funded, then it is ready, willing and able to consummate the Closing and (iv) Parent fails to consummate the Closing within three Business Days after receipt of such confirmation; provided, that in no event shall Parent be obligated to both (A) specifically perform the obligation to cause the Equity Financing to be funded and consummate the Closing and (B) pay the Parent Termination Fee or any other monetary damages whatsoever.

Section 11.14    Debt Financing Sources. Notwithstanding anything in this Agreement to the contrary, the Company and Parent, on behalf of themselves and their Subsidiaries, hereby: (a) (i) agree that any action, whether in law or in equity, whether in contract or in tort or otherwise, involving any Debt Financing Sources or any of their Subsidiaries or any of their respective directors, officers, employees, partners, managers, members, stockholders, Affiliates or Representatives (“Debt Financing Sources Related Party”), arising out of or relating to, this Agreement, the Debt Financing or any of the agreements entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof; and (ii) irrevocably submit themselves and their property with respect to any such action to the exclusive jurisdiction of such court, and such action shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another jurisdiction), (b) agree not to bring or support any action of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Sources Related Party in any way arising out of or relating to, this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (c) agree that service of process upon the Company or Parent, or any of their Subsidiaries in any such action or proceeding shall be effective if notice is given in accordance with Section 11.01, (d) waive, to the fullest extent that they may effectively do so, the defense of an inconvenient forum to the maintenance of such action in any such court, (e) waive, to the fullest extent permitted by Applicable Law, all rights of trial by jury in any action brought against or involving the Debt Financing Sources Related Parties in any way arising out of or relating to this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (f) agree that no Debt Financing Sources Related Party will have any liability to the Company or any of its Subsidiaries in connection with this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise (provided that, notwithstanding the foregoing, nothing herein shall affect (x) the rights of Parent against the Debt Financing Sources Related Parties with respect to the Debt Financing or any of the transactions contemplated hereby or any services thereunder or (y) the Company’s right to seek specific performance under this Agreement to cause Parent to enforce their rights under the Debt Commitment Letter against the Debt Financing Sources under the Debt Commitment Letter), and (g) agree that (i) the Debt Financing Sources Related Parties are express third party beneficiaries of, and may enforce, this Section 11.14 and (ii) such provision, Section 10.02, Sections 11.04(d)(ii), 11.06(a)(iii), 11.08, 11.09 and 11.13 related definitions and any other provision of this Agreement (x) the amendment, supplement, waiver or other modification of which would modify the substance of this Section 11.14 or (y) that reflects the agreements set forth in this Section 11.14, together with Section 11.07 shall not be amended in any way adverse to any Debt Financing Sources Related Party without the prior written consent of the Debt Financing Sources.

Section 11.15    No Recourse.

(a)    This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the Parent Related Parties that are expressly identified as parties hereto and then only to the extent of such obligations and no Parent Related Parties (other than Parent, Merger Subs and DFO Sponsor to the extent set forth in the Guarantee or Equity Commitment Letter) shall have any liability for any obligations or liabilities of the parties to this Agreement (whether for indemnification or otherwise) or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. It is further understood that any certificate contemplated by this Agreement and executed by an officer of a party will be deemed to have been delivered only in such officer’s capacity as an officer of such party (and not in his or her individual capacity) and will not entitle any party to assert a claim against such officer in his or her individual capacity, except to the extent such certificate includes or constitutes fraud by such individual officer.

(b)    The Company (on behalf of itself and any Person claiming by, through or on behalf of the Company) agrees that it shall not institute, and shall not permit any of its Representatives or Affiliates to bring, make or institute any Action or claim (whether based in contract, tort, strict liability, other Applicable Laws or otherwise, at law or in equity) arising under or in connection with this Agreement or any other agreement executed or delivered in connection herewith or any of the transactions contemplated hereby or thereby against any of the Parent Related Parties and none of the Parent Related Parties shall have any liability or obligations (whether based in contract, tort, strict liability, other Applicable Laws or otherwise) to the Company, the Company’s Subsidiaries, any of their respective Representatives or Affiliates (or any Person claiming by, through or on behalf of the Company or its Affiliates) or any of their respective successors, heirs or representatives thereof arising out of or relating to this Agreement or any other agreement executed or delivered in connection herewith or any of the transactions contemplated hereby or thereby, other than, in each case, Parent and Merger Subs to the extent provided herein or in the Equity Commitment Letter or DFO Sponsor pursuant to the Guarantee (in accordance with the terms set forth therein) or for breach of the Confidentiality Agreement.

Section 11.16    Special Committee Approval. Notwithstanding anything to the contrary set forth in this Agreement, until the Effective Time, no decision or determination shall be made, or action taken, by the Board of Directors under or with respect to any Transaction Document without first obtaining the approval of the Special Committee.  In the event the Special Committee ceases to exist or is disbanded, any consents, determinations, actions or other rights or obligations afforded to the Special Committee may be afforded to a majority of the remaining “disinterested directors” (as defined in Section 144 of the DGCL) of the Company.

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the next page is the signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

THE BALDWIN INSURANCE GROUP, INC.

By:	/s/ Trevor Baldwin
Name:	Trevor Baldwin
Title:	Chief Executive Officer

THE BALDWIN INSURANCE GROUP HOLDINGS, LLC

By:	/s/ Trevor Baldwin
Name:	Trevor Baldwin
Title:	Chief Executive Officer

SQUARE ACQUISITION PARENT, INC.

By:	/s/ Michael J. Lee
Name:	Michael J. Lee
Title:	Chief Executive Officer and President

SQUARE ACQUISITION MERGER SUB I, INC.

By:	/s/ Michael J. Lee
Name:	Michael J. Lee
Title:	Chief Executive Officer and President

SQUARE ACQUISITION MERGER SUB II, LLC

By:	/s/ Michael J. Lee
Name:	Michael J. Lee
Title:	Chief Executive Officer and President